Exhibit 10.11.1

EXECUTION COPY

NOTE PURCHASE AGREEMENT

among

NEWSTAR STRUCTURED FINANCE OPPORTUNITIES, LLC

NEWSTAR FINANCIAL, INC.,

as Limited Recourse Provider

THE INVESTORS PARTY HERETO

MMP-5 FUNDING, LLC

as Swingline Investor

U.S. BANK NATIONAL ASSOCIATION

as Trustee

and

IXIS FINANCIAL PRODUCTS INC.

as Investor Agent

Dated as of March 21, 2006

$200,000,000

iii

iv

SCHEDULES AND EXHIBITS

Schedule A	-	Moody’s Asset Sectors
Schedule B	-	Commitments
Schedule C	-	Moody’s Loss Scenario Matrix
Schedule D	-	Table of Moody’s Asset Classes
Schedule E	-	Additional Terms
Schedule F	-	Formula for the Calculation of Diversity Score
Schedule G	-	Advance Rate Table
Schedule H	-	Initial Exempt Portfolio

Exhibit A	-	Form of Note
Exhibit B	-	Form of Monthly Collateral Report

v

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT dated as of March 21, 2006 is entered into among NewStar Structured Finance Opportunities, LLC, a limited liability company existing under the laws of the State of Delaware (the “Issuer”), NewStar Financial, Inc. (“NewStar”), as limited recourse provider (the “Limited Recourse Provider”), MMP-5 Funding, LLC, as Swingline Investor (the “Swingline Investor”), the Investors party hereto, IXIS Financial Products Inc. (“IXIS FP”), as agent for the Investors hereunder (in such capacity, together with its successors in such capacity, the “Investor Agent”) and U.S. Bank National Association, as trustee (in such capacity, together with its successors and assigns, the “Trustee”);

WHEREAS, pursuant to an engagement letter dated October 13, 2005 (the “Engagement Letter”) by and between NewStar and IXIS Capital Markets North America Inc. (“IXIS CM”), IXIS CM was engaged to act as sole and exclusive structuring advisor and lead placement agent with respect to, among other things, the structuring, marketing and placement of notes and other securities (the “Offered Securities”) to be issued by the Issuer and secured or backed by the Collateral Debt Securities and other Collateral (each as herein defined);

WHEREAS, in order to facilitate the Issuer’s acquisition of certain Collateral Debt Securities prior to any issuance of the Offered Securities, the Issuer has requested that the Investors make advances, and that the Swingline Investor make swingline advances, to the Issuer from time to time as herein provided for the purpose of purchasing Collateral Debt Securities; and

WHEREAS, the Investors have agreed to make advances to the Issuer, and the Swingline Investor has agreed to make swingline advances to the Issuer, in each case for such purposes upon the terms and conditions set forth in this Agreement.

Accordingly, in consideration of the covenants contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Account Control Agreement” means the Account Control Agreement dated as of March 21, 2006 among the Issuer, the Trustee and the Custodian.

“Adjusted London Interbank Offered Rate” means, with respect to any Interest Period, a rate per annum (expressed as a percentage) equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/16th of 1%) by dividing (a) the applicable London Interbank Offered Rate by (b) 1.00 minus the Euro-Dollar Reserve Percentage.

“Advance Credit Balance” means a running balance (which balance may never be less than zero) that may be increased or decreased, as applicable, by the following procedures:

i.

On any date a Collateral Debt Security (or multiple Collateral Debt Securities) is purchased by the Issuer and the portion of the Purchase Price funded by an Advance is less than the marginal increase of the Maximum Advance before and after giving effect to such purchase, then the excess of the marginal increase over the Advance used for such purchase will be added to the Advance Credit Balance.

ii.	On any date that a Moody’s Rating is assigned to a Collateral Debt Security by the receipt of a rating by Moody’s pursuant to clause (g) of the definition of Moody’s Rating and the Moody’s Rating actually assigned is different than the Interim Rating deemed pursuant to such clause (g), an amount designated by NewStar will be added to the Advance Credit Balance not to exceed (x) the Maximum Advance plus Cash on deposit in the Collateral Account minus (y) outstanding Advances, after giving effect to such assigned Moody’s Rating. For the avoidance of doubt, if (x) minus (y) results in a negative number, the Advance Credit Balance will be reduced by such absolute amount thereof.

iii.	On any date that the Issuer (or the Collateral Manager on behalf of the Issuer) requests an Advance and designates the Advance (or a portion of such Advance) as an Advance Credit Balance withdrawal (an “Advance Credit Balance Withdrawal”), the proceeds thereof will be transferred to NewStar (or, in the circumstances contemplated by Section 6.4, deposited into the Collateral Account) and the Advance Credit Balance will be reduced accordingly by the amount of each such withdrawal; provided, any Advance will be permitted to be made in accordance with this clause only if, after giving effect to such withdrawal, the Advance Credit Balance is greater than or equal to zero; provided further, that no Limited Recourse Event has occurred.

“Advances” means the advances made by the Investors to the Issuer pursuant to Section 2.1.

“Advance Rate” means, as of any date, the rate determined according to the calculation of the Average Ratings Distribution as of such date and the Diversity Score as of such date, as found on the table set forth on Schedule G; provided, that if the Diversity Score is not a whole number, the Advance Rate will be linearly interpolated between the whole number Advance Rates above and below the Diversity Score based upon the decimal.

“Affiliate” or “Affiliated” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person and (b) any director, officer or employee of such specified Person, of any subsidiary or parent company of such specified Person or of any Person referred to in the foregoing clause (a); provided that for purposes of the definition of Collateral Debt Security, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments including investments independent from the Collateral Debt Securities. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Note Purchase Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Applicable Margin” means 0.75%.

“Applicable Office” means, for each Investor and the Swingline Investor, the office or offices designated as the “Applicable Office” of such Investor or the Swingline Investor (as the case may be) opposite its name in the signature pages hereto or such other office of such Investor or the Swingline Investor as such Investor or the Swingline Investor (as the case may be) may from time to time specify in writing to the Issuer and the Investor Agent.

“Applicable Rate” means, with respect to each Advance (a) so long as MMP-5 or any other CP Conduit is the Investor with respect to such Advance, the Cost of Funds Rate for such Advance, and (b) so long as any other Person is the Investor with respect to such Advance, the sum of the Adjusted London Interbank Offered Rate applicable to such Interest Period plus the Applicable Margin; provided that, if on or prior to the first day of any Interest Period (x) the Investor Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by the definition thereof or (y) the Required Investors shall have notified the Investor Agent pursuant to Section 8.1(b) that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to such Investors of funding the Advances for such Interest Period (and such Required Investors shall not have subsequently notified the Investor Agent that the circumstances giving rise to such situation no longer exist), the Applicable Rate (other than with respect to Advances made by CP Conduits) shall be a rate per annum equal to the Alternate Base Rate in effect on each day of such Interest Period.

“Assigned Recovery Value” means, with respect to any Collateral Debt Security, on any Measurement Date, (a) the Principal Balance of such Collateral Debt Security multiplied by (b) the Moody’s Recovery Rate (as set forth in Schedule C hereto).

“Authorized Officer” means, with respect to any Person, those of its officers and agents whose signatures and incumbency shall have been certified to the Investor Agent on the Closing Date pursuant to the second sentence of Section 3.1(f) or thereafter from time to time in substantially similar form. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such party of written notice to the contrary.

“Average Ratings Distribution” is the number determined on any Measurement Date by dividing: (i) the summation of the series of products obtained for each Performing Collateral Debt Security, by multiplying (1) the Principal Balance on such Measurement Date of such Performing Collateral Debt Security by (2) its Moody’s Rating Factor on such Measurement Date by (ii) the aggregate Principal Balance on such Measurement Date of all Performing Collateral Debt Securities and rounding the result to the nearest hundredth.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and in any city where the Corporate Trust Office of the Trustee is located.

“Calculation Agent” means NewStar.

“Cash” means such coin or currency of the United States as at the time shall be legal tender for payment of all public and private debts.

“CDO Closing Date” means the date of issuance of the Offered Securities.

“Change in Law” has the meaning set forth in Section 8.2(a).

“Closing Date” means the date on which each of the conditions set forth in Section 3.1 is satisfied or waived by the Investor Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and the United States Department of the Treasury regulations promulgated thereunder.

“Collateral” means “Collateral” as defined in the Security Agreement.

“Collateral Account” has the meaning set forth in the Security Agreement.

“Collateral Debt Security” means (i) any Dollar-denominated security or loan that entitles the holder thereof to receive payments that depend primarily on the cash flow from a specified pool of financial assets, either fixed or revolving, that by its terms converts into cash within a finite time period, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such security or loan, including any obligation or security issued by an Eligible Collateralized Debt Obligation Fund, (ii) any general corporate loan or bond (whether secured or unsecured) or participation interest in a general corporate loan and (iii) any Synthetic Security;

provided that in no event will a Collateral Debt Security include:

(i) any obligation or security that does not provide for a fixed amount of principal payable in cash no later than its stated maturity;

(ii) any obligation or security that is not eligible under the instrument or agreement pursuant to which it was issued or created to be purchased by the Issuer and pledged to the Investor Agent;

(iii) any obligation or security issued by a collateralized bond obligation fund or collateralized loan obligation fund managed by the Collateral Manager or any of its Affiliates;

(iv) any obligation or security unless it is Registered;

(v) any obligation or security unless, as of its acquisition date, the Issuer will receive payments due under the terms of such obligation or security and proceeds from disposing of such obligation or security free and clear of withholding tax, other than withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any such withholding tax;

(vi) any Revolving Security or Delayed Funding Security except to the extent advances or borrowings have been funded and remain outstanding at the time of its acquisition by the Issuer and the repayment or prepayment of which cannot permit the reborrowing from the Issuer of such repaid or prepaid amount (the unfunded portion of any such Revolving Security or Delayed Funding Security (and any future funding obligation thereof) being herein referred to as a “Retained Security” and the funded portion being a “Funded Security”);

(vii) any obligation or security whose timely payment of principal and interest is subject to substantial non-credit related risk, as determined by the Collateral Manager at the time of purchase by the Issuer;

(viii) any obligation or security that at the time of purchase by the Issuer provides for conversion into or exchange for equity securities or includes any equity securities attached thereto or acquired as a “unit”;

(ix) any obligation or security that pays interest less frequently than semi-annually with the exception of a Deferrable Security;

(x) a Defaulted Security or a Credit Risk Security or a PIK Security that has deferred or capitalized interest that remains unpaid at the time acquired by the Issuer with the exception of a Deferrable Security;

(xi) any obligation that at the time of purchase by the Issuer, is the subject of an Offer or has been called for redemption (except for any repayment under a Revolving Security of amounts that may be reborrowed thereunder pursuant to the applicable Underlying Instruments);

(xii) any obligation that matures after January 2041;

(xiii) any obligation or security unless it is, after the acquisition by the Issuer thereof, owned by the Issuer free and clear of adverse claims (within the meaning given to such term in Article 8 of the Uniform Commercial Code); with respect to which all steps required by Section 6.5 of the Security Agreement have been taken; and in which the Investor Agent, after giving effect to the acquisition thereof by the Issuer, holds a first priority perfected security interest, subject to liens expressly permitted under the Security Agreement;

(xiv) Margin Stock; and

(xv) any obligation or security that does not have a Moody’s Rating.

“Collateral Management Agreement” means the Collateral Management Agreement dated as of March 21, 2006 between the Issuer and the Collateral Manager.

“Collateral Management Fee” means the fee payable to the Collateral Manager on each Payment Date pursuant to Section 2.8(f), in an amount equal to 0.25% per annum of the daily average of the aggregate Principal Balances of all Collateral Debt Securities and Eligible Investments (without regard to whether such Collateral Debt Securities are Defaulted Securities) for the Due Period relating to such Payment Date (as certified by the Collateral Manager to the Investor Agent).

“Collateral Manager” means NewStar Financial, Inc., in its capacity as Collateral Manager under the Collateral Management Agreement.

“Collateral Quality Tests” means the Weighted Average Recovery Rate Test, the Weighted Average Spread Test, the Weighted Average Fixed Rate Coupon Test and the Weighted Average Life Test.

“Commercial Paper Funding” means, with respect to any Advance or Swingline Advance, at any time, the funding by MMP-5 or another CP Conduit of all or a portion of the outstanding principal amount of such Advance or Swingline Advance (as the case may be) with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Advance or Swingline Advance, a period of time during which all or a portion of the outstanding principal amount of such Advance or Swingline Advance (as the case may be) is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a conduit providing funding to MMP-5 or by another CP Conduit from time to time.

“Commercial Paper Rate” means with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of a commercial paper conduit providing funding to MMP-5 or of another CP Conduit, as the case may be, plus (ii) if not included in the calculations in clause (i), the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed), plus (iii) the Applicable Margin.

“Commitment” means, as to each Investor, the commitment of such Investor to make Advances to the Issuer pursuant to Section 2.1 and, as to the Swingline Investor, the commitment of the Swingline Investor to make Swingline Advances to the Issuer pursuant to Section 2.4, as such amounts may be reduced from time to time pursuant to Section 2.8(b), terminated pursuant to Section 2.8(a), 2.8(c) or 6.2 or increased or reduced pursuant to Section 10.6. Initially, the aggregate amount of the Commitments is $200,000,000, the amount of the initial Swingline Investor’s Commitment and the amount of the Initial Investor’s Commitment are each as set forth on Schedule B.

“Commitment Percentage” means, as to each Investor, a percentage equal to (a) such Investor’s Commitment divided by (b) the aggregate amount of the Commitments of all Investors.

“Concentration Account” has the meaning set forth in the Intercreditor Agreement.

“Concentration Limitations” means, with respect to any Collateral Debt Security to be acquired by the Issuer, the condition that the following limitations will not be violated after giving effect to the acquisition of such Collateral Debt Security (assuming the numerator used to determine compliance with such limitations equals the aggregate Principal Balances of all Collateral Debt Securities (excluding Defaulted Securities) comprising the relevant category of Collateral Debt Securities) as of the date on which the Issuer commits to acquire such Collateral Debt Security:

(a) not more than 10% of the Maximum Investment Amount may consist of PO Securities;

(b) not more than 10% of the Maximum Investment Amount may consist of Deferrable Securities;

(c) not more than 20% of the Maximum Investment Amount may consist of Collateral Debt Securities that are fixed rate obligations other than fixed rate obligations that, as a result of a Hedge Agreement, are swapped to floating rate obligations;

(d) not more than 3.0% of the Maximum Investment Amount may consist of Collateral Debt Securities made to a single Obligor and any Affiliate thereof; provided that the Maximum Investment Amount may include Collateral Debt Securities made to not more than three Obligors and their respective Affiliates in an amount of up to 5% of the Maximum Investment Amount for each such Obligor and its Affiliates; provided, further, that the Maximum Investment Amount may include Collateral Debt Securities made to not more than three Obligors and their respective Affiliates in an amount of up to 6.13% of the Maximum Investment Amount for each such Obligor and its Affiliates so long as such Collateral Debt Security of such Obligor and its Affiliates is assigned a public or private rating by Moody’s of at least B2 or rating estimate provided by NewStar (as contemplated by the definition of “Interim Rating”) of at least Ba3;

(e) not more than 20% of the Maximum Investment Amount may consist of Collateral Debt Securities of Obligors that fall within the same Moody’s Asset Sector; provided that up to 25% (or, if the relevant Moody’s Asset Sector is Moody’s Asset Sector 39, 40 or 41, as found on Schedule A, 30%) of the Maximum Investment Amount may consist of Collateral Debt Securities of Obligors that fall within no more than one Moody’s Asset Sector; provided further, that not more than 50% of the Maximum Investment Amount may consist of Collateral Debt Securities of Obligors that fall within Moody’s Asset Sectors 39, 40, 41 and 42;

(f) not more than 30% of the Maximum Investment Amount may consist of Collateral Debt Securities that pay interest in Cash less frequently than quarterly;

(g) not more than 5% of the Maximum Investment Amount may consist of NIM Securities and IO Securities;

(h) not more than 10% of the Maximum Investment Amount may consist of Collateral Debt Securities that have the same airline leasing or owning all of the aircraft that comprise the security granted in respect of such Collateral Debt Securities;

(i) not more than 10% of the Maximum Investment Amount may consist of Collateral Debt Securities which are general corporate loans or participation interests in general corporate loans;

(j) not more than 20% of the Maximum Investment Amount may consist of Collateral Debt Securities serviced by any one Person or its Affiliates; provided that one Person or its Affiliates may service Collateral Debt Securities consisting of up to 25% of the Maximum Investment Amount;

(k) not more than 20% of the Maximum Investment Amount may consist of Collateral Debt Securities which are Revolving Securities and Delayed Funding Securities; and

(l) not more than 15% of the Maximum Investment Amount may consist of Synthetic Securities.

“Conduit Rating Agencies” means each Rating Agency that is then rating the Commercial Paper Notes related to MMP-5’s funding hereunder or any other CP Conduit’s Commercial Paper Notes at its request.

“Conduit Support Facility” means any Liquidity Facility provided to or for the benefit of MMP-5 or any other CP Conduit by a Conduit Support Provider.

“Conduit Support Provider” means, without duplication, (i) a provider of a Liquidity Facility to or for the benefit of MMP-5 or any other CP Conduit and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any Investor or the Swingline Investor.

“Consent Security” means any Collateral Debt Security secured by life insurance policies.

“Corporate Trust Office” means the corporate trust office of the Trustee, located at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, or such other address as the Trustee may designate from time to time by notice to the other parties hereto, or the principal corporate trust office of any successor Trustee.

“Cost of Funds Rate” means, with respect to any Advance or Swingline Advance, the weighted average of the Commercial Paper Rate and the Liquidity Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Advance or Swingline Advance, as the case may be, that is funded by Commercial Paper Funding or Liquidity Funding, as the case may be, for one or more Commercial Paper Funding Periods or Liquidity Funding Periods, respectively. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by MMP-5 or another CP Conduit shall be associated with the Commercial Paper Funding undertaken by MMP-5 or such other CP Conduit, as the case may be.

“Coverage Tests” means the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

“CP Conduit” means MMP-5 or any other limited-purpose entity established to use the proceeds of the issuance of Commercial Paper Notes to finance financial assets and that is an Investor. For all purposes hereof, including Article XI, the term “CP Conduit”, with respect to MMP-5 only, includes Fenway Capital, LLC and Fenway Funding, LLC.

“Credit Improved Security” means a Collateral Debt Security that has, in the Collateral Manager’s reasonable judgment applying the Servicing Standard, improved in credit quality.

“Credit Risk Security” means a Collateral Debt Security that is not a Defaulted Security but which has, in the reasonable judgment of the Collateral Manager applying the Servicing Standard, a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Security.

“Credit Utilization Amount” means, on any date with respect to any Advance to be made hereunder, the sum of the aggregate principal amount of all Advances (including, for purposes of this definition, all Advances to be made on such date) outstanding on such date.

“Custodian” means U.S. Bank National Association in its capacity as Custodian under the Account Control Agreement.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Security” means any Collateral Debt Security:

(a) as to which the issuer thereof has defaulted in the payment of principal or interest on the date such payment is due thereon on the Principal Balance thereof, in either case, without regard to any applicable grace period or waiver (except in the case of general corporate loans and Real Estate Loans which shall have a 60 day grace or cure period); provided that a Collateral Debt Security shall not be classified as a “Defaulted Security” under this paragraph (a) if (x) in the case of a failure of the obligor on such security to make interest payments, such security has resumed current payments of interest (including all accrued interest) in cash (provided that no restructuring has been effected), (y) in the case of any default or event of default (other than a default or event of default relating to the failure to pay interest), such default or event of default is no longer continuing or (z) the Collateral Manager certifies to the Investor Agent that, in its judgment (exercised in accordance with the Servicing Standard), such payment default (or failure to pay) is not due to credit-related or fraud-related causes and such default (or failure to pay) does not continue for more than five Business Days (or, if earlier, until the next succeeding Determination Date);

(b) that ranks pari passu with or subordinate to any other material indebtedness for borrowed money owing by the issuer of such security if such security is a corporate obligation (for purposes hereof, “Other Indebtedness”) if such issuer had defaulted (and the Collateral Manager, based upon due inquiry in accordance with the practices and procedures followed by investment managers of recognized standing, has obtained knowledge of such default) in the payment of principal or interest without regard to any applicable grace period or waiver with respect to such Other Indebtedness, unless, in the case of a default or event of default consisting of a failure of the obligor on such security to make required interest payments, such Other Indebtedness has resumed current payments of interest (including all accrued interest) in cash; provided that a Collateral Debt Security shall not be classified as a Defaulted Security under this paragraph (b) if the Collateral Manager, in its judgment, determines that such Collateral Debt Security should not be so classified and gives notice of such determination to the Investor Agent;

(c) as to which any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the issuer thereof, or there has been proposed or effected any distressed exchange or other debt restructuring pursuant to which the issuer thereof has offered the holders thereof a new security or package of securities that the Collateral Manager determines either (i) amounts to a diminished financial obligation of the relevant obligor or (ii) is intended solely to enable the relevant obligor to avoid defaulting in the performance of its obligations under such Collateral Debt Security;

(d) the Moody’s Rating of which is “Ca” or “C” or with respect to which the Moody’s Rating has been withdrawn;

(e) the Standard & Poor’s Rating of which is “CC”, “D” or “SD” or with respect to which the Standard & Poor’s Rating has been withdrawn;

(f) that is a Non-Performing NIM Security or a Non-Performing IO Security;

(g) that is a Synthetic Security referencing a Reference Obligation with respect to which an event or circumstance specified with respect to such Synthetic Security, and that is, or with the passage or lapse of time or both will be, the basis for a reduction in the principal amount payable to the Issuer under such Synthetic Security, has occurred and is continuing (a “Defaulted Synthetic Security”); or

(h) that is a Synthetic Security (other than a Defaulted Synthetic Security) with respect to which (a) the long-term debt or deposit obligations of the Synthetic Security Counterparty are rated less than “A2” by Moody’s or the short-term debt or deposit obligations of the Synthetic Security Counterparty are rated “D” or “SD” by Standard & Poor’s or any such debt or deposit obligations shall cease to be rated; or (b) the Synthetic Security Counterparty has defaulted in the performance of any of its payment obligations under the Synthetic Security.

“Defaulting Party” has the meaning assigned to such term in the TRS.

“Deferrable Security” means any Collateral Debt Security that is contractually permitted to defer interest payments for a period of time that is less than one year; provided that such deferral period occurs continuously and no more than once.

“Delayed Funding Security” means a Collateral Debt Security that is a loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which, once all such advances have been made, such advances may not be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Security for so long as any future funding obligations remain in effect.

“Determination Date” means the last day of any Due Period.

“Diversity Score” is a single number calculated for each Measurement Date with respect to the Performing Collateral Debt Securities that indicates, as of such Measurement Date, collateral concentration in terms of both issuer and industry concentration. The Diversity Score is calculated pursuant to the formula set out in Schedule F attached hereto (as modified and supplemented from time to time) rounded to the nearest decimal.

“Downgraded Security” means a Collateral Debt Security for which the Moody’s Rating has been downgraded since the time of purchase by the Issuer but only for so long as such Collateral Debt Security is downgraded.

“Due Period” means, with respect to any Payment Date, the period commencing on the date immediately following the tenth Business Day prior to the preceding Payment Date (without giving effect to any Business Day adjustment thereto) (or on the Closing Date, in the case of the Due Period relating to the first Payment Date) and ending on the tenth Business Day prior to such Payment Date (without giving effect to any Business Day adjustment thereto) or, in the case of the Due Period that is applicable to the Payment Date relating to the Maturity Date, such Due Period shall end on the day preceding the Maturity Date.

“Eligible Collateralized Debt Obligation Fund” means any ABS CBO Security, High-Diversity CBO Security, High Yield CBO Security, High Yield CLO Security, Low-Diversity CBO Security, Real Estate CBO Security or Synthetic CBO Security, each as defined in Schedule E.

“Eligibility Criteria” has the meaning set forth in Section 7.2.

“Eligible Institution” means IXIS FP, any affiliate of IXIS FP, MMP-5, any Conduit Support Provider or any other institution that, in each case, is both (a) a commercial bank or an institution that is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or a qualified institutional buyer as defined in Rule 144A under the Securities Act and (b) a Qualified Purchaser.

“Eligible Investments” means any United States dollar denominated investment that, at the time it is delivered to the Investor Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities (which may include Eligible Investments issued by the Trustee):

(a) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States or any State thereof and subject to supervision and examination by federal and/or State banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s, in the case of long-term debt obligations, or “P-1” by Moody’s and “A-1+” by Standard & Poor’s, in the case of commercial paper and short-term debt obligations; provided that in the case of commercial paper and short-term debt obligations with a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s;

(c) unleveraged repurchase obligations with respect to (i) any security described in clause (a) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depositary institution or trust company (acting as principal) described in clause (b) above or entered into with a corporation (acting as principal) whose long-term rating is not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s or whose short-term credit rating is “P-1” by Moody’s and “A-1+” by Standard & Poor’s at the time of such investment or contractual commitment providing for such investment; provided that if such repurchase obligation has a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment or contractual commitment providing for such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s;

(d) Registered securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State thereof that has a credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s at the time of such investment or contractual commitment providing for such investment;

(e) commercial paper or other short-term obligations having at the time of such investment or contractual commitment providing for such investment a credit rating of “P-1” by Moody’s and “A-1+” by Standard & Poor’s and that are Registered and either are interest bearing or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that if such security has a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment or contractual commitment providing for such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s;

(f) a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Registered Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case that has a credit rating at the time of investment or contractual commitment providing for such investment of “P-1” by Moody’s and “A-1+” by Standard & Poor’s; provided that if such security has a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment or contractual commitment providing for such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s;

(g) offshore money market funds with a credit rating at the time of investment or contractual commitment providing for such investment of not less than “Aaa” by Moody’s and “AAAm” or “AAAm-G” by Standard & Poor’s;

(h) investments in taxable money market funds or other regulated investment companies with a credit rating at the time of investment or contractual commitment providing for such investment of not less than “Aaa” or “P-1” by Moody’s and “AAAm” or “AAAm-G” by Standard and Poor’s; and

(i) any other investment similar to those described in clauses (a) through (g) above which (i) has, in the case of an investment with a maturity of longer than 91 days, a long-term credit rating at the time of investment or contractual commitment providing for such investment of not less than “Aa2” by Moody’s and “AA” by Standard & Poor’s or, in the case an investment with a maturity of 91 days or less, a credit rating at the time of investment or contractual commitment providing for such investment of “P-1” by Moody’s and “A-1+” by Standard & Poor’s and (ii) has been approved by each Investor;

and, in the case of clauses (a) through (f) and (i) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Payment Date next following the Due Period in which the date of investment occurs;

provided that Eligible Investments shall not include (1) any interest-only security, (2) any security purchased at a price in excess of 100% of par, (3) any security whose repayment is subject to substantial non-credit related risk, such as the occurrence of a catastrophe, as determined in the judgment of the Collateral Manager exercised in accordance with the Servicing Standard or (4) any obligation or security that has a rating by Standard & Poor’s that includes the symbol “r” or “t”.

“Engagement Letter” has the meaning set forth in the first Whereas Clause in this Agreement.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Commitment” means the commitment of NewStar to provide a total of at least $45,000,000 in Issuer’s Equity (excluding, for the avoidance of doubt, amounts that may be contributed pursuant to Section 6.4).

“Euro-Dollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Advances or Swingline Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any United States commercial bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day of such transactions received by the Investor Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Financing Documents” means this Agreement, the Notes, the Security Agreement, the Account Control Agreement and the Collateral Management Agreement.

“FRBNY” means the Federal Reserve Bank of New York.

“Funded Security” has the meaning set forth in the definition of Collateral Debt Security.

“Funding” means a funding hereunder consisting of Advances made to the Issuer at the same time by the Investors or consisting of Swingline Advances made to the Issuer at the same time by the Swingline Investor, in each case pursuant to Article II.

“Funding Agent” means, with respect to each CP Conduit, the CP Conduit’s Program Manager or the bank or other financial institution acting as the agent of such CP Conduit under this Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law.

“Hedge Agreement” means an ISDA Master Agreement (consisting only of interest rate swaps), dated as of the Closing Date, between the Issuer and the relevant Hedge Counterparty, at the direction of the Collateral Manager and, from and after the end of the Reinvestment Period, at the direction of the Investor Agent or the Collateral Manager, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Debt Securities and the Advances, as amended from time to time, and any additional or replacement hedge agreement(s) entered into and ratifying the foregoing (provided that such agreement does not require the Issuer to make any scheduled payment thereunder after the date such agreement was entered into).

“Hedge Counterparty” means a counterparty having, on the date on which it enters into a Hedge Agreement, a (a) long-term senior unsecured debt rating or credit rating of at least “A1” by Moody’s and a short-term credit rating of “P-1” by Moody’s and (b) short-term senior unsecured debt rating or issuer rating of at least “A-1” by Standard & Poor’s or, if such Hedge Counterparty does not have a short-term unsecured debt rating by Standard & Poor’s, a long-term senior secured debt rating or credit rating of at least “A+” by Standard & Poor’s.

“Increased Costs” means any amounts due pursuant to Section 2.12 or Article VIII.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a) through (i) hereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Initial Investor” means MMP-5.

“Initial Exempt Portfolio” means the Collateral Debt Securities listed on Schedule H hereto.

“Insolvency Proceeding” means, with respect to any Person, such Person (a) shall institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) if not initiated by such Person, is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; or (b) shall seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its property.

“Intercreditor Agreement” means the Amended and Restated Intercreditor and Concentration Account Administration Agreement dated as of November 30, 2005, among U.S. Bank National Association, as the concentration account bank and as the account custodian, Wachovia Capital Markets, LLC, as the administrative agent under the conduit documents, NewStar as the originator, as the original servicer, as the collateral manager and as the concentration account servicer, and the other parties thereto including each of the parties that from time to time executes a joinder thereto including the Joinder in Amended and Restated Intercreditor and Concentration Account Administration Agreement executed by the Issuer and the Trustee.

“Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing: (a) (i) the sum, without duplication, of (A) the scheduled interest payments and commitment, facility and other similar fees due in the Due Period in which such Measurement Date occurs (in each case, regardless of whether the applicable payment date has yet occurred) (excluding the amount of interest and commitment, facility and other similar fees accrued on Collateral Debt Securities to the date of purchase thereof by the Issuer (except to the extent such accrued interest and commitment, facility and other similar fees were purchased by the Issuer with Interest Proceeds)) on the Collateral Debt Securities including Collateral Debt Securities to be purchased on such Measurement Date (other than, in each case, NIM Securities (except to the extent such payments and fees on such NIM Securities qualify as interest pursuant to the definition of Principal Proceeds), IO Securities (except to the extent such payments and fees on such IO Securities qualify as interest pursuant to the definition of Principal Proceeds) and Defaulted Securities (except to the extent such payments and fees on such Defaulted Securities qualify as interest pursuant to the definition of Principal Proceeds); (B) amounts on deposit in the Collateral Account, including Eligible Investments, representing Interest Proceeds; (C) scheduled interest payments due in the Due Period in which such Measurement Date occurs on Eligible Investments held in the Collateral Account; (D) any periodic amounts received by the Issuer pursuant to Synthetic Securities in the Due Period in which such Measurement Date occurs and (E) any amounts received by the Issuer pursuant to Hedge Agreements in the Due Period in which such

Measurement Date occurs minus (ii) the sum, without duplication, of (A) any payments due by the Issuer pursuant to Synthetic Securities in the Due Period in which such Measurement Date occurs and (B) any payments due by the Issuer pursuant to Hedge Agreements in the Due Period in which such Measurement Date occurs; by (b) the sum for such Interest Period of all Interest Expense payable on the related Payment Date.

“Interest Coverage Ratio Test” means a test satisfied on any Measurement Date if the Interest Coverage Ratio is greater than or equal to 120%.

“Interest Expense” means, for any Payment Date, collectively, the sum of (a) all interest due on the Notes, (b) all commitment fees payable by the Issuer on such Payment Date, (c) all other amounts payable by the Issuer on such Payment Date that, in accordance with the provisions of this Agreement and the other Financing Documents, are to be paid prior to, or on a pari passu basis with, interest payments due on the Notes, and (d) Increased Costs payable by the Issuer on such Payment Date.

“Interest Period” means, with respect to each Funding, the period from (and including) the date of such Funding to but excluding the Payment Date following the end of the Due Period in which such Funding is made, and each successive period from and including each Payment Date to but excluding the following Payment Date until the principal of such Funding is repaid.

“Interest Proceeds” means, with respect to any Due Period, the sum (without duplication) of:

(1) all payments of interest on each Collateral Debt Security during such Due Period (excluding (a) interest accrued prior to the date of purchase of such Collateral Debt Security and (b) interest in respect of Defaulted Securities included in Principal Proceeds pursuant to clause (7) of the definition thereof);

(2) all accrued interest received in Cash by the Issuer during such Due Period with respect to each Collateral Debt Security sold by the Issuer (excluding proceeds from the sale of Collateral Debt Securities representing interest received in respect of a Defaulted Security, which, when combined with proceeds representing principal received in respect of such Defaulted Security, equals the outstanding principal amount thereof);

(3) all payments of interest (including any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) on Eligible Investments in the Collateral Account received in Cash by the Issuer during such Due Period and all payments of principal, including repayments, on Eligible Investments purchased with Interest Proceeds received by the Issuer during such Due Period;

(4) all amendment and waiver fees, all late payment fees, all commitment fees and all other fees and commissions received in Cash by the Issuer during such Due Period in connection with such Collateral Debt Securities and Eligible Investments (other than such fees and commissions received in respect of Defaulted Securities and yield maintenance payments included in Principal Proceeds pursuant to clause (8) of the definition thereof);

(5) all payments received pursuant to the Hedge Agreement (excluding any payment that becomes payable under the Hedge Agreement by the Hedge Counterparty upon a default under, or other early termination of, the Hedge Agreement (or the reduction in the notional amount thereof));

(6) all periodic payments received by the Issuer pursuant to Synthetic Securities (excluding any payment that becomes payable under any Synthetic Security upon a default under, or other early termination of, the Synthetic Security (or the reduction in the notional amount thereof)); and

(7) all payments made in respect of any NIM Security or IO Security which are considered interest according to the proviso in clause (11) of the definition of Principal Proceeds;

provided that Interest Proceeds shall in no event include any payment or proceeds specifically defined as “Principal Proceeds” in the definition thereof or any payment of proceeds of any Retained Security.

“Interim Rating” means the temporary Moody’s rating assigned to each Collateral Debt Security where a private letter rating has been requested pursuant to clause (II)(g) of the definition of Moody’s Rating. The Interim Rating for a single Collateral Debt Security will be determined by the following procedures:

(a) If the rating estimate determined by NewStar is in the “Baa” category, then the Interim Rating will equal the rating estimate determined by NewStar reduced by three rating subcategories.

(b) If the rating estimate determined by NewStar is in the “Ba” category, then the Interim Rating will equal the rating estimate determined by NewStar reduced by two rating subcategories.

(c) If the rating estimate determined by NewStar is in the “B” category, then the Interim Rating will equal the rating estimate determined by NewStar reduced by one rating subcategory.

(d) If at any point in time there are multiple Collateral Debt Securities subject to clause (II)(g) of the definition of Moody’s Rating, in ascending order of such Collateral Debt Securities’ Principal Balances, the first Collateral Debt Security will be assigned a rating according to the procedure set forth in clauses (a) – (c) above. The next Collateral Debt Security will be assigned a rating according to the procedure set forth in clauses (a) – (c) above, plus one rating subcategory. The third Collateral Debt Security will be assigned a rating according to the procedure set forth in clauses (a) – (c) above, plus two rating subcategories, and so on for all Collateral Debt Securities subject to clause (II)(g) of the definition of Moody’s Rating; provided the aggregate Principal Balance of Collateral Debt Securities subject to the foregoing procedures may not exceed 10% of the Maximum Investment Amount and any Principal Balance of Collateral Debt Securities otherwise subject to clause (II)(g) of the definition of Moody’s Rating in excess thereof shall have an Interim Rating of Caa3; provided further the Interim Rating for any Performing Collateral Debt Security may not be below “Caa3”.

Notwithstanding the foregoing, the Interim Rating for each item of the Initial Exempt Portfolio shall be as set forth in Schedule H unless and until the Issuer shall have advised the Investor Agent that the Interim Rating for such item shall be determined as otherwise provided in this definition.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” means the Initial Investor and each assignee which becomes an Investor pursuant to Section 10.6, and their respective successors. For purposes of Article VIII and Sections 10.3, 10.5 and 10.13, the term “Investor”, insofar as it includes the Initial Investor or any other CP Conduit, shall also include all Conduit Support Providers and, with respect to MMP-5 only, Fenway Capital, LLC and Fenway Funding, LLC.

“Investor Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“IO Security” means any Collateral Debt Security that depends upon an interest strip from an underlying structured finance investment for payment of its obligations.

“Issue” of Collateral Debt Securities means Collateral Debt Securities issued by the same issuer, having the same terms and conditions (as to, among other things, coupon, maturity, security and subordination) and otherwise being fungible with one another.

“Issuer” has the meaning set forth in the introductory paragraph to this Agreement.

“Issuer Parties” means, collectively, the Issuer and the Collateral Manager.

“Issuer’s Equity” means the aggregate equity in the Issuer certified (as to the Issuer’s Equity as of the Closing Date) to the Investor Agent pursuant to Section 3.1(k).

“IXIS CM” has the meaning set forth in the first Whereas Clause in this Agreement.

“IXIS FP” has the meaning set forth in the introductory paragraph to this Agreement.

“LIBO Rate” means, with respect to a floating rate Collateral Debt Security, the rate of interest applicable to such Collateral Debt Security determined on the basis of the rate at which deposits in dollars are offered to prime banks in the London interbank market.

“LIBOR Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

“LIBOR Determination Date” means, with respect to any Interest Period, the date two LIBOR Business Days before the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Recourse Event” has the meaning specified in Section 6.4.

“Limited Recourse Provider” has the meaning set forth in the introductory paragraph to this Agreement.

“Liquidity Facility” means, with respect to any Advance or Swingline Advance, a liquidity loan agreement or other facility that provides, among other things, liquidity and/or credit support for Commercial Paper Notes and any guaranty of any such agreement or facility (it being understood that the TRS shall constitute a Liquidity Facility and shall be the Liquidity Facility with respect to MMP-5).

“Liquidity Funding” means, with respect to any Advance or Swingline Advance, at any time, funding by an Investor or the Swingline Investor of all or a portion of the outstanding principal amount of such Advance or Swingline Advance, as the case may be, with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Advance or Swingline Advance, a period of time during which all or a portion of the outstanding principal amount of such Advance or Swingline Advance, as the case may be, is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility, a rate per annum equal to the sum of (a) the Adjusted London Interbank Offered Rate (calculated as if such Liquidity Funding were a Funding hereunder) and (b) the Applicable Margin.

“London Interbank Offered Rate” or “LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in U.S. dollars for a period comparable to such Interest Period that appears on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period. If such rate does not appear on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period, the London Interbank Offered Rate will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in U.S. dollars for a period comparable to such Interest Period that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on any such date, the Investor Agent will request the principal London office of any four major reference banks in the London interbank market selected by the Investor Agent to provide such bank’s offered quotation (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) to prime banks in the London interbank market for deposits in U.S. dollars for a period comparable to such Interest Period as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the applicable Advance (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Investor Agent will request any three major banks in New York City selected by the Investor Agent to provide such bank’s rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for loans in U.S. dollars to leading European banks for a period comparable to such Interest Period as of approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for such Interest Period for amounts comparable to the then outstanding principal amount of the applicable Advance (if available). If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates. If fewer than two rates are so provided, then the London Interbank Offered Rate will be the rate provided. If no such rate is provided, the London Interbank Offered Rate for such Interest Period will be the London Interbank Offered Rate in effect for the prior Interest Period. In respect of any Interest Period for which deposits of the comparable period do not appear on the relevant electronic screen display, LIBOR shall be determined through the use of a straight-line interpolation by reference to two rates calculated in accordance with the preceding sentences, one of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next longer than the Interest Period.

“Margin Stock” shall have the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, with respect to any Collateral Debt Security, (x) during the Reinvestment Period, the fair value estimate assigned to such Collateral Debt Security by the Calculation Agent and (y) from and after the Reinvestment Period, the fair value estimate assigned to such Collateral Debt Security by the Calculation Agent unless the Investor Agent determines a differing fair value estimate, in which case the fair value estimate determined by the Investor Agent will be applied.

“Material Adverse Effect” means any event or circumstance that has, or could reasonably be expected to have, a material adverse effect on (a) the ability of any Issuer Party to perform its obligations under any Financing Document to which it is a party or the rights, interests or remedies of the Investor Agent, the Swingline Investor or the Investors thereunder or (b) the business or financial condition or operations of the Issuer, each as determined in good faith and on a commercially reasonable basis by the Required Investors.

“Maturity Date” means the earlier to occur of (a) the CDO Closing Date and (b) the fifth anniversary of the Closing Date; subject to extension pursuant to Section 2.8(a).

“Maximum Advance” means, as of any date, the lower of (x) the aggregate Commitments as of such date and (y) the product of (i) the Principal Collateralization Amount as of such date and (ii) the Advance Rate as of such date.

“Maximum Investment Amount” means, at any time, $245,000,000.

“Measurement Date” means any Determination Date, any day Collateral Debt Securities are purchased or sold by the Issuer, the date of any Funding or, with at least five Business Days’ notice to the Collateral Manager, any day pursuant to the request of the Required Investors.

“MMP-5” means MMP-5 Funding, LLC, a Delaware limited liability company.

“Monthly Collateral Report” has the meaning set forth in Section 5.1(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Asset Sector” means any of the Moody’s asset sectors set forth in Schedule A hereto, and any such sector that may be subsequently established by Moody’s and provided by the Issuer to the Investors.

“Moody’s Rating” means a rating that will be determined as follows:

(I) with respect to any Collateral Debt Security, if such Collateral Debt Security is publicly rated by Moody’s, the Moody’s Rating shall be such rating;

(II) with respect to any Collateral Debt Security, if such Collateral Debt Security is not rated by Moody’s, then the Moody’s Rating of such Collateral Debt Security may be determined using any one of the methods below:

(a) with respect to any Collateral Debt Security not publicly rated by Moody’s listed under Class A-1 on the Table of Moody’s Asset Classes attached hereto as Schedule D, if such Collateral Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be:

(i) one subcategory below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “AAA” to “AA-”;

(ii) two rating subcategories below the Moody’s equivalent rating of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “A+” to “BBB-”;

(iii) three rating subcategories below the Moody’s equivalent rating of the Standard & Poor’s Rating if the Standard & Poor’s Rating is below “BBB-”;

(b) with respect to any Collateral Debt Security not publicly rated by Moody’s listed under Class A-2 on the Table of Moody’s Asset Classes attached hereto as Schedule D, if such Collateral Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be:

(i) one subcategory below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “AAA” to “AA-”;

(ii) two rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “A+” to “BBB-”;

(iii) four rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is below “BBB-”;

(c) with respect to any Collateral Debt Security not publicly rated by Moody’s listed under Class B on the Table of Moody’s Asset Classes attached hereto as Schedule D, if such Collateral Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be:

(i) two subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “AAA” to “AA-”;

(ii) three rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “A+” to “BBB-”;

(iii) four rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is below “BBB-”;

(d) with respect to any Collateral Debt Security not publicly rated by Moody’s listed under Class D on the Table of Moody’s Asset Classes attached hereto as Schedule D, if such Collateral Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be:

(i) one subcategory below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “BBB-” or greater;

(ii) two rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is below “BBB-”;

(e) with respect to any Collateral Debt Security not publicly rated by Moody’s listed under Class E on the Table of Moody’s Asset Classes attached hereto as Schedule D, if such Collateral Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be:

(i) two subcategory below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is “BBB-” or greater;

(ii) three rating subcategories below the Moody’s equivalent of the Standard & Poor’s Rating if the Standard & Poor’s Rating is below “BBB-”;

(f) with respect to any CMBS Conduit Security not publicly rated by Moody’s,

(i) if Moody’s has rated a tranche or class in the relevant Issue and Standard & Poor’s has rated the subject CMBS Conduit Security, then the Moody’s Rating thereof shall be one and one-half rating subcategories below the Moody’s Rating equivalent of the Standard & Poor’s Rating;

(ii) if Moody’s has not rated any such tranche or class and Standard & Poor’s has rated the subject CMBS Conduit Security, then the Moody’s Rating thereof will be two rating subcategories below the Moody’s Rating equivalent of the Standard & Poor’s Rating; and

(g) with respect to any other type of Collateral Debt Security not referred to in clauses (a) through (f) above or any item of the Initial Exempt Portfolio:

(i) the Issuer shall request that Moody’s assign a rating to such Collateral Debt Security and the Moody’s Rating shall be the rating so assigned by Moody’s;

(ii) pending such rating, the Moody’s Rating thereof shall be deemed to be the Interim Rating; and

(iii) notwithstanding the foregoing, no Collateral Debt Security, other than an item of the Initial Exempt Portfolio, may rely on an Interim Rating for this purpose for so long as any such item of the Initial Exempt Portfolio (other than the Subject Item) has an Interim Rating determined pursuant to Schedule H;

provided that the rating of any rating agency used to determine the Moody’s Rating pursuant to clause (II) above (other than pursuant to clause (II)(g)) shall be a public rating (and not an estimated rating) that addresses the obligation of the obligor (or guarantor, where applicable) to pay principal of and interest on the relevant Collateral Debt Security in full and is monitored on an ongoing basis by the relevant rating agency.

“Moody’s Rating Factor” relating to any Collateral Debt Security is the number set forth in the table below opposite the Moody’s Rating of such Collateral Debt Security:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“NewStar” has the meaning set forth in the first Whereas Clause in this Agreement.

“NIM Security” means a net interest margin security.

“Non-Performing IO Security” means any IO Security that fails to make payments under the set schedule described in clause (11) of the definition of Principal Proceeds, if applicable; provided that any IO Security that becomes a Non-Performing IO Security shall be treated as a Non-Performing IO Security regardless of subsequent performance.

“Non-Performing NIM Security” means any NIM Security that fails to make payments under the set schedule described in clause (11) of the definition of Principal Proceeds, if applicable; provided that any NIM Security that becomes a Non-Performing NIM Security shall be treated as a Non-Performing NIM Security regardless of subsequent performance.

“Note” means a note of the Issuer, substantially in the form of Exhibit A hereto, evidencing the obligation of the Issuer to repay the Advances.

“Note Registrar” has the meaning set forth in Section 12.1(a).

“Notice of Funding” has the meaning set forth in Section 2.2.

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Issuer, from time to time owing to the Investor Agent, the Swingline Investor or the Investors under or in connection with this Agreement or any other Financing Document.

“Obligor” means, with respect to a Collateral Debt Security, the Person who is obligated to repay such Collateral Debt Security (including, if applicable, a guarantor thereof as defined in the definition of the term “Guarantee”), and whose assets were principally relied upon by the Issuer at the time such Collateral Debt Security was purchased by the Issuer as the source of repayment of such Collateral Debt Security.

“OC Test Level” means, on any Business Day, the quotient of (a) 92% and (b) the Advance Rate applicable for such Business Day.

“Offer” means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

“Offered Securities” has the meaning set forth in the first Whereas Clause in this Agreement.

“Other Taxes” has the meaning set forth in Section 8.3(b).

“Over-Advanced Amount” means, as of any day, the greater of (i) zero (0) and (ii) an amount equal to the aggregate outstanding principal balance of the Advances and Swingline Advances as of such date and the Advance Credit Balance as of such date reduced by any Cash and Eligible Investments in the Collateral Account minus the Maximum Advance as of such day.

“Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) calculated by dividing (i) the sum of (a) the Principal Collateralization Amount and (b) Cash and Eligible Investments in the Collateral Account by (ii) the sum of (a) the aggregate outstanding principal amount of the Advances and Swingline Advances and (b) the Advance Credit Balance.

“Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Overcollateralization Ratio is greater than or equal to the OC Test Level.

“Participant” has the meaning set forth in Section 10.6(b).

“Payment Date” means the 7th day of each month (or the next succeeding Business Day if such day is not a Business Day), commencing May 7, 2006.

“Performing Collateral Debt Security” means any Collateral Debt Security that is not a Defaulted Security.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Security” means any Collateral Debt Security that, pursuant to the terms of the related Underlying Instruments, permits any portion of the payment of interest thereon to be deferred or capitalized as additional principal thereof or that issues identical securities in place of payments of interest in Cash (excluding, for the avoidance of doubt, any Deferrable Security).

“PO Security” means any Collateral Debt Security that is contractually required to defer all scheduled interest payments.

“Prime Rate” means, for any day, the rate set forth in Telerate Z opposite the caption “Bank Prime Loan” for such day. If the Prime Rate is not published in Telerate Z, then the Prime Rate will be determined by calculating the arithmetic mean of the rates of interest publicly announced by each bank named on Telerate under the heading “Prime Rate Top 30 U.S. Banks”, currently at page 38, as such bank’s U.S. dollar prime rate or base lending rate as in effect on such day at 3:30 p.m. (New York City time). If fewer than four such rates appear on Telerate for such day, then the Prime Rate shall be the arithmetic mean of the rate of interest publicly announced by three major banks in New York City, selected by the Investor Agent in good faith, as their U.S. dollar prime rate or base lending rate as in effect for such day.

“Principal Balance” means, as of any date of determination with respect to any Collateral Debt Security or Eligible Investment (or, solely for provisions of Section 7.1, another loan or debt security, the aggregate outstanding principal amount (except as provided below) or in the case of a Synthetic Security, the notional amount of such Collateral Debt Security or Eligible Investment as of such date; provided that the Principal Balance of any Collateral Debt Security, including a PIK Security or Eligible Investment shall not include any principal amount of such Collateral Debt Security or Eligible Investment, as applicable, representing previously deferred or capitalized interest; provided, further, that the Principal Balance of any IO Security or any NIM Security will be the remaining balance permitted under the definition of Principal Proceeds as of the date of determination; provided, further, that the Principal Balance of any Collateral Debt Security acquired at a Purchase Price of less than 90% of the par balance thereof on the date of acquisition shall be the Purchase Price thereof. The Principal Balance of any PO Security will be the accrued amount of principal as of the date of determination.

“Principal Collateralization Amount” means, on any Measurement Date, an amount equal to the sum of (a) the aggregate Principal Balance of all Collateral Debt Securities (other than Downgraded Securities, PIK Securities and Defaulted Securities) plus (b) the Market Value for each Downgraded Security plus (c) the lower of the Market Value and the Assigned Recovery Value for each Defaulted Security and each PIK Security. Notwithstanding the foregoing, any Collateral Debt Security acquired at a Purchase Price of less than 90% of the Principal Balance thereof on the date of acquisition and otherwise falling into clause (a) above shall be included in the Principal Collateralization Amount on the basis of the Purchase Price thereof (expressed for this purpose as a percentage).

“Principal Proceeds” means, with respect to any Due Period, the sum (without duplication) of:

(1) all payments of principal on the Collateral Debt Securities and Eligible Investments (other than payments of principal of Eligible Investments acquired with Interest Proceeds) received in Cash by the Issuer during such Due Period, including prepayments or mandatory sinking fund payments, or payments in respect of optional redemptions, exchange offers, tender offers, recoveries of principal and interest on Defaulted Securities, up to the outstanding principal amount thereof;

(2) proceeds from the sale of Collateral Debt Securities received by the Issuer during such Due Period (excluding those proceeds included in Interest Proceeds);

(3) all payments of principal on Eligible Investments purchased with amounts from the Collateral Account (excluding any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) received in Cash by the Issuer during such Due Period;

(4) all amendment, waiver, late payment fees and other fees and commissions, collected during the related Due Period in respect of Defaulted Securities;

(5) all payments received in Cash by the Issuer during such Due Period that represent call, prepayment or redemption premiums;

(6) all payments of interest received during such Due Period to the extent that they represent accrued interest purchased with Principal Proceeds;

(7) all payments of interest received during such Due Period in respect of Defaulted Securities until such time as the principal amount of such Defaulted Securities has been paid in full;

(8) all yield maintenance payments received in Cash by the Issuer during such Due Period;

(9) all equity contributions made by NewStar to the Issuer after the Closing Date and during such Due Period and all amounts deposited by NewStar during such Due Period into the Collateral Account that are designated as Principal Proceeds, provided, that equity contributions received on or prior to the applicable Payment Date with respect to such Due Period shall be deemed to have been received during the related Due Period;

(10) all payments received by the Issuer during such Due Period that became payable under the Hedge Agreement as a result of a default under, or other early termination of, the Hedge Agreement (or the reduction in the notional amount thereof) (excluding any such payments received by the Issuer that are required to be used for the purchase of a replacement Hedge Agreement);

(11) all payments received by the Issuer during such Due Period as a result of distributions in respect of each NIM Security and each IO Security until the distributions received therefrom are equal to the Purchase Price of each such NIM Security or IO Security, as the case may be; provided, that if a set schedule of payments of principal and interest (and an implied yield) on any such NIM Security or IO Security, as the case may be, is approved by the Investor Agent, only payments of principal thereon will be considered Principal Proceeds and interest thereon will be considered Interest Proceeds; provided however, that if payments in excess of those set forth on the schedule are made in respect of any such NIM Security or IO Security, as the case may be, such excess shall be allocated (ratably in accordance with the remaining scheduled payments thereof) to reduce the principal of such NIM Security or IO Security, as the case may be; provided, further, that if any payment is made that is less than the amount set forth on such schedule, all subsequent payments will be considered Principal Proceeds until such time as the principal of such NIM Security or IO Security, as the case may be, is paid in full; and

(12) all other payments received during such Due Period in connection with the Collateral Debt Securities and Eligible Investments that are not included in Interest Proceeds (other than payments of interest accrued prior to the date of purchase of such Collateral Debt Security, which, if received, shall be forwarded to the Person that sold such Collateral Debt Security to the Issuer); provided that Principal Proceeds shall in no event include any payment or proceed of any Retained Security.

“Program Manager” means Hudson Castle Group Inc. or its successors and assigns with respect to MMP-5 and, with respect to any other CP Conduit, such other party as such CP Conduit shall designate in writing to the Investor Agent and to the Issuer.

“Purchase Price” means the net price paid by the Issuer in purchasing a Collateral Debt Security, taking into account upfront fees or any other costs or fees paid or received.

“Qualified Purchaser” means “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder.

“Rating Agency” means each of Moody’s and Standard & Poor’s or a nationally recognized U.S. rating agency selected by the Issuer or the Collateral Manager on behalf of the Issuer (and approved by each Investor) that shall be substituted for Moody’s or Standard & Poor’s if either such entity is no longer in the business of rating securities.

“Real Estate Loan” means a loan which is secured by a mortgage on the Obligor’s property constituting collateral for such loan which purpose of the loan is to provide mortgage financing to the related Obligor.

“Reference Obligation” means any debt security or other obligation that would qualify as a Collateral Debt Security and upon which a Synthetic Security is based.

“Reference Obligor” means the obligor on a Reference Obligation.

“Registered” means, with respect to a loan or debt security, that it is issued after July 18, 1984 and is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Agreement” means a guaranteed reinvestment agreement, funding agreement, investment contract or similar obligation from a bank, insurance company or other corporation or entity.

“Reinvestment Period” means the period from the Closing Date to and including the earliest to occur of (a) the date which falls 18 months after the Closing Date, (b) the expiration or termination of the Engagement Letter, (c) the date on which the Commitments terminate under Section 6.2 and (d) the CDO Closing Date.

“Required Investors” means (a) at any time when there shall be two or fewer Investors, each Investor and (b) at any other time, Investors having at least a majority of the aggregate amount of the Commitments, or if the Commitments shall have been terminated, holding at least a majority of the aggregate unpaid principal amount of the Advances.

“Retained Security” has the meaning set forth in the definition of Collateral Debt Security; provided that, for the avoidance of doubt, NewStar shall be responsible for and assume all Retained Securities.

“Responsible Officer” means any officer within the Corporate Trust Department—CDO Group (or any successor group) of the Trustee, including any senior vice president, vice president, assistant vice president, assistant secretary, trust officer or other person customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject.

“Revolving Security” means a Collateral Debt Security that is a loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time. In the case of any Collateral Debt Security that consists of a combination of a Revolving Security and a term loan, only that portion of the loan which consists of a Revolving Security will be treated as a Revolving Security.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of March 21, 2006 among the Issuer, the Investor Agent and the Trustee.

“Servicing Standard” has the meaning set forth in Section 5.19.

“Specified Type” means, with respect to any Collateral Debt Security, whether such Collateral Debt Security is an Aerospace and Defense Security; an Automobile Security; a Bank Guaranteed Security; a Bank-Owned Life Insurance Security; a Car Rental Receivable Security; a Cell Tower Security; a CMBS Conduit Security; a CMBS Credit Tenant Lease Security; a CMBS Large Loan Security; a CMBS Single Asset Security; a Commercial ABS Security; a Consumer ABS Security; a Credit Card Security; an Emerging Asset Class Security; an Enhanced Equipment Debt Trust Certificate; an Equipment Leasing Security; a Franchise Royalty Security, a Healthcare Security; a High-Diversity CBO Security; a High Yield CBO Security; a High Yield CLO Security; a Home Equity Loan Security; an Insurance Company Guaranteed Security; a Low-Diversity CBO Security; a Manufactured Housing Security; a Monoline Guaranteed Security; a Mutual Fund Fee Security; an Oil and Gas Security; a Prime Mortgage Security; a Prime Residential Mortgage Security; a Project Finance Security; a Real Estate CBO Security, a Recreational Vehicle Security; a Reinsurance Security; a Restaurant and Food Service Security; a Small Business Loan Security; a Structured Settlement Security; a Student Loan Security; a Subprime Automobile Security; a Subprime Residential Mortgage Security; a Synthetic CBO Security; a Tax Lien Security; a Time Share Security; and a Tobacco Settlement Security; and other type of Collateral Debt Security designated as a “Specified Type” by the Collateral Manager (and designated as an “ABS Type Diversified Security”, an “ABS Type Residential Security” or an “ABS Type Undiversified Security”), together with any specification by Moody’s of a method for determining the Moody’s Rating thereof in a notice from the Collateral Manager to the Investor Agent. If any type of Collateral Debt Security shall be designated as an additional Specified Type pursuant to the immediately preceding clause, the definition of each Specified Type of Collateral Debt Security in existence prior to such designation shall be construed to exclude such newly designated Specified Type of Collateral Debt Security.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standard & Poor’s Rating” means, with respect to any Collateral Debt Security, the public rating assigned thereto by Standard & Poor’s.

“Subject Item” means the Collateral Debt Security identified as such on Schedule H, provided that the Interim Rating set forth on Schedule H will be applicable only until the date on which the preliminary offering memorandum in respect of Offered Securities is initially delivered to prospective investors.

“Swingline Advance” means the advances made by the Swingline Investor to the Issuer pursuant to Section 2.4.

“Swingline Amount” means, at any time, the lesser of (a) $20,000,000 minus the principal amount of Swingline Advances outstanding at such time and (b) the Maximum Advance at such time.

“Swingline Funding Request” means a Notice of Funding requesting a Swingline Advance and including the items required by Section 2.4 in respect thereof.

“Swingline Investor” has the meaning set forth in the introductory paragraph to this Agreement.

“Synthetic Security” means any swap transaction, structured bond investment or other derivative financial instrument relating to a debt instrument purchased by the Issuer from, or entered into by the Issuer with, a Synthetic Security Counterparty which investment, contains:

(i)	in the Collateral Manager’s reasonable judgment, equivalent expected loss characteristics (such characteristics, “credit risk”) as those of the related Reference Obligation (taking account of such considerations as they relate to the Synthetic Security Counterparty), and

(ii)	a maturity, interest rate or other non-credit characteristics which may be different from the Reference Obligation to which the credit risk of the Synthetic Security relates; provided that:

(A)	no Synthetic Security shall require the Issuer to make any payment to the Synthetic Security Counterparty after the initial purchase thereof other than any payments represented by the release of any cash collateral (or any proceeds thereof) posted by the Issuer with (or for the benefit of) the Synthetic Security Counterparty simultaneously with the Issuer’s purchase of or entry into such Synthetic Security in an amount not exceeding the amount of such payments;

(B)	each Synthetic Security shall contain appropriate limited recourse and non-petition provisions (to the extent the Issuer has contractual payment obligations to the Synthetic Security Counterparty) equivalent (mutatis mutandis) to those contained in this Agreement.

For purposes of determining the Moody’s Asset Sector, Moody’s Recovery Rate and Specified Type of any Synthetic Security, a Synthetic Security shall be treated as a Collateral Debt Security having the characteristics of the related Reference Obligation(s), and any such determination shall be based proportionately on the related Reference Obligations according to their proportion of such Synthetic Security.

For all other purposes except as expressly stated herein, if a Synthetic Security has different characteristics than the related Reference Obligation(s), such Synthetic Security shall be included as a Collateral Debt Security having the characteristics of the Synthetic Security and not of the related Reference Obligation only with regard to the differing characteristics.

“Synthetic Security Counterparty” means an entity required to make payments on a Synthetic Security to the extent that a Reference Obligor makes payments on a related Reference Obligation, which entity has a long-term senior unsecured debt rating or a guarantor with such rating of at least “Aa3” by Moody’s or a short-term debt rating of “P-1” by Moody’s at the time the Synthetic Security is acquired by the Issuer; provided that up to 10% of the Maximum Investment Amount may consist of such entities or guarantors with a long-term senior unsecured debt rating of “A1” by Moody’s at such time.

“Taxes” has the meaning set forth in Section 8.3(a).

“TRS” means the Master Agreement and related Schedule, each dated as of July 15, 2004, between IXIS Financial Products Inc. and Fenway Capital, LLC, together with the confirmation, dated as of July 15, 2004, among IXIS Financial Products Inc., Fenway Capital, LLC and Hudson Castle Group Inc., as amended, supplemented or otherwise modified and in effect from time to time.

“TRS Event of Default” has the meaning assigned to such term in the TRS.

“TRS Provider” means the Total Return Swap Provider under the note purchase agreement dated as of July 15, 2004, among MMP-5, Fenway Capital, LLC, Hudson Castle Group Inc. and Deutsche Bank Trust Company Americas, as amended, supplemented or otherwise modified and in effect from time to time.

“Underlying Instruments” means, with respect to any Collateral Debt Security or Eligible Investment, all credit agreements, indentures, notes, security agreements, leases, financing statements, guaranties and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to such Collateral Debt Security or Eligible Investment.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Weighted Average Fixed Rate Coupon” means, as of any Measurement Date, a fraction (expressed as a percentage and rounded up to the next 0.001%) determined by (a) multiplying the Principal Balance of each fixed rate (and not, as a result of a Hedge Agreement, swapped to floating rate) Collateral Debt Security that is not a Defaulted Security by the current per annum rate determined based on such Principal Balance (e.g., the yield on the Purchase Price of any Collateral Debt Security acquired at a Purchase Price of less than 90% of the par balance thereof) at which it pays interest (excluding, in the case of a PIK Security, any interest thereon that, during the immediately preceding twelve-month period, has been deferred and not paid to the Issuer in Cash), (b) summing the amounts determined pursuant to clause (a) for all such fixed rate Collateral Debt Securities and (c) dividing such sum by the aggregate Principal Balance of all such fixed rate Collateral Debt Securities; provided that, if the foregoing amount is less than 6% (the “shortfall”), then the Weighted Average Fixed Rate Coupon Adjustment, if any, as of such Measurement Date, to the extent not exceeding such shortfall, shall be added to such sum.

“Weighted Average Fixed Rate Coupon Adjustment” means, as of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the excess, if any, of the Weighted Average Spread for such Measurement Date over 4%, and (b) the aggregate Principal Balance of all floating rate Collateral Debt Securities held by the Issuer as of such Measurement Date (other than Defaulted Securities), and the denominator of which is the aggregate Principal Balance of all fixed rate Collateral Debt Securities held by the Issuer as of such Measurement Date (other than Defaulted Securities). In computing the Weighted Average Fixed Rate Coupon Adjustment on any Measurement Date, the Weighted Average Spread for such Measurement Date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Fixed Rate Coupon Test” means a test satisfied as of any Measurement Date if the Weighted Average Fixed Rate Coupon as of such Measurement Date equals or exceeds 6.0%.

“Weighted Average Life” means, as of any date, the number obtained (a) for each Collateral Debt Security (other than Defaulted Securities), by multiplying the dollar amount of each scheduled or expected principal payment to be paid after such date by the number of years (rounded to the nearest hundredth) from the Closing Date until such scheduled principal payment is due or until such expected principal payment is expected to be paid; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all scheduled payments of principal due and expected principal payments expected to be paid on all such Collateral Debt Securities as of such date.

“Weighted Average Life Test” means a test satisfied on any Measurement Date if the Weighted Average Life as of such Measurement Date is not greater than 7.0 years.

“Weighted Average Recovery Rate” means, as of any Measurement Date, the number (expressed as a percentage) obtained by (a) summing the Assigned Recovery Values of all Performing Collateral Debt Securities, (b) dividing such sum by the aggregate Principal Balance of all such Performing Collateral Debt Securities and (c) rounding up to the first decimal place.

“Weighted Average Recovery Rate Test” means a test satisfied on any Measurement Date if the Weighted Average Recovery Rate on such Measurement Date equals or exceeds 24.1%.

“Weighted Average Spread” means, as of any Measurement Date, a fraction (expressed as a percentage and rounded up to the next 0.001%) equal to the sum of the weighted average spread on all floating rate Collateral Debt Securities that are not Defaulted Securities, determined by (a) multiplying the Principal Balance of each such floating rate (or, as a result of a Hedge Agreement, swapped to floating rate) Collateral Debt Security by the per annum spread determined based on such Principal Balance (e.g., the yield (minus the LIBO Rate) on the Purchase Price of any Collateral Debt Security acquired at a Purchase Price of less than 90% of the par balance thereof) over the applicable LIBO Rate (with respect to floating rate Collateral Debt Securities that do not bear interest based upon such LIBO Rate, the spread shall be deemed to be the all-in rate minus the applicable LIBOR and without giving effect to, in the case of any PIK Security, any interest thereon that, during the immediately preceding twelve-month period, has been deferred and not paid to the Issuer in Cash and with respect to any Collateral Debt Security that is a Synthetic Security, the spread shall be deemed to be the premium paid in respect of such Synthetic Security), (b) summing the amounts determined pursuant to clause (a) for all such floating rate Collateral Debt Securities and (c) dividing such sum by the aggregate Principal Balance of all such floating rate Collateral Debt Securities ; provided that, if the foregoing amount is less than 4% (the “shortfall”), then the Weighted Average Spread Adjustment, if any, as of such Measurement Date, to the extent not exceeding such shortfall, shall be added to such sum.

“Weighted Average Spread Adjustment” means, as of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the excess, if any, of the Weighted Average Fixed Rate Coupon for such Measurement Date over 6.0%, and (b) the aggregate principal balance of all fixed rate Collateral Debt Securities (other than Defaulted Securities) held by the Issuer as of such Measurement Date, and the denominator of which is the aggregate principal balance of all floating rate Collateral Debt Securities held by the Issuer as of such Measurement Date (other than Defaulted Securities). In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Fixed Rate Coupon for such Measurement Date shall be computed as if the Weighted Average Fixed Rate Coupon Adjustment was equal to zero.

“Weighted Average Spread Test” means a test satisfied as of any Measurement Date if the Weighted Average Spread as of such Measurement Date equals or exceeds 4.0%.

Section 1.2 Additional Terms. Additional defined terms are also set forth in Schedule E hereto.

Section 1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

Section 1.4 Assumptions and Calculations with Respect to Collateral Debt Securities; Construction.

(a) Any portion of a Collateral Debt Security or other loan or security owned of record by the Issuer that has been assigned by the Issuer to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Debt Security hereunder.

(b) All references herein to “dollars” or “$” refer to United States dollars.

(c) Subject to clause (d) below, in the event of any payment of principal of any Revolving Security (in respect of which there is a Retained Security), such payment shall be applied first to any Retained Security relating thereto (until the principal amount is reduced to zero) and then to the related Funded Security.

(d) If a payment default occurs with respect to any related Funded Security and Retained Security, such payment shall be allocated between them pro rata based on the outstanding principal amounts thereof.

Section 1.5 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless the context requires otherwise, (a) all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Financing Documents, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

COMMITMENT

Section 2.1 Commitment to Make Advances.

(a) Making the Advances. Subject to the terms and conditions set forth herein, each Investor shall make Advances to the Issuer from time to time during the Reinvestment Period so long as, after giving effect to the making of any Advance, such Investor’s Commitment Percentage of the Credit Utilization Amount does not exceed such Investor’s Commitment, and otherwise subject to and in amounts permitted by Section 3.2 hereof.

(b) Minimum Amounts, etc. Each Funding under this Section 2.1 shall be in an aggregate principal amount of not less than $1,000,000 or an integral multiple of $50,000 in excess thereof. Within the foregoing limits, and subject to the terms and conditions set forth herein, the Issuer may borrow, repay and re-borrow Advances.

Section 2.2 Notice of Funding. Except as provided for in Section 2.4 in respect of Swingline Advances, the Issuer (or the Collateral Manager on behalf of the Issuer) shall give the Investor Agent and the Trustee notice (a “Notice of Funding”) not later than 2:00 p.m. (New York City time) on the day one Business Day before each Funding. Each Notice of Funding shall specify:

(a) the date of such Funding, which date shall be a Business Day,

(b) the aggregate principal amount of such Funding,

(c) the appropriate wiring instructions, and

(d) the intended use of proceeds thereof, including, if applicable, a description of the Collateral Debt Security to be purchased, and such other information related thereto as the Investor Agent may reasonably request.

Section 2.3 Notice to Investors; Funding of Advances.

(a) Upon receipt of a Notice of Funding, the Investor Agent shall promptly (and in any event not later than midnight (New York City time) on the date of such receipt) notify each Investor of the contents thereof and of such Investor’s respective share of such Advance.

(b) Unless any applicable condition specified in Article III has not been satisfied, each Investor shall make available its pro rata share of the amount of the Advance indicated in the related Notice of Funding in funds immediately available to the Issuer by depositing such amount into the Collateral Account not later than 12:00 noon (New York City time) on the date specified for such Funding indicated in such Notice of Funding.

Section 2.4 Swingline Advances.

(a) Funding of Swingline Advances. Subject to the terms and conditions set forth herein, the Swingline Investor agrees to make Swingline Advances to the Issuer from time to time during the Reinvestment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Advances exceeding $20,000,000 or (ii) the existence of an Over-Advanced Amount; provided, that the Swingline Investor shall not be required to make a Swingline Advance to refinance an outstanding Swingline Advance.

Each Funding of a Swingline Advance shall be in a minimum principal amount of $1,000,000 and integral multiples of $50,000 in excess thereof. Without limiting any other provision of this Agreement, each such Funding shall be subject to the satisfaction of the conditions precedent set forth in Section 3.2. Within the foregoing limits and subject to the terms and conditions set forth herein, the Issuer may borrow, repay or prepay and reborrow Swingline Advances.

(b) Notice of Funding of Swingline Advances. The Issuer (or the Collateral Manager on behalf of the Issuer) shall give the Investor Agent, the Trustee and the Swingline Investor a Notice of Funding with respect to a Swingline Advance no later than 11:00 a.m. (New York City time) on the date of the proposed Funding. The Issuer agrees that any such Notice of Funding may be transmitted electronically (including by facsimile) and shall specify (i) the aggregate amount of such Funding, (ii) the date of such Funding (which shall be a Business Day), (iii) the appropriate wiring instructions and (iv) the intended use of proceeds thereof, including, if applicable, a description of the Collateral Debt Security to be purchased, and such other information related thereto as the Investor Agent may reasonably request. On the date of the Funding of any Swingline Advance, the Swingline Investor shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Issuer, no later than 3:00 p.m. (New York City time), in same day funds, the amount of such Funding (net of any amounts payable by the Issuer to or for the benefit of the Swingline Investor in connection with such Swingline Advance), by payment into the Collateral Account.

(c) Interest Rate on Swingline Advances. Each Swingline Advance shall bear interest on the unpaid principal amount thereof, for each day during each Interest Period applicable thereto while such Swingline Advance is outstanding, at a rate per annum equal to the Applicable Rate for Advances. Accrued interest on each outstanding Swingline Advance for each Interest Period shall be payable as specified in Section 2.7(d).

(d) Application of Proceeds of Advances to Repay Swingline Advances. The Issuer may at any time apply the proceeds of any Funding of an Advance pursuant to Section 2.1 to repay a Swingline Advance. In addition, a Notice of Funding of an Advance pursuant to Section 2.2 shall automatically be deemed to have been given to the Investor Agent on the date and at the time of receipt by the Investor Agent of any Notice of Funding of any Swingline Advance, and shall be deemed to contain the information provided in such Notice of Funding of such Swingline Advance (except that the date of the proposed Funding of an Advance to repay a Swingline Advance shall be one Business Day after the date of such deemed Notice of Funding of such Swingline Advance). The Investor Agent shall notify the Investors of such deemed Notice of Funding as provided in Section 2.3(a). The proceeds of any such Funding shall be deposited in the Swingline Investor’s account as specified in writing from time to time by the Swingline Investor to the Investor Agent, and the Swingline Investor shall apply such proceeds on such date to repay outstanding Swingline Advances. Each Investor acknowledges and agrees that its obligation to make any Funding to repay outstanding Swingline Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, and that each such Funding shall be made as provided in Section 2.3(b) without any offset, abatement, withholding or reduction whatsoever.

(e) Application of Collateral Account Funds to Repay Swingline Advances. If for any reason repayment of a Swingline Advance is not made as set forth in Section 2.4(d), the Issuer may on any Business Day apply amounts held in or credited to the Collateral Account to repay such Swingline Advance, by providing notice to the Investor Agent and the Swingline Investor not later than 12:00 noon (New York City time) on such Business Day specifying the aggregate amount of such Swingline Advance to be so repaid. Such notice may be transmitted electronically (including by facsimile).

(f) Maturity of Swingline Advances. If for any reason repayment of a Swingline Advance is not made as set forth in Section 2.4(d), the Issuer hereby unconditionally promises to pay to the Investor Agent for the account of the Swingline Investor the outstanding principal amount of each Swingline Advance on the date 5 Business Days after the making of such Swingline Advance.

Section 2.5 Notes. The Advances, as to each Investor, shall be evidenced by a single Note substantially in the form of Exhibit A hereto payable to the order of such Investor or, in the case of any CP Conduit, to the order of the collateral agent (or similar secured party) for its Conduit Support Providers, or a nominee thereof, in an amount equal to such Investor’s initial Commitment and dated the Closing Date. Upon receipt of a Note pursuant to Section 3.1 or in connection with a purchase by assignment of an Advance, each Investor shall record the date, amount and maturity of each Advance made by it and the date and amount of each payment of principal made by the Issuer with respect thereto, and may, if such Investor so elects in connection with any transfer or enforcement of the Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each Advance of such Investor then outstanding; provided that the failure of any Investor to make any such notation or endorsement shall not affect the obligations of the Issuer hereunder or under such Investor’s Note. Each Investor is hereby irrevocably authorized by the Issuer to endorse such Investor’s Note and to attach to and make a part of such Note a continuation of any such schedule as and when required or necessary. Notwithstanding the foregoing, the Investor Agent’s record of the date and amount of each Advance made by an Investor and the date and amount of each assignment, borrowing, payment and/or repayment of principal thereof shall be deemed correct absent manifest error.

The Notes shall be executed on behalf of the Issuer by one of the Authorized Officers of the Issuer. The signature of such Authorized Officer on the Notes may be manual or facsimile. Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Note Purchase Agreement, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication and the Trustee, upon Issuer order, shall authenticate and deliver such Notes as provided in this Note Purchase Agreement and not otherwise.

Each Note authenticated and delivered by the Trustee to or upon Issuer order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Note Purchase Agreement shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in accordance with Section 12.1 in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Section and/or Section 12.1, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Note Purchase agreement or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication, in the form provided for in Exhibit A, executed by the Trustee by the manual signature of one of its Responsible Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.6 Maturity of Advances. Each Advance included in any Funding shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

Section 2.7 Interest Rates.

(a) Each Advance shall bear interest on the unpaid principal amount thereof, for each day during each Interest Period applicable thereto while such Advance is outstanding, at a rate per annum equal to the Applicable Rate with respect thereto. Each Swingline Advance shall bear interest on the unpaid principal amount thereof, for each day during each Interest Period applicable thereto while such Swingline Advance is outstanding, at a rate per annum specified in Section 2.4(c).

(b) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the outstanding principal amount of the Advances, and, to the extent permitted by applicable law, overdue interest in respect of the Advances and any overdue commitment fee payable by the Issuer under Section 2.9, shall bear interest for each day at the rate per annum equal to the sum of (x) the Alternate Base Rate (or the higher of the Alternate Base Rate and the Cost of Funds Rate if the Investor is MMP-5 or another CP Conduit) and (y) two percent and (ii) the outstanding principal amount of the Swingline Advances, and, to the extent permitted by applicable law, overdue interest in respect of the Swingline Advances, shall bear interest for each day at the rate per annum equal to the sum of the rate as calculated pursuant to Section 2.4(c) plus two percent.

(c) The Investor Agent shall determine each interest rate applicable to the Advances or Swingline Advances hereunder for any Interest Period or portion thereof pursuant to this Section 2.7 and the related definitions; provided that the Program Manager shall determine and announce to the Investor Agent the Cost of Funds Rate, such determination to be conclusive absent manifest error. The Investor Agent shall give prompt notice to the Issuer and the Investors of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Investor Agent shall, at the request of the Issuer, deliver to the Issuer a statement showing the quotations and demonstrating the calculations used by the Investor Agent and the Program Manager in determining any interest rate pursuant to this Section 2.7.

(d) Accrued interest on each outstanding Advance and Swingline Advance for each Interest Period shall be payable in arrears on the related Payment Date; provided that (i) interest payable pursuant to Section 2.7(b) shall be payable on demand and (ii) in the event of any prepayment of any Advance or Swingline Advance, accrued interest on the principal amount prepaid shall be payable on the next succeeding Payment Date following the Due Period in which such prepayment is made.

Section 2.8 Payments; Reduction and Termination of Commitment.

(a) The Maturity Date may be extended for successive one-year periods at the discretion of the Investors by notice to the Investor Agent and the Issuer given not less than ten Business Days prior to the then current Maturity Date.

(b) Upon the expiration of the Reinvestment Period, the Commitments shall automatically terminate.

(c) The Issuer may at any time or from time to time terminate all or a portion of the Commitments upon at least five Business Days’ notice from the Issuer (or the Collateral Manager on behalf of the Issuer) to the Investor Agent.

(d) Any termination or reduction of the Commitments pursuant to this Section 2.8 shall be permanent and shall be made ratably among the Investors in accordance with their respective Commitments.

(e) The Issuer may, upon at least one Business Day’s notice from the Issuer (or the Collateral Manager on behalf of the Issuer) to the Investor Agent and the Trustee, prepay all or any portion of the Advances specified in such notice by paying the principal amount to be prepaid on the date of such prepayment and shall pay on the next succeeding Payment Date following the Due Period in which such prepayment is made all accrued interest thereon to the date of prepayment and any amount due pursuant to Section 2.12. Each partial prepayment under this Section 2.8(e) shall be in an aggregate principal amount of $50,000 or an integral multiple of $25,000 in excess thereof unless the prepayment is made on a Payment Date, in which case there is no minimum prepayment but any prepayment must be in integral multiples of $1,000.

(f) (i) On each Payment Date, the Issuer shall direct the Trustee to apply all Interest Proceeds with respect to the related Due Period on deposit in the Collateral Account, first, to the payment of taxes, registration and filing fees (if any), and Investor Agent, Trustee, administrative and third-party servicing fees payable by the Issuer up to a maximum amount of $10,400 monthly, second, to the payment of amounts owing any Hedge Counterparty (excluding termination payments if the Hedge Counterparty is the sole defaulting party or the sole affected party, if any), third, to the payment of accrued interest and fees under this Agreement, fourth, to the prepayment of the outstanding principal amount of the Advances until the Overcollateralization Ratio Test and the Interest Coverage Ratio Test are satisfied, fifth, to the payment of the Collateral Management Fee to the Collateral Manager, sixth, during the Reinvestment Period only, at the discretion of the Collateral Manager, to prepay the outstanding principal amount of the Advances and/or to distributions to NewStar, seventh, during the Reinvestment Period only, at the discretion of the Collateral Manager, as a deposit to the Collateral Account for acquisition of Collateral Debt Securities in accordance with this Agreement and/or the prepayment of the outstanding principal amount of the Advances, eighth, following the Reinvestment Period only, to the prepayment of the outstanding principal amount of the Advances and ninth, following the Reinvestment Period only, to distributions to NewStar. Any Interest Proceeds remaining after the Issuer shall have made all the payments required by the immediately preceding sentence on any Payment Date shall be maintained on deposit in the Collateral Account until the immediately following Payment Date during the Reinvestment Period for application at such time in accordance with this clause.

(ii) On each Payment Date, the Issuer shall direct the Trustee to apply all Principal Proceeds with respect to the related Due Period on deposit in the Collateral Account, first, to the extent not paid pursuant to clause (f)(i) above, amounts due in clauses “first” through “fourth” thereof (in the order of priority set forth therein), second, during the Reinvestment Period only, at the discretion of the Collateral Manager, as a deposit to the Collateral Account for the acquisition of Collateral Debt Securities in accordance with this Agreement, for the prepayment of the outstanding principal amount of the Advances and/or, only to the extent permitted under the definition of Advance Credit Balance, for distributions to NewStar, third, following the Reinvestment Period only, to the prepayment of the outstanding principal amount of the Advances, and, fourth, following the Reinvestment Period only, to the payment of distributions to NewStar.

(g) Not later than the third Business Day prior to each Payment Date, the Investor Agent shall deliver to each Investor (with a copy to the Issuer, the Trustee and the Collateral Manager) a written notice specifying (i) the aggregate amount of accrued and unpaid interest owing to each Investor by the Issuer on the applicable Payment Date, (ii) the aggregate principal amount of Advances to be prepaid, if any, to each Investor by the Issuer on the applicable Payment Date and (iii) the unpaid amount of commitment fees owing to each Investor by the Issuer on the applicable Payment Date. Such notice shall include a statement in reasonable detail of the calculations used by the Investor Agent in determining the amounts payable by the Issuer in the foregoing sentence.

(h) Upon receipt by the Investor Agent of a notice of termination or reduction of the Commitments pursuant to Section 2.8(c) or a notice of prepayment pursuant to Section 2.8(e), the Investor Agent shall promptly notify each Investor of the contents thereof and of such Investor’s ratable share (if any) of such prepayment or reduction and such notice shall thereafter be revocable by the Issuer until 10:00 a.m. (New York City time) three Business Days before the date set forth by the Issuer in the applicable notice of termination, reduction or prepayment as the date on which such termination, reduction or prepayment is to occur. Upon the expiration of such time period, the notice of termination, reduction or prepayment shall be irrevocable.

Section 2.9 Commitment Fee. A commitment fee shall accrue on the aggregate undrawn amount of the Commitments for each day from and including the Closing Date to but excluding the date the Commitments terminate, expire or are reduced to zero, at a rate per annum equal to 0.15%. Accrued commitment fees for each Interest Period shall be payable by the Issuer in arrears on the related Payment Date.

Section 2.10 Several Obligations; Remedies Independent. The failure of any Investor to make any Advance to be made by it on the date specified therefor shall not relieve any other Investor of its obligation to make its Advance on such date, but no Investor shall be responsible for the failure of any other Investor to make an Advance to be made by such other Investor, and no Investor shall have any obligation to any other Investor for the failure by such Investor to make any Advance required to be made by such Investor. The amounts payable by the Issuer at any time hereunder to each Investor shall be a separate and independent debt for all purposes (including for tax purposes), and each Investor shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Investor to consent to, or be joined as an additional party in, any proceedings for such purposes.

Section 2.11 General Provisions as to Payments.

(a) All payments by the Issuer pursuant to this Agreement or any of the Financing Documents in respect of principal of, or interest on, the Advances and the Swingline Advances or commitment fees shall be made by the Issuer directly to the Person entitled thereto and in accordance with the priority set forth in Section 2.8. All payments hereunder or under the Financing Documents shall be made without setoff or counterclaim, not later than 2:00 p.m. (New York City time) on the date when due, in funds immediately available, to the Person entitled thereto at its address referred to in Section 10.1, set forth in the Register or otherwise provided to the Issuer in writing. Payments made after 2:00 p.m. (New York City time) on any date shall accrue interest thereon at the rate applicable thereto until the next succeeding Business Day.

(b) Each distribution in respect of principal of the Advances shall be determined on the basis of the aggregate principal amount of the Advances then held by each Investor. Each distribution in respect of interest on the Advances shall be determined on the basis of the aggregate amount of accrued and unpaid interest owing to each such Investor. Each distribution in respect of any fees shall be determined on the basis of the aggregate accrued and unpaid amount of such fees owing to each such Investor. Whenever any payment of principal of, or interest on, the Advances or the Swingline Advances or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.12 Funding Losses. If the Issuer makes any payment of principal of any Advance on any day other than on a Payment Date or if the Issuer fails to draw any Advance on the date specified in the related Notice of Funding, then the Issuer shall pay to each Investor, upon demand therefor from such Investor, any resulting loss or expense reasonably and actually incurred by it (including (a) in the case of any payment of principal of any Advance on any day other than on a Payment Date, the amount, if any, by which (i) the reasonable losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Investor to fund the Advance being repaid, or by reason of the CP Conduit’s inability to retire the source of the Funding being prepaid simultaneously with the prepayment (provided that any such losses, costs and expenses will exclude any

Applicable Margin)) sustained by such Investor exceed (ii) the income, if any, received by such Investor from such Investor’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any reasonable losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Investor to fund the Advance to be made by such Investor as part of the Funding requested in such Notice of Funding when such Advance, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Investor from such Investor’s investment of funds acquired by such Investor to fund the Advance to be made as part of such Funding).

Section 2.13 Computation of Interest and Commitment Fees. Interest and commitment fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest calculated on the basis of an Interest Period), except that computations in respect of the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in United States dollars.

ARTICLE III

CONDITIONS TO FUNDINGS

Section 3.1 Closing. The Closing Date shall occur when each of the following conditions is satisfied (or waived by the Investor Agent) (each document to be dated the Closing Date unless otherwise indicated):

(a) The Issuer shall have executed one or more Notes complying with the provisions of Section 2.5, which Note(s) shall have been authenticated by the Trustee and delivered to each relevant Investor;

(b) The Investor Agent shall have received a counterpart of this Agreement duly executed and delivered by the Investor Agent, the Issuer, the Swingline Investor and each Investor;

(c) The Investor Agent shall have received the Security Agreement (including a completed Annex 1 thereto) duly executed and delivered by the parties thereto and all documents or instruments required to be delivered pursuant to the Security Agreement;

(d) The Investor Agent shall have received the Collateral Management Agreement and the Account Control Agreement, each duly executed and delivered by the parties thereto;

(e) The Investor Agent shall have received one or more opinions of Winston & Strawn LLP, special United States counsel for the Issuer and the Collateral Manager, addressed to the Investors, the Swingline Investor and the Investor Agent and reasonably acceptable to the Investor Agent and its counsel in all respects;

(f) The Investor Agent shall have received all documents it may reasonably request relating to the existence of each of the Issuer and the Collateral Manager, the authority for and the validity of this Agreement and the other Financing Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Investor Agent and its counsel in all respects. Such documentation shall include the constituent documents of the Issuer and the

Collateral Manager, each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a Authorized Officer thereof, together with a good standing certificate and related resolutions and incumbency certificates;

(g) The Investor Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Issuer and the Collateral Manager, and the validity and enforceability, of the Financing Documents, or in connection with the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects;

(h) No litigation, arbitration, governmental investigation, proceeding or inquiry shall be pending or, to the knowledge of the Issuer, threatened with respect to any of the transactions contemplated hereby;

(i) The Investor Agent shall have received a certificate of the Issuer, in form and substance satisfactory to the Investor Agent, to the effect that, as of the Closing Date: (i) all conditions set forth in this Section 3.1 have been satisfied or waived by the Investor Agent; (ii) all representations and warranties of the Issuer set forth in this Agreement and each of the other Financing Documents are true and correct in all material respects; and (iii) no Default has occurred and is continuing;

(j) Each CP Conduit shall have received copies of letters from each of the Conduit Rating Agencies confirming their respective ratings assigned to such CP Conduit’s Commercial Paper Notes after giving effect to the CP Conduit’s Commitment under this Agreement;

(k) The Investor Agent shall have received a certificate of the Issuer setting forth or attaching a computation of Issuer’s Equity as of the Closing Date, which certificate and computations are acceptable to the Investor Agent in all respects; and

(l) NewStar shall have deposited or caused to be deposited in the Collateral Account Cash or securities and/or loans (as Issuer’s Equity) in an amount at least equal to $10,000,000 and the Investor Agent shall have received evidence satisfactory to it in all respects of the Equity Commitment (including such initial contribution).

Section 3.2 Fundings. The obligation of each Investor or the Swingline Investor on the occasion of any Funding to make an Advance or a Swingline Advance, as the case may be, is subject to the satisfaction of the following conditions:

(a) the Investor Agent shall have received a Notice of Funding as required by Section 2.2 or 2.4, as the case may be;

(b) immediately after such Funding (and the intended use of the proceeds thereof), the aggregate outstanding principal amount of the Advances and the Swingline Advances shall not exceed the Maximum Advance and the aggregate outstanding principal amount of the Swingline Advances shall not exceed the Swingline Amount;

(c) no Default shall have occurred and be continuing both before and after giving effect to the making of such Advance or Swingline Advance, as the case may be;

(d) the representations and warranties of the Issuer contained in this Agreement and each of the other Financing Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Advance or Swingline Advance, as the case may be;

(e) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Advances or Swingline Advances or the consummation of the transactions contemplated by this Agreement;

(f) no Issuer Party has disaffirmed, disclaimed, repudiated or rejected, in whole or in part, or challenged the validity of, this Agreement or any other Financing Document;

(g) the Coverage Tests are satisfied after giving effect to such Funding; and

(h) simultaneous with any Advance, the Issuer shall have received cash in the Collateral Account to the extent necessary to pay the Purchase Price for, or make a funding in respect of, a Collateral Debt Security purchased from a Person other than NewStar.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Investors to make the Advances and the Swingline Investor to make the Swingline Advances, the Issuer makes the following representations and warranties. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Financing Documents and the making of the Advances and the Swingline Advances and shall be deemed to be reaffirmed as of the date of each Funding of an Advance or a Swingline Advance.

Section 4.1 Existence and Power. The Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Issuer has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing could reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Power and Authority. The Issuer has the power and authority to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance by the Issuer of each Financing Document to which it is a party. The Issuer has duly executed and delivered each Financing Document to which it is a party, and each such Financing Document constitutes the legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, except as may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Issuer of the Financing Documents to which it is a party nor compliance by the Issuer with the terms and provisions thereof nor the consummation of the transactions contemplated thereby will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to the Issuer (to the extent any such contravention could reasonably be expected to result in a Material Adverse Effect), (b) conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Issuer pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Issuer is a party or by which it or any of its property or assets is bound or to which it is subject (except Liens created or permitted by the Financing Documents), or (c) contravene the terms of any organizational documents of the Issuer, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding before any court, arbitrator or any governmental body, agency or official pending against, or to the actual knowledge of the Issuer threatened against or adversely affecting, (a) any Issuer Party, (b) the Financing Documents or any of the transactions contemplated thereby or (c) any of the assets of any Issuer Party, in each case, to the extent the same could reasonably be expected to result in a Material Adverse Effect.

Section 4.5 Taxes.

(a) The Issuer has filed all material tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

(b) The Issuer has and will continue to have a single owner for U.S. Federal income tax purposes and has not and will not elect to be treated as an association taxable as a corporation for U.S. Federal income tax purposes. Such single owner is, and for so long as the Notes remain outstanding shall continue to be, treated as a C corporation that is a U.S. person within the meaning of section 7701(a)(30) of the Code, and the value of such owner’s interest in the Issuer, as of the date hereof, represents no more than 25% of the total value of such owner’s assets.

(c) The Issuer has entered into this Note Purchase Agreement, and the Notes will be issued, with the intention that, for U.S. federal, State and local income and franchise tax purposes, the Notes will qualify as indebtedness secured by the Collateral. The Issuer, by entering into this Note Purchase Agreement, and each Investor, by its acceptance of a Note, agrees to treat such Note for U.S. federal, State and local income and franchise tax purposes as indebtedness.

(d) No more than half of the Collateral Debt Securities the Issuer holds are Principally Secured Assets. A “Principally Secured Asset” means any Collateral Debt Security that (i) is an obligation that is principally secured by an interest in real property because either (A) substantially all of the proceeds of such obligation were used to acquire, improve or protect an interest in real property that, at the origination date of such obligation, is the only security for such obligation (other than cash and investment securities held pending use of such funds) or (B) the fair market value of the collateral securing such obligation that are interests in real property is at least 80% of the issue price thereof on the issue date therefor, (ii) is a regular or residual interest in a real estate mortgage investment conduit under Section 860D of the Code, (iii) is a stripped bond or stripped coupon if the obligation from which such stripped bond or stripped coupon arose would have been described in clause (i) or (ii) above, and (iv) is an interest in any of (i) through (iii) above.

Section 4.6 Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Issuer in connection with the negotiation of this Agreement and the other Financing Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as otherwise expressly disclosed to the Investor Agent in writing on or prior to such information being furnished; provided that (a) with respect to projections, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) with respect to information obtained by the Issuer from Obligors or other unaffiliated third parties, the Issuer represents only as to its actual knowledge.

Section 4.7 Solvency. On the Closing Date, and after giving effect to the transactions contemplated by the Financing Documents, the Issuer will be solvent.

Section 4.8 Use of Proceeds; Margin Regulations. All proceeds of the Advances and the Swingline Advances will be used by the Issuer only in accordance with the provisions of this Agreement and the other Financing Documents. No part of the proceeds of any Advance or Swingline Advance will be used by the Issuer to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Advance or any Swingline Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Directors of the Federal Reserve Board. No Advance or Swingline Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include any Margin Stock, it being understood that the Collateral may include Margin Stock under the circumstances described in Section 5.12.

Section 4.9 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution, delivery and performance by the Issuer of any Financing Document to which it is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Representations and Warranties in Financing Documents. All representations and warranties made by the Issuer in the Financing Documents are true and correct in all material respects on and as of the date when made or deemed made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.11 Ownership of Assets. The Issuer owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except for the Liens created or permitted under the Security Agreement.

Section 4.12 No Default. The Issuer is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.13 Subsidiaries. The Issuer has no subsidiaries and owns no equity interest in any entity other than as permitted by Section 5.7.

Section 4.14 Environmental Matters.

(a) The operations of each Issuer Party comply in all material respects with all applicable Environmental Laws.

(b) None of the Issuer Parties has received any notice of any federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment.

(c) None of the Issuer Parties has any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.15 Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Investors, each of which has been offered the Notes in a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 4.16 Investment Company Act. Assuming the accuracy of the Investor representations set forth in Section 10.16, the Issuer is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

Section 4.17 Retained Security. The Issuer has no obligation to make future advances with respect to any Revolving Security acquired by the Issuer.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Issuer covenants and agrees that, so long as any Investor has a Commitment hereunder or any Obligations remain unpaid:

Section 5.1 Information. The Issuer (or the Collateral Manager on behalf of the Issuer) shall deliver to the Investor Agent and the Trustee:

(a) prompt notice of any of the following: (i) the occurrence of any Default; (ii) the filing or commencement of any litigation or governmental proceeding pending or actions threatened against any Issuer Party or the Issuer’s rights in the Collateral Debt Securities or other Collateral; and (iii) the occurrence of any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; in each case accompanied by a certificate of an Authorized Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(b) promptly after an Authorized Officer of any Issuer Party obtains knowledge that any loan or debt security included in the Collateral does not qualify as a “Collateral Debt Security”, a notice setting forth the details with respect to such disqualification;

(c) promptly upon the sending thereof, copies of all reports, notices or documents that the Issuer sends to any governmental body, agency or regulatory authority (other than in the ordinary course of business);

(d) as of April 7, 2006 and each Payment Date thereafter, a report, determined as of the related Determination Date, concerning the Collateral Debt Securities and other Collateral (a “Monthly Collateral Report”) in substantially the form of Exhibit B hereto;

(e) as soon as available and in any event within 90 days after the end of each fiscal year of NewStar, consolidated statements of income, retained earnings and cash flows of NewStar for such fiscal year and the related consolidated balance sheets of NewStar as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of NewStar as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles;

(f) as soon as available and in any event within 45 days after the end of each semiannual fiscal period of each fiscal year of NewStar, consolidated statements of income, retained earnings and cash flows of NewStar for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of NewStar as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a financial officer of NewStar, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of NewStar in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(g) concurrently with any delivery of financial statements under clause (e) or (f) of this Section 5.1, a certificate of a financial officer of the Issuer to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Issuer has taken or proposes to take with respect thereto) as of the end of the respective semiannual fiscal period or fiscal year; and

(h) from time to time such additional information regarding the Collateral or the financial position or business of any Issuer Party as any Investor may reasonably request in writing.

Section 5.2 Payment of Obligations. The Issuer shall pay and discharge, at or before maturity, all its respective material obligations and liabilities, including any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3 Good Standing. The Issuer shall remain qualified to do business and in good standing in every jurisdiction in which the nature of its business so requires and the failure to remain so qualified could reasonably be expected to result in a Material Adverse Effect.

Section 5.4 Compliance with Laws. The Issuer shall comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, in each case, to the extent non-compliance could reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Inspection of Property, Books and Records. The Issuer shall keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial matters and transactions in relation to its business and activities; and shall permit representatives of the Investors (at such Investors’ expense unless an Event of Default shall have occurred and be continuing, in which case any such costs and expenses attributable thereto shall be at the Issuer’s expense) to visit and inspect any of the properties of the Issuer, to examine and make copies of any of the books and records of the Issuer and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times and as often as may reasonably be desired.

Section 5.6 Existence. The Issuer shall do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, privileges, licenses and franchises.

Section 5.7 Subsidiaries. The Issuer shall not directly or indirectly own any equity interest in any entity other than equity interests received in connection with the workout of any Collateral Debt Security or received as an “equity kicker” with any Collateral Debt Security.

Section 5.8 Collateral Debt Securities; Retention of Funds, Etc.

(a) The Issuer shall not make any investment other than in Collateral Debt Securities and Eligible Investments and as permitted by Section 5.7. Except for Collateral Debt Securities or Eligible Investments contributed to the equity of the Issuer by its equityholders, the Issuer shall not acquire Collateral Debt Securities or Eligible Investments other than purchases thereof during the Reinvestment Period by application of amounts on deposit in the Collateral Account (including the proceeds of Advances deposited therein as required by Section 2.3(b) and the proceeds of Swingline Advances deposited therein as required by Section 2.4(b)).

(b) The Collateral Manager (both in its capacity as Collateral Manager and its capacity as Concentration Account servicer under the Intercreditor Agreement) shall identify all Principal Proceeds and Interest Proceeds and shall cause all such proceeds to be deposited, by wire transfer in the form of immediately available funds, to the Collateral Account by the close of business on the second Business Day after such proceeds are received into the Concentration Account or otherwise received by or on behalf of the Collateral Manager or any of its Affiliates.

(c) All Interest Proceeds and Principal Proceeds will be applied by the Issuer only as provided in Section 2.8(f) or to purchase Collateral Debt Securities or Eligible Investments subject to the provisions set forth herein.

(d) In the event of any payment or prepayment of principal of any Revolving Security, the Issuer shall have no obligation to make future advances in respect of the amount so repaid or prepaid.

Section 5.9 Restriction on Fundamental Changes.

(a) The Issuer shall not enter into any merger or consolidation or reorganization. The Issuer shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted or contemplated by any of the Financing Documents.

(b) The Issuer shall not amend its organizational documents without the Required Investors’ prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.10 Liens. The Issuer shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for the Liens created or permitted under the Security Agreement.

Section 5.11 Business Activities. The Issuer shall not engage in any business activity other than the purchase and maintenance of Collateral Debt Securities and Eligible Investments in compliance with the terms of this Agreement and the other Financing Documents and the other transactions contemplated by this Agreement, the other Financing Documents and the Engagement Letter.

Section 5.12 Margin Stock. Subject to the last sentence of this Section 5.12, the Issuer shall not use the proceeds of an Advance or a Swingline Advance, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Subject to the last sentence of this Section 5.12, no Advance or Swingline Advance will be secured, directly or indirectly, by Margin Stock, and the Collateral will not include any Margin Stock. Notwithstanding the foregoing, in the event any Collateral Debt Security is exchanged by the Issuer in connection with a workout or enforcement of such obligation for Margin Stock, then the Issuer shall use commercially reasonable efforts to sell such Margin Stock within five Business Days after the date on which the Issuer first becomes aware of such exchange.

Section 5.13 Indebtedness. The Issuer shall not incur any Indebtedness other than (i) the Obligations and (ii) any right of contribution or indemnity arising from the Obligations.

Section 5.14 Use of Proceeds. The Issuer shall use the proceeds of the Advances and the Swingline Advances solely for the purchase of Collateral Debt Securities and Eligible Investments, for the purpose of an Advance Credit Balance Withdrawal or for the collateralization of Synthetic Securities.

Section 5.15 PIK Security Monitoring. The Issuer shall monitor or cause to be monitored the PIK Securities owned by the Issuer on an ongoing basis and reassess each such Collateral Debt Security at least quarterly in order to determine whether any such Collateral Debt Security has become a Credit Risk Security. If the Collateral Manager on behalf of the Issuer determines in accordance with the Servicing Standard that any PIK Security has become a Credit Risk Security, the Issuer shall promptly notify the Investor Agent thereof.

Section 5.16 Amendments, Modifications and Waivers to Collateral Debt Securities. The Issuer shall not agree to any amendment, modification or waiver that would have the effect of reducing the interest rate, extending the maturity date or forgiving any portion of the Principal Balance of, or releasing collateral securing, any Collateral Debt Security owned by it without the Required Investors’ prior written consent or, unless, after giving effect thereto, such Collateral Debt Security could be acquired in compliance with all investment limitations contained herein (including all investment limitations set forth in Section 7.2 but without giving effect to any restriction that the Issuer may only acquire Collateral Debt Securities during the Reinvestment Period).

Section 5.17 Credit Standards. The standards and procedures, including credit standards, applied by the Collateral Manager on behalf of the Issuer in evaluating and determining the creditworthiness of the Obligors and the terms of, and the advisability of acquiring, each Collateral Debt Security acquired by it shall not be less stringent than (a) the standards and procedures that would be applied by a prudent institutional manager of nationally recognized standing evaluating and determining the creditworthiness of obligors of similar assets and the terms of, and the advisability of acquiring, similar assets under similar circumstances and (b) the customary and usual standards and procedures applied by the Collateral Manager as of the date of determination in connection with loans having the characteristics of Collateral Debt Securities acquired by the Collateral Manager.

Section 5.18 Performance of Obligations. The Issuer shall in all material respects comply with and perform its obligations under the Collateral Debt Securities owned by it and other Collateral in accordance with the terms thereof.

Section 5.19 Servicing. The Issuer shall itself or through the Collateral Manager service and administer, and exercise and enforce its rights and remedies in respect of, the Collateral Debt Securities owned by it and other Collateral diligently and in accordance with standards and procedures that shall not be less stringent than (i) the standards and procedures that would be exercised by a prudent institutional manager of nationally recognized standing in connection with the servicing and administration of similar assets under similar circumstances and (ii) the customary standards and procedures exercised by the Collateral Manager as of the date of determination in connection with the servicing and administration of similar loans or securities under similar circumstances. The standard required by this Section 5.19 is referred to herein as the “Servicing Standard”.

Section 5.20 Limitation on Dividends, Return of Capital and Other Equity Payments. The Issuer shall not declare or make any direct or indirect distribution, return of capital or other payment to any Person on account of any capital stock or other equity interest in, or ownership of any similar interests or securities of, the Issuer, except to the extent expressly permitted by Sections 2.8(f)(i) and (ii).

Section 5.21 Sales to Affiliated Persons. The Issuer may not sell any Collateral Debt Security to the Collateral Manager or any Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as the investment advisor with discretionary authority for a sale price (exclusive of accrued interest) less than the average of written bid quotations therefor submitted to the Investor Agent from two nationally recognized brokers or dealers that make active markets in the Collateral Debt Security being sold and in accordance with the Investment Advisers Act of 1940 (as amended); provided, that if such Collateral Debt Security has been originated by NewStar, the Issuer may sell such Collateral Debt Security to the Collateral Manager or any Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as the investment advisor with discretionary authority for a sale price at least equal to that which would be obtained on an arms-length basis with an unrelated third party purchaser or otherwise with the prior written consent of the Investor Agent.

Section 5.22 Ratings. If the CDO Closing Date does not occur on or prior to the end of the Reinvestment Period, the Investor Agent will be entitled to submit this transaction to one or more rating agencies for the purpose of obtaining a rating on the Advances by such rating agencies. All costs and expenses associated with such rating shall be for the account of the Issuer.

ARTICLE VI

EVENTS OF DEFAULT; TERMINATION AMOUNTS

Section 6.1 Events of Default. The term “Event of Default” means any of the events set forth in this Section 6.1:

(a) the occurrence of an event that would permit the termination of the Collateral Management Agreement or the replacement of the Collateral Manager thereunder and the

Collateral Manager either has actual knowledge of such event or has received written notice of such event from the Issuer or the Investor Agent;

(b) the occurrence of an act by the Issuer which constitutes gross negligence, willful misconduct, fraud or criminal activity in the performance of its obligations under, or the making of the representations and warranties in, this Agreement or any other Financing Document or any Collateral Debt Security, or the indictment of any officer of the Issuer or Collateral Manager for a criminal offense related to its lending, investment management or related businesses;

(c) failure to maintain an Overcollateralization Ratio of at least 105% as of any Payment Date after giving effect to any payment on that date, which failure shall continue for a period of five consecutive Business Days;

(d) default in the payment of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on the Advances or the Swingline Advances or any other Obligations, when such amounts become due and payable and continuance of such default for a period of five Business Days;

(e) default in the payment of any principal due on the Advances or the Swingline Advances when such principal becomes due and payable and (other than with respect to any amount owing on the Maturity Date) continuance of such default for a period of three Business Days;

(f) the Issuer or the pool of Collateral Debt Securities becomes an investment company required to be registered under the Investment Company Act;

(g) default in the performance of any covenant or agreement of any Issuer Party under this Agreement or any other Financing Document in any material respect, or the failure of any representation or warranty made by any Issuer Party in this Agreement or any other Financing Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in any material respect when made (other than a covenant, representation, warranty or other agreement or a portion thereof or a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1), and such default, breach or failure either (i) is not susceptible of cure or (ii) continues for a period of 30 days after the earlier of (A) notice of such default having been given by the Investor Agent and (B) any officer of the Issuer or the Collateral Manager having actual knowledge of such default;

(h) the Issuer, the Collateral Manager or NewStar (1) shall become insolvent or unable to pay its debts as they become due; (2) shall make a general assignment, arrangement or composition with or for the benefit of its creditors; (3) shall become subject to an Insolvency Proceeding; (4) shall have a secured party take possession of all or substantially all its property or have a distress, execution, attachment, sequestration or other legal process levied or enforced against all or substantially all its property and such secured party shall maintain possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (5) shall cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (4) (inclusive) and after the expiration of any applicable grace period specified in such clause;

(i) any Lien created pursuant to the Security Agreement shall at any time cease to be fully valid and perfected as a first-priority Lien (except as permitted herein or therein);

(j) one or more judgments or decrees shall be entered against the Issuer Parties involving in the aggregate a liability of $7,500,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(k) any of the Financing Documents ceases to be in full force and effect;

(l) if (i) the Average Ratings Distribution is equal to or greater than 3000 for a period of 20 or more consecutive Business Days or (ii) the Diversity Score is less than 7 for a period of 20 or more consecutive Business Days;

(m) the Over-Advanced Amount is greater than zero for a period of ten or more consecutive Business Days;

(n) a majority of the equity interests of the Issuer ceases to be owned and controlled by NewStar or its Affiliates;

(o) the Engagement Letter has been terminated (provided, termination is not related to a material breach by IXIS CM of its obligations thereunder) or any of the provisions thereof have been breached by NewStar in any material respect; or

(p) the aggregate amount of the Advances and the Swingline Advances is at any time greater than the Commitments.

The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly notify the Trustee in writing upon the occurrence of any of such events pursuant to Section 5.1(a).

Section 6.2 Remedies. (a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 6.1(h)), the Investor Agent shall, at the request of, or may with the consent of, the Required Investors, by notice to the Issuer, declare the end of the Reinvestment Period.

(b) Upon the occurrence of an Event of Default described in Section 6.1(h), the Reinvestment Period shall end immediately and automatically.

(c) Upon the occurrence of any Event of Default, the Trustee, the Investor Agent and the Investors shall have, in addition to all of the rights and remedies under this Agreement, the Security Agreement or otherwise, all other rights and remedies provided under the Uniform Commercial Code of each applicable jurisdiction and other applicable laws in each case subject to clause (ii) of this Section 6.2(c) and Section 6.2(d), which rights shall be cumulative, and the Trustee also may require the Issuer to, and the Issuer hereby agrees that it will at its own expense and upon request of the Trustee forthwith, (i) assemble all or any part of the Collateral Debt Securities or other Collateral as directed by the Investor Agent and make the same available to the Investor Agent at a place to be designated by the Trustee and (ii) as of and after the date that is 90 days after the occurrence of an Event of Default, or immediately in the case of an Event of Default described in Section 6.1(h), without notice except as specified below, sell (and the Trustee may engage a third party provider, at the expense of the Issuer, to effect such sale) the Collateral Debt Securities or other Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. The Issuer agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Issuer (which, for the avoidance of doubt may be provided during the 90 day period specified in clause (ii) of the preceding sentence) of the time and place of any public sale or the time after which any private sale is to be made, which the Issuer agrees shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of any Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collateral Account and be applied in accordance with Section 2.8(f).

(d) If the Trustee proposes to sell the Collateral Debt Securities or other Collateral or any part thereof in one or more parcels at a public or private sale, the Trustee, the Investor Agent and the Investors hereby grant to the Collateral Manager a right of first refusal to repurchase the Collateral Debt Securities and other Collateral in whole but not in part, prior to such sale at a price at least equal to the outstanding amounts due hereunder as of the date of such proposed repurchase.

Section 6.3 Termination Amounts. If IXIS’s engagement under the Engagement Letter is terminated by NewStar Without Cause (as such term is defined in the Engagement Letter) or the Engagement Letter expires or is otherwise terminated other than (a) in connection with the issuance of the Offered Securities or (b) in connection with the occurrence of any event or circumstance referred to in any of clauses (i) through (iv) of the third paragraph of Section 5 of the Engagement Letter (in each case, an “Engagement Letter Termination Event”), the Issuer shall pay a termination fee to IXIS FP in an amount equal to $1,000,000, such fee to be payable on the Business Day next succeeding the date of the Engagement Letter Termination Event in immediately available funds and to be non-refundable once paid.

Section 6.4 Limited Recourse Provider Cure. If, on any Business Day, the Over-Advanced Amount is greater than zero as a result of an adjustment to the Advance Rate following receipt by the Issuer from Moody’s of a rating for a Collateral Debt Security pursuant to clause (II)(g) of the definition of Moody’s Rating (such an event, a “Limited Recourse Event”), the Limited Recourse Provider will be required, or be required to cause its Affiliate(s), to make an Advance Credit Balance Withdrawal, to extent available, and cause the proceeds thereof to be deposited as Cash (to be applied as Principal Proceeds) in the Collateral Account, to deposit Cash (to be applied as Principal Proceeds) in the Collateral Account or to contribute Collateral Debt Securities that meet the Eligibility Criteria to the Issuer, in each case in an amount equal to the portion of the Over-Advanced Amount which was caused by the Limited Recourse Event; provided that the aggregate amount of any of such deposits in excess of the Equity Commitment shall not exceed $20 million. The receipt of each such deposit by the Issuer must be notified by the Issuer to the Investor Agent within 5 Business Days of the occurrence of a Limited Recourse Event.

ARTICLE VII

SALE OF COLLATERAL LOANS AND INVESTMENT CRITERIA

Section 7.1 Sale of Collateral Debt Securities. Except as otherwise expressly permitted or required by this Agreement, the Issuer will not sell or otherwise dispose of any Collateral Debt Security; provided that, so long as (A) no Event of Default has occurred and is continuing and (B) on or prior to the trade date for such sale the Collateral Manager has certified to the Investor Agent that each of the conditions applicable to such sale set forth below has been satisfied, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may sell for Cash:

(i) any Defaulted Security at any time;

(ii) any Credit Risk Security at any time;

(iii) any Credit Improved Security at any time; and

(iv) any Collateral Debt Security that is not a Defaulted Security, Credit Risk Security or Credit Improved Security at any time; provided, that any sale by the Issuer of such a Collateral Debt Security for an amount less than the Purchase Price minus any amount of principal received by the Issuer with respect thereto since the date of purchase shall require the prior written consent of the Investor Agent.

The proceeds of Collateral Debt Securities pursuant to the preceding subclauses (i) through (iv) shall be deposited in the Collateral Account.

Notwithstanding anything in this Section 7.1 to the contrary, but without limiting the following paragraph, the Issuer shall not acquire or dispose of any Collateral Debt Securities for the primary purpose of recognizing market gains or decreasing market losses.

In addition and notwithstanding anything to the contrary in this Agreement (other than the following paragraph), the Investor Agent may, at any time or times after the Reinvestment Period, direct the timing and method of liquidation of the Collateral (or any portion thereof) upon notice to the Issuer and the Collateral Manager if (x) the sum of the Market Values of all Collateral Debt Securities and Cash and Eligible Investments representing Principal Proceeds divided by (y) the outstanding principal amount of the Advances and the Swingline Advances is less than 115%.

In addition and notwithstanding anything to the contrary in this Agreement, the Collateral Manager may, at any time or times after the Reinvestment Period, direct the timing and method of liquidation of the Collateral (or any portion thereof) upon notice to the Issuer and the Investor Agent if the outstanding principal amount of the Advances and the Swingline Advances is less than $20,000,000.

Each of the Investors and the Swingline Investor authorizes the Investor Agent to release its Lien on any Collateral Debt Security sold or disposed of in accordance with the Financing Documents.

Section 7.2 Eligibility Criteria. On and after the date of this Agreement and provided that no Event of Default has occurred and is continuing, a Collateral Debt Security will be eligible for acquisition by the Issuer if, as evidenced by an officer’s certificate of an Authorized Officer of the Collateral Manager delivered to the Investor Agent, the conditions set forth in clauses (a) through (f) below (the “Eligibility Criteria”) are satisfied at the time such Collateral Debt Security is acquired by the Issuer:

(a) the Over-Advanced Amount is equal to zero;

(b) the Concentration Limitations are satisfied;

(c) the Collateral Quality Tests are satisfied or, if any one or more Collateral Quality Tests was not satisfied prior to the inclusion of such Collateral Debt Security, compliance with such Collateral Quality Tests is not made worse (except to the extent that a reduction in the extent of compliance does not result in non-compliance) after giving effect thereto;

(d) the Coverage Tests are satisfied;

(e) if such Collateral Debt Security is a general corporate loan or a participation interest in a general corporate loan, the Moody’s Rating of such Collateral Debt Security is at least B3; and

(f) if the Collateral Debt Security is a Consent Security, written consent has been received for the acquisition of such Collateral Debt Security by the Issuer from the Investor Agent and the Investors.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period applicable to any Funding:

(a) the Investor Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by the definition thereof, or

(b) the Required Investors advise the Investor Agent that as a result of changes arising after the date of this Agreement the Adjusted London Interbank Offered Rate as determined by the Investor Agent will not adequately and fairly reflect the cost to such Investors of funding the Advances for such Interest Period, the Investor Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Issuer and the Investors, together with a certificate setting forth in reasonable detail the circumstances giving rise to such notice, whereupon until the Investor Agent notifies the Issuer and the Investors that the circumstances giving rise to such notice no longer exist, then the Applicable Rate (other than with respect to Advances made by CP Conduits unless and to the extent the CP Conduit is using Liquidity Funding) shall be a rate per annum equal to the Alternate Base Rate in effect on each day of such Interest Period; provided that, if the circumstances giving rise to such notice do not affect all the Investors, then the Applicable Rate payable to Investors that are not affected by such circumstances will remain unchanged.

Section 8.2 Increased Cost and Reduced Return.

(a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Investor or the Swingline Investor (or, in each case, its Applicable Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (in any case, a “Change in Law”) shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Federal Reserve Board (but excluding with respect to any Advance or Swingline Advance any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Investor or the Swingline Investor (or, in each case, its Applicable Office) or shall impose on such Investor or the Swingline Investor (or, in each case, its Applicable Office) or on the London interbank market any other condition affecting its Advances or Swingline Advances (as the case may be) on which interest is calculated based on the LIBO Rate or the Notes and the result of any of the foregoing is to increase the cost to such Investor or the Swingline Investor (or, in each case, its Applicable Office) of making or maintaining any such Advance or Swingline Advance (as the case may be) or to reduce the amount of any sum received or receivable by such Investor or the Swingline Investor (or, in each case, its Applicable Office) under this Agreement or under the Notes with respect thereto (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Investor or the Swingline Investor (as the case may be) pursuant to the laws of the jurisdiction in which it is organized, the jurisdiction in which its Applicable Office is located or any other jurisdiction in which such Investor or the Swingline Investor (as the case may be) is subject to net income tax, or, in each case, any political subdivision thereof), by an amount deemed to be material, then, upon demand (which demand shall be accompanied by a certificate which sets forth in reasonable detail the basis for such demand for compensation) by such Investor or the Swingline Investor (as the case may be) the Issuer shall pay to such Investor or the Swingline Investor (as the case may be) such additional amount or amounts as will compensate such Investor or the Swingline Investor (as the case may be) for such increased cost or reduction; provided that such amounts shall be no greater than that which such Investor or the Swingline Investor (as the case may be) is generally charging other debtors similarly situated to the Issuer.

(b) If any Investor or the Swingline Investor shall have determined that, after the date hereof, any Change in Law has or would have the effect of reducing the rate of return on capital of such Investor or the Swingline Investor (as the case may be) as a consequence of such Investor’s or the Swingline Investor’s (as the case may be) obligations hereunder to a level below that which such Investor or the Swingline Investor (as the case may be) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Investor or the Swingline Investor (as the case may be) to be material, then, upon demand (which demand shall be accompanied by a certificate which sets forth in reasonable detail the basis for such demand for compensation) by such Investor or the Swingline Investor (as the case may be) the Issuer shall pay to such Investor such additional amount or amounts as will compensate such Investor or the Swingline Investor (as the case may be) for such reduction; provided that such amount shall be no greater than that which such Investor or the Swingline Investor (as the case may be) is generally charging or seeking to charge other debtors similarly situated to the Issuer.

(c) Each Investor and the Swingline Investor shall promptly notify the Issuer and the Investor Agent of any change in circumstance that would entitle it (i) to compensation under this Section 8.2 or under Section 8.3 or (ii) to the Alternate Base Rate under Section 8.1. Each Investor and the Swingline Investor shall designate a different Applicable Office if such designation will avoid the need for, or reduce the amount of, any compensation to be paid pursuant to this Section 8.2 or 8.3 or would avoid institution of the Alternate Base Rate under Section 8.1 and will not be otherwise disadvantageous to such Investor or the Swingline Investor, as the case may be. A certificate of such Investor or the Swingline Investor claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Investor and the Swingline Investor may use any reasonable averaging and attribution methods. In addition, neither Section 8.2(a) nor Section 8.2(b) shall apply to Taxes (payments in respect of which are intended to be covered, if at all, by Section 8.3).

(d) Failure or delay on the part of any Investor or the Swingline Investor to demand compensation pursuant to this Section 8.2 shall not constitute a waiver of such Investor’s or the Swingline Investor’s right to demand such compensation; provided that the Issuer shall not be required to compensate an Investor or the Swingline Investor pursuant to this Section 8.2 for any increased costs or reductions incurred more than three months prior to the date that such Investor or the Swingline Investor (as the case may be) notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Investor’s or the Swingline Investor’s (as the case may be) intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything to the contrary contained herein, none of any Investor or the Swingline Investor shall demand compensation for any increased cost, reduction or capital referred to above in Section 8.2(a) or (b) if it shall not at the time be the general policy and practice of such Investor or the Swingline Investor (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other agreements from similarly situated debtors.

Section 8.3 Taxes.

(a) Any and all payments by the Issuer to or for the account of any Investor, the Swingline Investor or the Investor Agent hereunder or under any other Financing Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding in the case of each Investor, the Swingline Investor and the Investor Agent taxes imposed on or measured by such Investor’s, the Swingline Investor’s or the Investor Agent’s income, and franchise or similar taxes imposed on it, by the jurisdiction under the laws of which such Investor, the Swingline Investor or the Investor Agent (as the case may be) is organized, the jurisdiction of such Investor’s, the Swingline Investor’s or the Investor Agent’s Applicable Office or any other jurisdiction in which such Investor, the Swingline Investor or the Investor Agent is subject to tax as a result of activities unrelated to this Agreement (all such non-excluded taxes (including taxes excluded pursuant to the last sentence of Section 8.3(d)), duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Issuer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Investor, the Swingline Investor or the Investor Agent (as the case may be), (i) the sum payable to such Investor, the Swingline Investor or the Investor Agent shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.3) such Investor, the Swingline Investor or the Investor Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions, (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Issuer shall furnish to such Investor, the Swingline Investor or the Investor Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Investor, the Swingline Investor or the Investor Agent.

(b) In addition, the Issuer agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any other Financing Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

(c) The Issuer agrees to indemnify each Investor, the Swingline Investor and the Investor Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.3) paid by such Investor, the Swingline Investor or the Investor Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Investor, the Swingline Investor or the Investor Agent (as the case may

be) makes demand therefore, accompanied by evidence reasonably satisfactory to the Issuer establishing liability for such Taxes or Other Taxes.

(d) If not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Initial Investor and the initial Swingline Investor, on or prior to the date of its execution and delivery of this Agreement, or in the case of a transferee, on or before the date it becomes an Investor or the Swingline Investor, and from time to time thereafter if requested in writing by the Issuer (but only so long as such Investor or the Swingline Investor (as the case may be) remains lawfully able to do so), shall provide the Issuer with two copies of properly completed and duly executed Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Investor or the Swingline Investor (as the case may be) is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or, in the case of an Investor or the Swingline Investor claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of portfolio interest, Internal Revenue Service Form W-8BEN and a certificate representing that such Investor or the Swingline Investor (as the case may be) is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Issuer within the meaning of Section 864(d)(4) of the Code. In addition, each Investor and the Swingline Investor shall deliver such forms on or before the date any form previously delivered becomes obsolete or invalid, provided that such Investor or the Swingline Investor (as the case may be) is lawfully able to deliver such forms. If the form provided by such Investor or the Swingline Investor (as the case may be) at the time such Investor or the Swingline Investor (as the case may be) first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes and shall not be subject to indemnification under this Section 8.3.

(e) For any period with respect to which any Investor or the Swingline Investor has failed to provide the Issuer with the appropriate form pursuant to Section 8.3(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the last date on which a form originally was required to be provided), such Investor or the Swingline Investor (as the case may be) shall not be entitled to indemnification under this Section 8.3 with respect to Taxes imposed by the United States; provided that should such Investor or the Swingline Investor (as the case may be), which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Issuer shall, at the sole cost of such Investor or the Swingline Investor (as the case may be), take such steps as such Investor or the Swingline Investor (as the case may be) shall reasonably request to assist such Investor or the Swingline Investor (as the case may be) to recover such Taxes.

(f) If the Issuer is required to pay additional amounts to or for the account of any Investor or the Swingline Investor pursuant to this Section 8.3, then such Investor or the Swingline Investor (as the case may be) shall change the jurisdiction of its Applicable Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Investor or the Swingline Investor (as the case may be), is not otherwise disadvantageous to such Investor.

Section 8.4 The Replacement of Investors or the Swingline Investor.

If (i) the Issuer becomes obligated to pay material additional amounts to any Investor or the Swingline Investor pursuant to Sections 8.2 or 8.3, or any Investor or the Swingline Investor gives notice of the occurrence of any circumstances described in Section 8.1, (ii) any Investor or the Swingline Investor does not consent to any matter requiring its consent under Section 10.5 when the Required Investors have otherwise consented to such matter, or (iii) any Investor with a Commitment defaults in its obligation to make Advances under Article II, then the Issuer may designate another financial institution or CP Conduit which is acceptable to the Investor Agent in its reasonable discretion (a “Replacement Investor”) to purchase the Advances of such Investor or the Swingline Advances of the Swingline Investor (as the case may be) and such Investor’s or the Swingline Investor’s (as the case may be) rights hereunder and in respect of its Commitment, without recourse to or warranty by, or expense to, such Investor or the Swingline Investor (as the case may be), for a purchase price equal to the outstanding principal amount of the Advances made by such Investor or Swingline Advances made by the Swingline Investor, plus any accrued but unpaid interest on such Advances or Swingline Advances (as the case may be) and all accrued but unpaid fees owed to such Investor or the Swingline Investor (as the case may be) and any other amounts payable to such Investor or the Swingline Investor (as the case may be) under this Agreement and the other Financing Documents, and to assume all the obligations of such Investor or the Swingline Investor (as the case may be) hereunder and thereunder, and, upon such purchase and assumption (pursuant to an assignment agreement), such Investor or the Swingline Investor (as the case may be) shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Investor or the Swingline Investor (as the case may be) prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Issuer hereunder, and the Replacement Investor shall succeed to the rights and obligations of such Investor or the Swingline Investor (as the case may be) hereunder.

ARTICLE IX

THE INVESTOR AGENT

Section 9.1 Appointment and Authorization. Each Investor and the Swingline Investor irrevocably appoints and authorizes the Investor Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Documents as are delegated to the Investor Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as expressly provided herein, only the Investor Agent (and not one or more of the Investors or the Swingline Investor) shall have the authority to deal directly with the Issuer under this Agreement and the other Financing Documents as are delegated to the Investor Agent by the terms hereof or thereof, and each Investor and the Swingline Investor acknowledges that, except as expressly otherwise provided herein, all notices, demands or requests from such Investor or the Swingline Investor (as the case may be) to the Issuer must be forwarded to the Investor Agent for delivery to the Issuer. Each Investor and the Swingline Investor acknowledges that the Issuer has no obligation to act or refrain from acting on instructions or demands of one or more Investors or the Swingline Investor absent written instructions from the Investor Agent in accordance with its rights and authority hereunder.

Section 9.2 Agent and Affiliates. The Investor Agent shall each have the same rights and powers under this Agreement as the Investors and may each exercise or refrain from exercising the same as though it were not the Investor Agent, and the Investor Agent and its respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Issuer or any affiliate thereof as if it were not the Investor Agent hereunder, and the term “Investor” and “Investors” may include IXIS FP, in its individual capacity. The provisions in this Article IX with respect to the Investor Agent shall apply only to the Investor Agent acting in its capacity as such hereunder and not as an Investor.

Section 9.3 Actions by Investor Agent. The obligations of the Investor Agent hereunder are only those expressly set forth herein. The Investor Agent shall not have any duties or responsibilities,

except those expressly set forth herein, or any fiduciary relationship with any Investor or the Swingline Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Investor Agent shall be read into this Agreement or any other Financing Document or shall otherwise exist against the Investor Agent. The provisions of this Article IX are solely for the benefit of the Investor Agent, the Swingline Investor and the Investors. In performing its functions and duties solely under this Agreement and the other Financing Documents, the Investor Agent shall act solely as the agent of the Investors and the Swingline Investor and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Investors or the Swingline Investor. Without limiting the generality of the foregoing, the Investor Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 9.4 Delegation of Duties; Consultation with Experts. The Investor Agent may execute any of its duties under this Agreement or any other Financing Document by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Investor Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Investor Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5 Liability of the Investor Agent. Neither the Investor Agent nor any of its affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Investors or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Investor Agent nor any of its affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any other Financing Document or any Funding hereunder; (ii) the performance or observance of any of the covenants or agreements of the Issuer Parties; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Investor Agent; or (iv) the validity, effectiveness or genuineness of this Agreement or the other Financing Documents or any other instrument or writing furnished in connection herewith. The Investor Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Investor Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document or any other document furnished in connection herewith or therewith in accordance with a request of the Required Investors or all of the Investors, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Investors.

Section 9.6 Indemnification. Each Investor shall, ratably in accordance with its Commitment (or, if the Commitments shall have been terminated, the unpaid principal amount of its Advances), indemnify the Investor Agent, its affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Issuer as may be required under this Agreement) against any cost, expense (including fees of counsel and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Financing Documents or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 9.7 Credit Decision. Each Investor and the Swingline Investor acknowledges that it has, independently and without reliance upon the Investor Agent or any other Investor or the Swingline Investor or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each

Investor and the Swingline Investor also acknowledges that it will, independently and without reliance upon the Investor Agent or any other Investor or the Swingline Investor or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Investor Agent shall not have any duty or responsibility to provide any Investor or the Swingline Investor with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Issuer which may come into the possession of the Investor Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with its acting as Investor Agent under this Agreement and the other Financing Documents.

Section 9.8 Successor Agent. The Investor Agent may resign at any time by giving notice thereof to the Investors, the Swingline Investor and the Issuer. Upon any such resignation, the Investors shall have the right to appoint a successor Investor Agent with the consent of the Issuer (which consent shall not be unreasonably withheld or delayed). In addition, upon the affirmative vote of the Required Investors that the Investor Agent has acted (or failed to act) with gross negligence or committed an act of willful misconduct in its capacity as agent for the Investors hereunder, the Investor Agent shall immediately tender its resignation. If no successor Investor Agent shall have been so appointed by the Investors and approved by the Issuer, and shall have accepted such appointment, within 30 days after the retiring Investor Agent gives notice of resignation, then the retiring Investor Agent may appoint a successor Investor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as such Investor Agent hereunder by a successor Investor Agent, such successor Investor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Investor Agent, and the retiring Investor Agent shall be discharged from its duties and obligations hereunder. After any retiring Investor Agent’s resignation hereunder as Investor Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Investor Agent.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. (a) Notices Generally. Unless otherwise specified in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth in this Section 10.1, or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties. Notices and other communications shall be delivered as follows:

(a) if to the Issuer, to it at c/o NewStar Financial, Inc., 500 Boylston Street, Suite 1600, Boston, MA 02116, Attention: Operations; facsimile number (617) 848-4399; email: operations@newstarfin.com;

(b) if to NewStar, to it at NewStar Financial, Inc., 500 Boylston Street, Suite 1600, Boston, MA 02116, Attention: Operations; facsimile number (617) 848-4399; email: operations@newstarfin.com;

(c) if to the Investor Agent, to it at 9 W. 57th Street, 36th Floor, New York, NY 10019; facsimile number 212-891-1922;

(d) if to MMP-5, to it at c/o Global Securitization Services, LLC, 455 Broad Hollow Road, Suite 239, Melville, NY 11747, Attention: Vice President; telephone number (631) 930-7203; facsimile number (212) 302-8767 with a copy to Hudson Castle Group, 810 Seventh Avenue-11th Floor, New York, NY 10019, Attention: John Heslin; telephone number (646) 624-2600; facsimile number (646) 624-2671; email: jheslin@hudsoncastle.com and cmg@hudsoncastle.com; and

(e) if to the Trustee, to it at U.S. Bank National Association., One Federal Street, 3rd Floor, Boston, MA 02110; Attention: NewStar Structured Finance Opportunities; telephone number (617) 603-6506; facsimile number (503) 258-6028; email: kyle.harcourt@usbank.com.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, 24 hours after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address specified in this Section 10.1; provided that notices to the Investors, the Swingline Investor or the Investor Agent under Article VII or VIII shall not be effective until received. The Issuer and the Investor Agent hereby acknowledge that each CP Conduit has appointed a Funding Agent to act as its agent under this Agreement and, unless otherwise instructed by such CP Conduit, copies of all notices, requests, demands and other documents and communications to be delivered to such CP Conduit hereunder shall be delivered to the Funding Agent with respect to such CP Conduit.

(b) Electronic Communications. Notices and other communications to the Investor Agent, the Swingline Investor, the Trustee and the Investors hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Investor Agent.

Section 10.2 No Waivers. No failure or delay by the Trustee, the Investor Agent, any Investor, the Swingline Investor or the Issuer in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.3 Expenses; Indemnification.

(a) The Issuer shall pay (i) all reasonable out-of-pocket expenses of the Investor Agent, the Swingline Investor and the Investors, including fees and disbursements of counsel in connection with the preparation of this Agreement, the other Financing Documents and any documents and instruments referred to therein, and (ii) if an Event of Default occurs or an amendment, modification or waiver is requested by the Issuer, all out-of-pocket expenses incurred by the Investor Agent, the Swingline Investor and each Investor, including reasonable fees and disbursements of counsel for the Investor Agent, the Swingline Investor and the Investors, in connection with the enforcement of the Financing Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Issuer agrees to indemnify the Investor Agent, each Investor, the Swingline Investor, their respective Affiliates and their respective directors, officers, agents, members and employees (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Financing Documents or the execution, delivery or performance of any Financing Document, (ii) the exercise by the Investor Agent, any Investor, the Swingline Investor or their respective Affiliates of their respective rights and remedies (including foreclosure) under any Financing Document, (iii) a breach by any Issuer Party of any representation, warranty or covenant contained in any Financing Document or document relating to any Collateral or (iv) any loss arising from any action or inaction of the Issuer or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The Issuer’s obligations under this Section 10.3 shall survive the termination of this Agreement and the payment of the Obligations.

(c) The Issuer shall pay, and hold each Investor and the Swingline Investor harmless from and against, any and all Other Taxes, and hold each Investor and the Swingline Investor harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Investor) to pay such Other Taxes.

Section 10.4 Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Investor and the Swingline Investor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by each Investor and the Swingline Investor, as the case may be (including by branches and agencies of such Investor or the Swingline Investor (as the case may be) wherever located) to or for the credit or the account of the Issuer against and on account of the Obligations of the Issuer then due and payable to such Investor or the Swingline Investor (as the case may be) under this Agreement or under any of the other Financing Documents. Each Investor and the Swingline Investor agrees that if it shall, by exercising any right of set off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest or commitment fee due with respect to any Note or other Obligation held by it which is greater than the proportion received by any other Investor or the Swingline Investor in respect of the aggregate amount of principal, interest and commitment fee due with respect to any Note or other Obligation held by such other Investor or the Swingline Investor, the Investor or Swingline Investor receiving such proportionately greater payment shall purchase such participations in the Notes or other Obligations held by the other Investors and the Swingline Investor, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and the other Obligations held by the Investors and the Swingline Investor shall be shared by the Investors and the Swingline Investor pro rata; provided that nothing in this Section 10.4 shall impair the right of any Investor or the Swingline Investor to exercise any right of set off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Issuer other than its Indebtedness under the Notes or the Swingline Advances. The Issuer agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or the Swingline Advances, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Issuer in the amount of such participation. Notwithstanding anything to the contrary contained herein, each Investor and the Swingline Investor may, by separate agreement with the Issuer, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Investor or the Swingline Investor (as the case may be), as applicable, under this Section 10.4.

Section 10.5 Amendments and Waivers. Any provision of this Agreement or the Notes or any other Financing Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer, the Trustee and the Required Investors (and, if the rights or duties of the Investor Agent are affected thereby, by the Investor Agent) or by the Investor Agent acting with the consent of the Required Investors; provided that no such amendment or waiver shall, unless signed by all the Investors, (i) increase or decrease the Commitment of any Investor (except for a ratable decrease in the Commitments of all Investors) or subject any Investor to any additional obligation, (ii) reduce the principal of any Advance, or reduce the rate of interest thereon, or reduce any fees or indemnities payable for the account of the Investors hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Advance or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the Commitments allocable to any Investor or the aggregate unpaid principal amount of the Notes, or the number of Investors, which shall be required for the Investors or any of them to take any action under this Section 10.5 or any other provision of this Agreement, (v) release the Issuer from its obligations under the Security Agreement or (vi) release any Collateral except as provided in this Agreement or the other Financing Documents; provided, further that no such amendment or waiver shall, unless signed by the Swingline Investor, (i) increase or decrease the Swingline Amount or subject the Swingline Investor to any additional obligation, (ii) reduce the principal of any Swingline Advance, or reduce the rate of interest thereon, or reduce any fees or indemnities payable for the account of the Swingline Investor hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Swingline Advance or any fees hereunder or for any reduction or termination of the Swingline Amount, (iv) release the Issuer from its obligations under the Security Agreement or (v) release any Collateral except as provided in this Agreement or the other Financing Documents.

Section 10.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or otherwise transfer any of its rights or obligations under this Agreement or the other Financing Documents without the prior written consent of each other party except as otherwise permitted by this Agreement. With the prior written consent of the Investor Agent, any Investor or the Swingline Investor may assign to one or more assignees a proportionate amount of its rights and obligations under this Agreement; provided that no Investor may assign or transfer any of its rights and obligations (i) unless the amount assigned to each such assignee equals or exceeds $10,000,000, (ii) to any Person other than an Eligible Institution in accordance with Section 12.1, (iii) unless such assignment or transfer is exempt from the registration requirements of the Securities Act and otherwise in compliance with the Securities Act and any applicable state securities laws and (iv) so long as any Commitments are outstanding and no Event of Default is continuing, without the prior written consent of the Issuer (which shall not be unreasonably withheld or delayed, including for the reason that the assignee is a CP Conduit). Notwithstanding the foregoing, without the prior written consent of any party hereto, any Investor may assign or otherwise transfer to IXIS FP a proportionate amount of its rights and obligations under this Agreement so long as such assignment or transfer is exempt from the registration requirements of the Securities Act and otherwise in compliance with the Securities Act and any applicable state securities laws, and such Investor shall notify the Issuer thereof promptly thereafter. Any transfer pursuant to this Section 10.6(a) shall comply with the provision of Section 12.1.

(b) Each Investor and the Swingline Investor may grant to one or more participants (each, a “Participant”) participating interests in its Commitment or any or all of its Advances or Swingline

Advances; provided that no Investor or the Swingline Investor may grant a participating interest in any of its rights or obligations (i) to any Person other than an Eligible Institution and (ii) unless the grant of such participating interest is exempt from the registration requirements of the Securities Act and otherwise in compliance with the Securities Act and any applicable state securities laws. In the event of any such grant by an Investor or the Swingline Investor of a participating interest to a Participant, whether or not upon notice to the Issuer, such Investor or the Swingline Investor (as the case may be) shall remain responsible for the performance of its obligations hereunder, and the Issuer shall continue to deal solely and directly with such Investor or the Swingline Investor (as the case may be) in connection with such Investor’s or the Swingline Investor’s (as the case may be) rights and obligations under this Agreement. Any agreement pursuant to which an Investor or the Swingline Investor may grant such a participating interest shall provide that such Investor or the Swingline Investor (as the case may be) shall retain the sole right and responsibility to enforce the obligations of the Issuer hereunder.

(c) Each Investor and the Swingline Investor may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank and promptly notify the Issuer thereof. No such assignment shall release such Investor or the Swingline Investor from its obligations hereunder.

(d) No Participant or other transferee of any Investor’s or the Swingline Investor’s rights shall be entitled to receive any greater payment under Section 8.2 or 8.3 than such Investor or the Swingline Investor (as the case may be) would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 8.2 or 8.3 requiring such Investor or the Swingline Investor (as the case may be) to designate a different Applicable Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 10.7 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Financing Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Issuer hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Issuer irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Issuer at its address on the signature pages hereto. The Issuer hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Financing Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Investor or the Swingline Investor to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction.

Section 10.8 Marshalling; Recapture. None of the Investor Agent, the Trustee, the Swingline Investor or any Investor shall be under any obligation to marshal any assets in favor of the Issuer or any other party or against or in payment of any or all of the Obligations. To the extent an Investor or the Swingline Investor receives any payment by or on behalf of the Issuer, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Issuer or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Issuer to such Investor or the Swingline Investor (as the case may be) as of the date such initial payment, reduction or satisfaction occurred.

Section 10.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Investor Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile transmission).

Section 10.10 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE INVESTOR AGENT, THE SWINGLINE INVESTOR AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Financing Documents and the making and repayment of the Advances and the Swingline Advances hereunder.

Section 10.12 Domicile of Advances and the Swingline Advances. Subject to Section 10.6, each Investors and the Swingline Investor may transfer and carry its Advances or Swingline Advances (as the case may be) to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Investor or the Swingline Investor (as the case may be).

Section 10.13 Limitation of Liability. No claim may be made by the Issuer or any other Person against the Investor Agent, the Trustee, the Swingline Investor or Investors or their affiliates, directors, officers, employees, attorneys or agents for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Financing Documents, or any act, omission or event occurring in connection therewith; and the Issuer hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.14 Bankruptcy Non-Petition and Limited Recourse. Notwithstanding any other provision of this Agreement, the Investor Agent, the Trustee, the Swingline Investor and each Investor covenants and agrees that it shall not, prior to the date which is one year and one day (or, if longer, any applicable preference period plus one day) after payment in full of the Obligations or, if any Offered Securities are issued by the Issuer, for at least one year and one day (or, if longer, any applicable preference period plus one day) after the latest maturing Offered Security is paid in full, institute against, or join any other Person in instituting against, the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any similar proceeding under any federal or state bankruptcy or similar law; provided that nothing in this provision shall preclude, or be deemed to stop, the Investor Agent, the Trustee, the Swingline Investor or such Investor (a) from taking any action prior to the expiration of the aforementioned one year and one day period in (i) any case or proceeding voluntarily filed or commenced by the Issuer or (ii) any involuntary insolvency proceeding filed or commenced against the Issuer by a Person other than the Investor Agent, the Trustee, the Swingline Investor or such Investor, or (b) from commencing against the Issuer or the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency or a liquidation proceeding. The obligations of the Issuer to the Investor Agent, the Trustee, the Swingline Investor and each Investor under this Agreement and the other Financing Documents are limited recourse obligations payable solely from the Collateral and following realization of the Collateral and its application in accordance with the terms hereof, any outstanding obligations of the Issuer hereunder or under the other Financing Documents shall be extinguished and shall not thereafter revive. In addition, no recourse shall be had for any amounts payable or any other obligations arising under this Agreement and the other Financing Documents against any officer, member, director, employee, partner or security holder of the Issuer or any of its respective successors or assigns. The provisions of this Section 10.14 shall survive the termination of this Agreement.

Section 10.15 Confidentiality. The Investor Agent, the Trustee, the Swingline Investor and each Investor agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Issuer obtained from or on behalf of the Issuer pursuant to the Financing Documents, provided that none of the Investor Agent, the Trustee, the Swingline Investor or such Investor shall be precluded from making disclosure regarding such information: (a) to its counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement), (b) to officers, directors, employees, examiners, agents and partners of the Investor Agent, the Trustee, the Swingline Investor or such Investor and their Affiliates who need to know such information in accordance with customary practices for lenders of such type (who are, in each case, subject to this confidentiality agreement), (c) to the Program Manager and the Conduit Support Providers and Affiliates thereof who need to know such information (who are, in each case, subject to this confidentiality agreement), (d) in response to a subpoena or order of a court or governmental agency, (e) to any transferee or prospective transferee of, or to any entity participating or considering participating in, any credit made under this Agreement, provided that such Investor or the Swingline Investor (as the case may be) shall require that any such transferee, prospective transferee or entity agree in writing to be subject to this Section 10.15, it being understood that none of the Investor Agent, the Trustee, the Swingline Investor or such Investor shall have any duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 10.15, (f) to the Rating Agencies or Conduit Rating Agencies, or (g) as required by law or legal process, GAAP or applicable regulation or regulatory authority. In connection with enforcing its rights pursuant to this Section 10.15, the Issuer shall be entitled to the equitable remedies of specific performance and injunctive relief against the Investor Agent, the Trustee, the Swingline Investor and each Investor in respect of a breach of the confidentiality provisions of this Section 10.15.

Notwithstanding the foregoing, the Investor Agent, the Trustee, the Swingline Investor, the Investors (including for this purpose any Conduit Support Providers) and the Issuer (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment or tax structure, other than any information revealing the identity of the parties hereto, and except that, with respect to any document or similar item that in either case contains information concerning the U.S. tax treatment or U.S. tax structure of such transactions as well as other information, this paragraph shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

Section 10.16 Investment Representations. Each Investor and the Swingline Investor severally represents to the Issuer as follows:

(a) such Investor or the Swingline Investor (as the case may be) is purchasing the Notes to be purchased by it on the Closing Date for its own general account and/or for one or more separate accounts maintained by it and not with a view to any distribution of the Notes that would be in violation of the securities laws of the United States of America or any State thereof, without prejudice, however, to such Investor’s or the Swingline Investor’s (as the case may be) right at all times to sell or otherwise dispose of all or any part of the Notes under an exemption from such registration available under the Securities Act (including Rules 144 and 144A promulgated thereunder), and subject, nevertheless, to the disposition of its property being at all times within its control;

(b) such Investor or the Swingline Investor (as the case may be) (i) is an institution that is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, and (ii) by reason of its business and financial experience, and the business and financial experience of those Persons retained by it to advise it with respect to its investment in the Notes, has, together with such advisors, such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. Such Investor or the Swingline Investor (as the case may be) has been afforded the opportunity to make inquiries of management of the Issuer and the Collateral Manager and has made its own investigation whether or not to purchase Notes and in making its decision has not relied in any way on the fact that any other Person has decided to purchase Notes hereby; and

(c) such Investor or the Swingline Investor (as the case may be), and any separate account maintained by it for whose account the Notes are being purchased, is a Qualified Purchaser.

ARTICLE XI

CP CONDUITS

Section 11.1 Special Provisions Applicable to CP Conduits. Each of the parties hereby covenants and agrees that:

(a) it shall not institute against, or join any other Person in instituting against, any CP Conduit (including MMP-5) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law until at least one year and one day after the latest maturing Commercial Paper Note issued by such CP Conduit is paid in full;

(b) it waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Conduit (including MMP-5) against and on account of the obligations and liabilities of such CP Conduit to such party under this Agreement;

(c) the Commitment of any CP Conduit (including MMP-5) and any other amounts payable by such CP Conduit under this Agreement shall be without recourse to any officer, director,

employee, stockholder, member, agent or manager of such CP Conduit and shall be solely the obligations of such CP Conduit;

(d) notwithstanding any provisions contained in this Agreement to the contrary, no CP Conduit (including MMP-5) shall, or shall be obligated to, fund or pay any amount pursuant to its Commitment or any other obligation under this Agreement unless such CP Conduit has received funds which may be used to make such funding or other payment and which funds are not required to repay Commercial Paper Notes issued by such CP Conduit when due, and after giving effect to such payment, either (i) such CP Conduit could issue Commercial Paper Notes to refinance all of such CP Conduit’s outstanding Commercial Paper Notes (assuming such outstanding Commercial Paper Notes matured at such time) in accordance with the program documents governing its commercial paper program or (ii) all of the Commercial Paper Notes are paid in full. Any amount which such CP Conduit does not advance pursuant to the operation of this paragraph shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such CP Conduit for any such insufficiency;

(e) notwithstanding anything to the contrary herein, but subject in all respects to Section 10.15 hereof, any CP Conduit (including MMP-5) may disclose to the Conduit Support Providers, the Program Manager, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Conduit, a Conduit Support Provider, the Program Manager, any Affiliate of such party and any of the Conduit Rating Agencies, the identities of (and other material information regarding) the Issuer, any other obligor on, or in respect of, an Advance or a Swingline Advance made by such CP Conduit, collateral for such an Advance or Swingline Advance and any of the terms and provisions of the Financing Documents that it may deem necessary or advisable;

(f) no provision herein pertaining specifically to any CP Conduit (including MMP-5), a Conduit Support Provider or an Advance or a Swingline Advance made by such CP Conduit, including this Section 11.1, may be amended or waived without the written consent of such CP Conduit;

(g) the provisions of Sections 11.1(a) and 11.1(d) shall survive the termination of this Agreement;

(h) no pledge and/or collateral assignment by any CP Conduit (including MMP-5) to a Conduit Support Provider under a Conduit Support Facility of an interest in the rights of such CP Conduit in any Advance or Swingline Advance made by such CP Conduit and the Obligations shall constitute an assignment and/or assumption of such CP Conduit’s obligations under this Agreement, such obligations in all cases remaining with such CP Conduit. Moreover, any such pledge and/or collateral assignment of the rights of such CP Conduit shall be permitted hereunder without further action or consent, and any such pledgee may perfect a collateral assignment of such interest notwithstanding anything to the contrary in this Agreement; and

(i) each CP Conduit may act hereunder by and through its Program Manager.

(j) notwithstanding anything to the contrary contained herein, if a TRS Event of Default has occurred and is continuing and the TRS Provider is the Defaulting Party in connection therewith, then any consent rights held by the TRS Provider hereunder and any right of the TRS Provider to exercise any discretion or make any determination hereunder shall be deemed to be held by MMP-5 in lieu of the TRS Provider.

ARTICLE XII

THE TRUSTEE

Section 12.1 Registration; Registration of Transfer and Exchange.

(a) The Issuer will cause to be maintained a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration and transfer of the Notes. The Trustee initially will be the “Note Registrar” and will keep the Note Register, as agent for and on behalf of the Issuer, for the purpose of registering the Notes and transfers of the Notes as provided in this Note Purchase Agreement. Upon any resignation of any Note Registrar, Issuer will promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Note Registrar. If a Person other than the Trustee is appointed by the Issuer as Note Registrar, (i) the Issuer will give the Trustee prompt notice of the appointment of such Note Registrar and of the location, and any change in the location, of the Note Register, (ii) the Trustee will have the right to inspect the Note Register at all reasonable times and to obtain copies of the Note Register, and (iii) the Trustee will have the right to rely upon a certificate executed on behalf of the Note Registrar by an Authorized Officer of the Note Registrar as to the name and address of the Investors and the principal amounts and number of each such Note.

(b) Upon the issuance or surrender for registration of transfer of any Note at the office of the Issuer, if the requirements of Section 8-401(a) of the UCC are met, the Issuer will execute, and the Trustee, at the direction of the Issuer or the Investor Agent on its behalf, will authenticate and will deliver to the related Investor, in the name of the designated purchaser, transferee or transferees, one or more new Notes in any authorized denomination, in the same aggregate principal amount.

(c) At the option of an Investor, any Note may be exchanged for other Notes in any authorized denominations, in the same aggregate principal amount, upon surrender of the Note to be exchanged at such office or agency. Whenever the Note is so surrendered for exchange, if the requirements of Section 8-401(a) of the UCC are met, the Issuer will execute, and the Trustee will authenticate and will deliver to the Investor, the Notes that the Investor making such exchange is entitled to receive.

(d) All Notes issued upon any registration of transfer or exchange of Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Note Purchase Agreement as the Note surrendered upon such registration of transfer or exchange.

(e) Every Note presented or surrendered for registration of transfer or exchange will be (i) duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Trustee duly executed by, the Investor of such Note or such Investor’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Note Registrar’s Medallion Program or such other “signature guarantee program” in accordance with the Exchange Act and (ii) accompanied by such other documents or evidence as the Trustee may require.

(f) Neither the Issuer nor the Trustee will impose a service charge on the Investor for any registration of transfer or exchange of the Note, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Note.

(g) By acceptance of the Note, each Investor specifically agrees with and represents to the Issuer, the Trustee and the Note Registrar, that:

(i) no Transfer of such Note will be made unless the registration requirements of the Securities Act and any applicable State securities laws are complied with, or such transfer is exempt from the registration requirements under the Securities Act, and only to (A) an institutional accredited investor as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act and any entity in which all of the equity investors come within such paragraphs, and that is a Qualified Purchaser or (B) a Qualified Institutional Buyer that is a Qualified Purchaser and, in each case, such transfer is in accordance with any applicable State securities laws;

(ii) if a holder of a Note wishes to transfer all or a part of such Note, such holder may, subject to the terms hereof exchange or cause the exchange of all or a portion of such Note for another Note. Upon receipt by the Trustee, as Note Registrar, of instructions from the Issuer to authenticate and deliver a new Note registered in the name of the transferee or its nominee in a principal amount equal to the portion of such Note presented for transfer or exchange, then the Trustee will exchange such Note for the remaining untransferred principal amount of or cancel, as applicable, such Note presented for transfer for exchange (and note such reduction or cancellation in the Note Register) and authenticate and deliver to the transferee the Note specified in such instructions in an aggregate principal amount equal to the portion of the principal amount of the Note presented for transfer or exchange (and note the issuance, principal amount and registered holder of such Note in the Note Registrar), and in the case of a transfer in part, authenticate and deliver to the transferor a Note for any remaining portion of the principal amount of the Note presented for transfer or exchange.

The Trustee and Note Registrar shall have no responsibility to monitor or restrict the transfer of Notes except to receive and act upon the instructions provided for above in connection with any such proposed transfer.

(iii) none of the Issuer, the Note Registrar or the Trustee is under an obligation to register any Note under the Securities Act or any State securities laws. Each Note will bear a legend to the following effect unless determined otherwise by Collateral Manager (as certified to the Note Registrar in an officer’s certificate of the Collateral Manager):

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY SECURITIES OR BLUE SKY LAW OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (1) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT AND ANY ENTITY IN WHICH ALL OF THE EQUITY INVESTORS COME WITHIN SUCH PARAGRAPHS WHICH PERSON IS ALSO A “QUALIFIED PURCHASER” (A “QUALIFIED PURCHASER”) WITHIN THE

MEANING THEREOF IN SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED OR (2) TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING THEREOF IN RULE 144A UNDER THE SECURITIES ACT THAT IS ALSO A QUALIFIED PURCHASER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND SECURITIES AND BLUE SKY LAWS OF THE STATES OF THE UNITED STATES, AND SUBJECT TO THE RECEIPT BY THE TRUSTEE AND THE NOTE REGISTRAR OF SUCH OTHER EVIDENCE REASONABLY ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS;”

(iv) as a condition to the registration of any sale, transfer, assignment, participation, pledge or other disposition (each, a “Transfer”) of a Note, the prospective transferee of such Note will be required to represent and warrant to the Trustee, the Note Registrar and the Issuer that it understands that:

(1) no subsequent Transfer of the Note is permitted unless it causes its proposed transferee to provide to the Issuer and the Note Registrar such written statements as the Issuer may reasonably require and

(2) any purported Transfer of the Note (or any interest therein) in contravention of any of the restrictions and conditions contained in this Section 12.1 will be null and void, and the purported transferee in any such purported Transfer will not be recognized by the Issuer or any other Person as a Investor for any purpose; and

(v) no Transfer of any Note may be made except in accordance with the terms of this Note Purchase Agreement.

Section 12.2 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, subject to the provisions of Article VI, the Trustee will exercise the rights and powers vested in it by this Note Purchase Agreement and the other Financing Documents and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Note Purchase Agreement and the other Financing Documents and no implied covenants or obligations are to be read into this Note Purchase Agreement or any other Financing Document against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions furnished to it, upon any certificates or opinions furnished to it and, if required by the terms of this Note Purchase Agreement or any other Financing Document, conforming to the requirements of this Note

Purchase Agreement or such other Financing Document, provided that the Trustee will examine any such certificates and opinions to determine whether or not they conform to the requirements of this Note Purchase Agreement or such other Financing Document.

(c) The Trustee will not be liable for any action it takes or omits to take in the absence of bad faith which it believes to be authorized or within its rights or powers. However, the Trustee may not be relieved from liability for its own willful misconduct, negligence or bad faith, except that:

(i) this Section 12.2(c) does not limit Section 12.2(b);

(ii) the Trustee will not be liable for any error of judgment made in good faith by an Authorized Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in the absence of bad faith in accordance with a direction received by it from the Investor Agent.

(d) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, this Note Purchase Agreement or any other Financing Document.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Note Purchase Agreement or any other Financing Document, to expend or risk its own funds or otherwise incur financial liability or to honor the request or direction of any of the Investors pursuant to this Note Purchase Agreement or any other Financing Document, unless such Investor or Investors shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with the request or direction. Anything in this Note Purchase Agreement or any other document executed in connection herewith to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

(g) Every provision of this Note Purchase Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Section 12.2(g).

(h) The Trustee will not be charged with knowledge of any Default unless either (i) Responsible Officer of the Trustee has actual knowledge of such Default or (ii) notice of such Default has been given to the Trustee in accordance with this Note Purchase Agreement.

(i) The Trustee shall (subject to Section 12.3) act in accordance with directions received by it from the Investor Agent and shall not be liable for any action it takes or omits to take in good faith in accordance therewith.

(j) On or before the date of the initial Funding hereunder, and until its removal pursuant to Section 12.7 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Issuer and the Collateral Manager, the following:

(i) no later than 11 a.m. on each Business Day, the Trustee shall deliver or make available to the Collateral Manager, either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to Interest Proceeds and Principal Proceeds. The Trustee shall cooperate to promptly resolve any discrepancies with the Collateral Manager arising from such report.

(ii) The Trustee shall maintain all necessary or appropriate records, operating procedures and systems with respect to its respective duties under this Note Purchase Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee) as may be reasonably requested from time to time by the Collateral Manager.

Section 12.3 Rights of Trustee.

(a) The Trustee may execute any of the trusts or powers under this Note Purchase Agreement or perform any duties under this Note Purchase Agreement or any other Financing Document either directly or by or through agents or attorneys or a custodian or nominee, and the Trustee will not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, counsel, custodian or nominee appointed with due care by it under this Note Purchase Agreement or such other Financing Document.

(b) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Note Purchase Agreement, the Notes and any other Financing Document will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it under this Note Purchase Agreement or any other Financing Document in the absence of bad faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee is under no obligation to exercise any of the rights or powers vested in it by this Note Purchase Agreement or any other Financing Document or to honor the request or direction of the Investor Agent pursuant to this Note Purchase Agreement or any other Financing Document unless one or more Investors, have offered to the Trustee reasonable security or indemnity satisfactory to it from and against the reasonable costs, expenses and disbursements that might be incurred by the Trustee in complying with such request or direction.

(d) The Trustee may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(e) The Trustee shall not be bound to make any investigation into the performance of the Issuer or the Collateral Manager under this Note Purchase Agreement or any other Financing Document or into the matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other document, but the Trustee, in its discretion, may make any further inquiry or investigation into those matters that it deems appropriate, and if the Trustee determines to inquire further, it shall be entitled to examine the books, records and premises of the Issuer and the Collateral Manager, personally or by agent or attorney provided, however, that any such examination shall be at a time acceptable to the Issuer in its reasonable judgment during normal business hours; provided, further that each such party shall, and shall cause its agents, to hold in confidence any and all such information, except (i) to the extent disclosure may be required by law by any regulatory authority, (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder and (iii) an Investor may disclose such information obtained from the Trustee to any prospective transferee and to such Investor’s and transferee’s accountants, consultants, attorneys and similar agents; provided that all such persons agree in writing with the Issuer to hold such information as confidential.

(f) If the Trustee is also acting as paying agent, note registrar, securities intermediary and custodian hereunder or under any other Financing Document, the rights and protections afforded to the Trustee pursuant to this Article shall also be afforded to it in such additional capacities.

(g) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(h) The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of the Issuer or the Collateral Manager.

(i) The permissive rights of the Trustee to do things enumerated in this Note Purchase Agreement shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful default.

(j) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Issuer and any Person with respect thereto, or the perfection of any security interest created in any of the Collateral or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

(k) Nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or verify any report, certificate or information received by it from the Issuer or the Collateral Manager.

Section 12.4 Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not the Trustee. Any Note Registrar or co-registrar under this Note Purchase Agreement may do the same with like rights.

Section 12.5 Trustee’s Disclaimer. The Trustee (a) will not be responsible for, or makes any representation as to, the validity or adequacy of this Note Purchase Agreement, the Collateral, any other Financing Document or the Notes and (b) will not be accountable for the Issuer’s use of the proceeds from the Notes, or responsible for any statement of the Issuer in this Note Purchase Agreement or in any document issued in connection with the sale of the Note (all of which will be deemed to be statements of the Issuer) other than the certificate of authentication of the Trustee.

Section 12.6 Compensation and Indemnity.

(a) The Issuer will pay the Trustee as compensation for the Trustee’s services under this Note Purchase Agreement and the other Financing Documents such fees as have been separately agreed upon on the date of this Note Purchase Agreement between the Issuer and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee for all reasonable out-of-pocket expenses incurred or made by the Trustee, including costs of collection, and the reasonable compensation, expenses and disbursements of the

Trustee’s agents, counsel, accountants and experts, but excluding any expenses incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(b) The Issuer will indemnify, defend and hold harmless the Trustee both in its capacity as such and individually, and its officers, directors, employees and agents (each, an “Indemnified Party”), from and against any and all costs, expenses, losses, damages, claims and liabilities incurred by it in connection with the administration of the Issuer under this Note Purchase Agreement and the other Financing Documents, the administration of and the performance of its duties under this Note Purchase Agreement and the other Financing Documents, including the costs and expenses of defending itself against any loss, damage, claim or liability incurred by it in connection with the exercise or performance of any of its powers or duties under this Note Purchase Agreement and the other Financing Documents, but excluding any cost, expense, loss, damage, claim or liability incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(c) The payment obligations of the Issuer to the Trustee pursuant to this Section 12.6 will survive the resignation or removal of the Trustee and the discharge of this Note Purchase Agreement. When the Trustee incurs expenses after the occurrence of an Event of Default specified in this Section 12.6 with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Code or any other applicable federal or State bankruptcy, insolvency or similar law.

Section 12.7 Replacement of Trustee.

(a) No resignation or removal of the Trustee, and no appointment of a successor Trustee, will become effective until the acceptance of appointment by the successor Trustee pursuant to this Section 12.7. The Trustee may resign by notifying the Issuer, the Collateral Manager and the Investor Agent. The Investor Agent or the Required Investors may remove the Trustee without cause by notifying the Trustee, the Collateral Manager and the Issuer and may appoint a successor Trustee. Following the removal or resignation of any Person in the capacity of the Trustee, which will only be effective and occur upon the acceptance of appointment by the successor Trustee pursuant to this Section 12.7, the obligations of such Person in such capacity will terminate (except for any obligations required to be performed prior to such termination).

(b) The Issuer must, and the Investor Agent may, remove Trustee, by written notice of such removal to the Trustee, if:

(i)	the Trustee fails to comply with Section 12.10;

(ii)	an Insolvency Proceeding occurs with respect to the Trustee;

(iii)	a receiver or other public officer takes charge of the Trustee or its property; or

(iv)	as evidenced by an opinion of counsel delivered to the Collateral Manager, the Issuer and the Investor Agent, the Trustee becomes legally unable to act or otherwise incapable of acting as the Trustee.

(c) If the Trustee gives notice of intention to resign or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to in this Note Purchase Agreement as the retiring Trustee), the Investor Agent (with the consent of the Issuer, which consent shall not be unreasonably withheld or delayed) may appoint a successor Trustee.

(d) Any successor Trustee must execute and deliver a written acceptance of its appointment to the retiring Trustee, the Issuer, the Collateral Manager, the Investor Agent and each Hedge Counterparty and thereupon the resignation or removal of the retiring Trustee will become effective, and such successor Trustee will have all the rights, powers, duties and obligations of the Trustee under this Note Purchase Agreement and the other Financing Documents. The Issuer will pay all amounts owed to the retiring Trustee upon the retiring Trustee’s resignation or removal. The successor Trustee will deliver a notice of its succession to the Investors. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee.

(e) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Investor Agent may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) Notwithstanding the replacement of Trustee pursuant to this Section 12.7, the obligations of the Issuer under Section 12.6 will continue for the benefit of the retiring Trustee.

Section 12.8 Successor Trustee by Merger, Conversion or Transfer.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person will be the successor Trustee so long as such Person will be otherwise qualified and eligible under Section 12.10. The Trustee will promptly notify the Investor Agent, the Issuer and the Collateral Manager of any such transaction.

(b) If at the time any such successor by merger, conversion or consolidation to the Trustee succeeds to the trusts created by this Note Purchase Agreement one or more Notes have been authenticated but not delivered, any such successor may adopt the certificate of authentication of any predecessor Trustee and deliver such Notes so authenticated. If at such time a Note has not been authenticated, any successor to Trustee may authenticate such Note either in the name of any predecessor under this Note Purchase Agreement or in the name of the successor to Trustee. In all such cases such certificates will have the same force and effect provided for anywhere in the Notes or in this Note Purchase Agreement as the certificate of the predecessor Trustee.

Section 12.9 Appointment of Separate Trustee or Co-Trustee.

(a) Notwithstanding any other provision of this Note Purchase Agreement, the Trustee has the power and may execute and deliver an instrument to appoint one or more Persons to act as a separate trustee or separate trustees, or co-trustee or co-trustees, of all or any part of the Collateral, and to vest in such Person or Persons, in such capacity and for the benefit of the Persons secured by the Security Agreement, such title to the Collateral, or any part of the Collateral, and, subject to this Section 12.9, such rights, powers, duties and obligations as the Trustee may consider necessary or desirable for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral may at the time be located. No separate trustee or co-trustee will be required to meet the terms of eligibility as a successor trustee under Section 12.10 and no notice to Investors of the appointment of any separate trustee or co-trustee will be required under Section 12.7.

(b) Every separate trustee and co-trustee will, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)	all rights, powers, duties and obligations conferred or imposed upon the Trustee will be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee will not be authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee will be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion of the Collateral in any such jurisdiction) will be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)	no trustee will be personally liable by reason of any act or omission of any other trustee under this Note Purchase Agreement; and

(iii)	The Trustee may accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee will be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee will refer to this Note Purchase Agreement and the conditions of this Section 12.9. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, will be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided in such instrument of appointment, subject to this Note Purchase Agreement. Every such instrument will be filed with the Trustee.

(d) Any separate trustee or co-trustee may constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Note Purchase Agreement or any other Financing Document on its behalf and in its name. If any separate trustee or co-trustee dies, becomes incapable of acting, resigns or is removed, all of its estates, properties, rights, remedies and trusts will vest in and be exercised by Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 12.10 Eligibility; Disqualification. The Trustee must at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act of 1939. The Trustee or its parent must have a combined capital and surplus of at least $50,000,000 as set forth in its most recent annual published report of condition and must have a long-term unsecured debt rating of at least “A+” by S&P and at least “A1” Moody’s or must otherwise be acceptable to the Investor Agent.

Section 12.11 Representation of Trustee. The Trustee represents and warrants that (i) it is a “bank” within the definition given in Section 26(a)(1) of the Investment Company Act; (ii) it shall have an aggregate capital surplus and undivided profits of an amount not less than $50,000,000; (iii) it is not an Affiliate of the Issuer and; (iv) it, in its representative capacity, is not providing credit or credit enhancement to the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NEWSTAR STRUCTURED FINANCE OPPORTUNITIES, LLC

By:	/s/ John J. Frishkopf
	Name:	John J. Frishkopf
	Title:	Managing Director

NEWSTAR FINANCIAL, INC.

By:	/s/ John J. Frishkopf
	Name:	John J. Frishkopf
	Title:	Managing Director

Note Purchase Agreement

IXIS FINANCIAL PRODUCTS INC.

By:	/s/ Ralph J. Inglese
	Name:	Ralph J. Inglese
	Title:	Managing Director

By	/s/ Christopher Hayden
	Name:	Christopher Hayden
	Title:	Managing Director

Applicable Office:

IXIS Financial Products Inc. 9 West 57th Street New York, NY 10019 Attention: Evelyn Clarke FAX: (212) 891-1922

Note Purchase Agreement

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Kyle Beth Harcourt
	Name:	Kyle Beth Harcourt
	Title:	Vice President

Applicable Office:

U.S. Bank, N.A. One Federal Street, 3rd Floor Boston, MA 02110 FAX: (503) 258-6028

Now Purchase Agreement

INVESTORS

MMP-5 FUNDING, LLC

By:	/s/ Andrew L. Stidd
	Name:	Andrew L. Stidd
	Title:	President

Applicable Office:

MMP-5 Funding, LLC c/o Global Securitization Services, LLC 445 Broad Hollow Road, Suite 239 Melville, NY 11747 PH: (631) 930-7203 FAX: (212) 302-8767

Note Purchase Agreement

SWINGLINE INVESTOR

MMP-5 FUNDING, LLC

By:	/s/ Andrew L. Stidd
	Name:	Andrew L. Stidd
	Title:	President

Applicable Office:

MMP-5 Funding, LLC c/o Global Securitization Services, LLC 445 Broad Hollow Road, Suite 239 Melville, NY 11747 PH: (631) 930-7203 FAX: (212) 302-8767

Note Purchase Agreement

SCHEDULE A

Moody’s Asset Sectors

Moody’s Sector Code	Sector Name
36	ABS - Consumer - Consumer ABS - Auto and Personal Lease
37	ABS - Consumer - Consumer ABS - Credit Card
38	ABS - Consumer - Consumer ABS - Student Loans
39	ABS - Consumer - RMBS - First and Second Lien Prime
40	ABS - Consumer - RMBS - Midprime
41	ABS - Consumer - RMBS - Subprime
42	ABS - Consumer - RMBS - Manufactured Housing
43	ABS - Consumer - ABS CDOs
44	ABS - Specific - Specific - Tax Lien
45	ABS - Specific - Specific – Aircraft Leases
46	ABS - Specific - Specific - Structured Settlement
47	ABS - Specific - Specific – Equipment Leases
48	ABS - Specific - Specific - Factoring
49	ABS - Specific - Specific - IP (including Entertainment Royalties)
50	ABS - Specific - Specific – Rail Easements
51	ABS - Specific - Specific - Tobacco Bonds
52	ABS - Commercial Real Estate - CMBS - Conduit
53	ABS - Commercial Real Estate - CMBS - Credit Tenant Lease
54	ABS - Commercial Real Estate - CMBS - Large Loans
55	ABS - Commercial Real Estate - REITs - Hotel
56	ABS - Commercial Real Estate - REITs - Multi family
57	ABS - Commercial Real Estate - REITs - Office
58	ABS - Commercial Real Estate - REITs - Retail
59	ABS - Commercial Real Estate - REITs - Industrial
60	ABS - Commercial Real Estate - REITs - Healthcare
61	ABS - Commercial Real Estate - REITs - Self-storage
62	ABS - Commercial Real Estate - REITs - Diversified
63	ABS - Commercial Real Estate - Real Estate CDOs
64	ABS - Corporate related - CDO - CDO^n exposed to IG
65	ABS - Corporate related - CDO - CDO^n exposed to HY
66	ABS - Corporate related - CDO - CDO^n exposed to EM
67	ABS - Corporate related - CDO - CDO^n exposed to SME and SME Lease
68	ABS - Corporate related - CDO - Franchise Loans

Schedule A

SCHEDULE B

Commitments

MMP-5 Funding, LLC	$200,000,000

Schedule B

SCHEDULE C

Moody’s Loss Scenario Matrix

“Eligible First Lien Loan” means any loan, security or participation under which the Issuer and any other lenders are granted a valid, perfected first priority security interest in designated collateral (whether or not the Issuer and any other lenders are also granted a security interest of lower priority in additional collateral).

“Eligible Second Lien Loan” means a loan, reimbursement obligation or debt security, including a participation therein (for purposes of this definition, a “loan”) which:

(a) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan, other than, with respect to any valid first priority perfected security interest in specified collateral, with respect to the liquidation of such obligor or such collateral;

(b) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such loan (whether or not the Issuer and any other lenders are also granted a security interest of a higher or lower priority in additional collateral);

(c) is secured by collateral having a value (determined as set forth below) materially greater than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral;

(d) is not a loan which is secured solely or substantially by the common stock of its obligor or any of its Affiliates (provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties), or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the related Underlying Instruments limit the incurrence of indebtedness by such subsidiary, and (y) the aggregate amount of all such indebtedness is not greater than 60% of the aggregate value of the assets of such subsidiary); and

(e) does not qualify as an Eligible First Lien Loan.

“Moody’s Recovery Rate” means, in respect of a Collateral Debt Security including a general corporate loan, an amount equal to (i) 100% minus (ii) the percentage for such Collateral Debt Security set forth below in (x) the table corresponding to the relevant Specified Type of Collateral Debt Security (as defined in Schedule E), (y) the column in such table setting forth the Rating (defined below) of such Collateral Debt Security and (z) the row in such table opposite the percentage of the Issue of which such Collateral Debt Security is a part relative to the total capitalization of (including both debt and equity securities issued by) the relevant issuer of or obligor on such Collateral Debt Security determined as of the date of issuance of such Collateral Debt Security; provided that (A) if the timely payment of principal of and interest on such Collateral Debt Security is guaranteed by another person (and such guarantee ranks at

Schedule C

least equally and ratably with such guarantor’s senior unsecured long-term debt), such amount shall be 30% and (B) if such Collateral Debt Security is a Reinsurance Security, such amount shall be assigned by Moody’s upon the purchase of such Collateral Debt Security. If, for any Collateral Debt Security, Moody’s has assigned a recovery rate, such recovery rate will override any recovery rate assigned by the procedure set forth above.

“Rating” means, in respect of a Collateral Debt Security for purposes only of this Schedule C (i) if the Collateral Debt Security is publicly rated by Moody’s, the original public rating assigned by Moody’s or (ii) if the Collateral Debt Security is not publicly rated by Moody’s, the Moody’s Rating.

A. ABS Type Diversified Securities

	Rating
Percentage of Total Capitalization	Aaa	Aa	A	Baa	Ba	B
Greater than 70%	15%	20%	30%	40%	50%	60%
Less than or equal to 70%, but greater than 10%	25%	30%	40%	50%	60%	70%
Less than or equal to 10%	30%	35%	45%	55%	65%	75%

B. ABS Type Residential Securities

	Rating
Percentage of Total Capitalization	Aaa	Aa	A	Baa	Ba	B
Greater than 70%	15%	20%	35%	45%	55%	70%
Less than or equal to 70%, but greater than 10%	25%	30%	45%	55%	65%	75%
Less than or equal to 10%, but greater than 5%	35%	45%	55%	60%	70%	80%
Less than or equal to 5%, but greater than 2%	45%	55%	60%	65%	75%	85%
Less than or equal to 2%	55%	65%	70%	75%	85%	90%

Schedule C

C. ABS Type Undiversified Securities

	Rating
Percentage of Total Capitalization	Aaa	Aa	A	Baa	Ba	B
Greater than 70%	15%	20%	35%	45%	55%	70%
Less than or equal to 70%, but greater than 10%	25%	30%	45%	55%	65%	75%
Less than or equal to 10%, but greater than 5%	35%	45%	55%	65%	75%	85%
Less than or equal to 5%, but greater than 2%	45%	55%	65%	70%	80%	90%
Less than or equal to 2%	55%	65%	75%	80%	90%	95%

D. Low-Diversity CBO Securities

	Rating
Percentage of Total Capitalization	Aaa	Aa	A	Baa	Ba	B
Greater than 70%	20%	25%	40%	50%	55%	70%
Less than or equal to 70%, but greater than 10%	30%	40%	45%	55%	65%	75%
Less than or equal to 10%, but greater than 5%	40%	50%	55%	65%	75%	85%
Less than or equal to 5%, but greater than 2%	50%	60%	65%	70%	80%	90%
Less than or equal to 2%	70%	75%	80%	85%	93%	96%

Schedule C

E. High-Diversity CBO Securities

	Rating
Percentage of Total Capitalization	Aaa	Aa	A	Baa	Ba	B
Greater than 70%	15%	20%	35%	45%	55%	70%
Less than or equal to 70%, but greater than 10%	25%	30%	40%	50%	60%	75%
Less than or equal to 10%, but greater than 5%	35%	45%	50%	60%	70%	80%
Less than or equal to 5%, but greater than 2%	45%	55%	60%	65%	75%	90%
Less than or equal to 2%	55%	65%	70%	75%	90%	95%

F. (a) If such Collateral Debt Security is (i) an Eligible First Lien Loan or Eligible Second Lien Loan, or (ii) a senior unsecured loan, the Moody’s Recovery Rate shall be determined pursuant to the table below based on the number of rating subcategories difference between the Moody’s Rating for such Collateral Debt Security and the Moody’s corporate family rating of the issuer or obligor or an unsecured rating of another obligation of the same issuer or obligor, as applicable, of such Collateral Debt Security (for purposes of clarification, if the Moody’s Rating for such Collateral Debt Security is higher than the Moody’s corporate family rating of the issuer or obligor of such Collateral Debt Security, the rating subcategories difference will be positive and if it is lower, negative) provided that if Moody’s has assigned a recovery rate to such Collateral Debt Security, then the assigned recovery rate will be the Moody’s Recovery Rate without regard to any other subsection of this definition:

Number of Moody’s

ratings subcategories

difference between the

Moody’s Rating for such

Collateral Debt Security

and the Moody’s

corporate family rating of

the issuer or obligor of

the Collateral Debt
Security on the
Measurement Date

	Moody’s Recovery Rate for Eligible First Lien Loans and Eligible Second Lien Loans

Number of Moody’s
ratings subcategories
difference between the

Moody’s Rating for such

Collateral Debt Security

and the Moody’s unsecured
rating of another obligation
of the same issuer or
obligor of the Collateral
Debt Security on the
Measurement Date

			Moody’s Recovery Rate for subordinated or senior unsecured loan Collateral Debt Securities
+2 or more	60%	+2 or more	45%
+1	50%	+1	42.5%
0	45%	0	40%
-1	40%	-1	30%
-2 or less	20%	-2 or less	15%

Schedule C

(b) With respect to any Eligible First Lien Loan or Eligible Second Lien Loan, if Moody’s does not have in effect a corporate family rating of the issuer or obligor thereof, the Moody’s Recovery Rate shall be deemed to be 45%.

(c) With respect to any subordinated or senior unsecured loan, if Moody’s does not have in effect an unsecured rating of another obligation of the same issue or obligor, the Moody’s Recovery Rate shall be deemed to be 40%.

(d) With respect to any Synthetic Security, the Moody’s Recovery Rate shall be as assigned by Moody’s.

(e) With respect to any general corporate loan Collateral Debt Security that is not otherwise referenced in clauses (a) through (e) of this paragraph, the Moody’s Recovery Rate shall be deemed to be 30%.

Schedule C

SCHEDULE D

TABLE OF MOODY’S ASSET CLASSES

Class A-1	Class D
Credit Card Securities	Bank Guaranteed Securities
Healthcare Securities	Insurance Company Guaranteed Securities
Home Equity Loan Securities
Manufactured Housing Securities
Prime Residential Mortgage Securities
Small Business Loan Securities
Student Loan Securities
Subprime Residential Mortgage Securities
Tax Lien Securities

Class A-2	Class E
Mutual Fund Fee Securities	Project Finance Securities
Oil and Gas Securities
Restaurant and Food Services Securities

Class B
Aerospace and Defense Securities
Automobile Securities
Car Rental Receivable Securities
Recreational Vehicle Securities
Subprime Automobile Securities

Schedule D

SCHEDULE E

ADDITIONAL TERMS

“ABS CBO Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a portfolio of Collateral Debt Securities.

“ABS Type Diversified Securities” means (1) Automobile Securities; (2) Car Rental Receivable Securities; (3) Credit Card Securities; (4) Equipment Leasing Securities; (5) Recreational Vehicle Securities; (6) Student Loan Securities; (7) Time Share Securities; (8) Emerging Asset Class Securities; and (9) any other type of Collateral Debt Securities that becomes a Specified Type after the Additional Notes Closing Date in accordance with the definition thereof and are designated as “ABS Type Diversified Securities” in connection therewith.

“ABS Type Residential Securities” means (1) Home Equity Loan Securities; (2) Manufactured Housing Securities; (3) Prime Residential Mortgage Securities; (4) Subprime Residential Mortgage Securities; and (5) any other type of Collateral Debt Securities that becomes a Specified Type after the Additional Notes Closing Date in accordance with the definition thereof and is designated as “ABS Type Residential Securities” in connection therewith.

“ABS Type Undiversified Securities” means each Specified Type of Collateral Debt Securities, other than (a) ABS Type Diversified Securities or (b) ABS Type Residential Securities; and (3) any other type of Collateral Debt Securities that becomes a Specified Type after the Closing Date in accordance with the definition thereof and is designated as “ABS Type Undiversified Securities” in connection therewith.

“Aerospace and Defense Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from leases and subleases of aircraft, vessels and telecommunications equipment to businesses for use in the provision of goods or services to consumers, the military or the government, generally having the following characteristics: (1) the leases and subleases have varying contractual maturities; (2) the leases or subleases are obligations of a relatively limited number of obligors and accordingly represent an undiversified pool of obligor credit risk; (3) the repayment stream on such leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee, sublessee or third party of the underlying equipment; (4) such leases or subleases typically provide for the right of the lessee or sublessee to purchase the equipment for its stated residual value, subject to payments at the end of lease term for excess usage or wear and tear; and (5) the obligations of the lessors or sublessors may be secured not only by the leased equipment but also by other assets of the lessee, sublessee or guarantees granted by third parties.

Schedule E

“Automobile Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from installment sale loans made to finance the acquisition of, or from leases of, automobiles, generally having the following characteristics: (1) the loans or leases may have varying contractual maturities; (2) the loans or leases are obligations of numerous borrowers or lessees and accordingly represent a very diversified pool of obligor credit risk; (3) the borrowers or lessees under the loans or leases generally do not have a poor credit rating; (4) the repayment stream on such loans or leases is primarily determined by a contractual payment schedule, with early repayment on such loans or leases predominantly dependent upon the disposition of the underlying vehicle; and (5) such leases typically provide for the right of the lessee to purchase the vehicle for its stated residual value, subject to payments at the end of lease term for excess mileage or use.

“Bank Guaranteed Securities” means any Collateral Debt Security as to which, if interest thereon is not timely paid when due, or the principal thereof is not timely paid at stated legal maturity, a national banking association organized under United States law or banking corporation organized under the laws of a state of the United States has undertaken in an irrevocable letter of credit or other similar instrument to make such payment against the presentation of documents, but only if such letter of credit or similar instrument (1) expires no earlier than such stated maturity (or contains “evergreen” provisions entitling the beneficiary thereof to draw the entire undrawn amount thereof upon the failure of the expiration date of such letter of credit or other similar instrument to be extended beyond its then current expiry date), (2) provides that payment thereunder is independent of the performance by the obligor on the relevant Collateral Debt Security and (3) was issued by a bank having a credit rating assigned by each nationally recognized statistical rating organization that currently rates such Collateral Debt Security higher than the credit rating assigned by such rating organization to such Collateral Debt Security, determined without giving effect to such letter of credit or similar instrument; provided that any Collateral Debt Security falling within this definition shall be excluded from the definition of each other Specified Type of Collateral Debt Security.

“Bank-Owned Life Insurance Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend on the cash flows from (1) the upfront structuring and ongoing administrative services relating to an identified pool of life insurance policies and (2) premiums and fees for insurance or reinsurance on an identified pool of life insurance policies. The beneficiary of the identified pool of life insurance policies must be either a national banking association organized under laws of the United States or a banking corporation organized under the laws of a state of the United States.

“Car Rental Receivable Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from leases and subleases of vehicles to car rental systems (such as Hertz, Avis, Alamo, National, Dollar, Budget, etc.) and their franchisees, generally having the following characteristics: (1) the leases and subleases have varying contractual maturities; (2) the subleases are obligations of numerous franchisees and accordingly represent a very diversified pool of obligor credit risk; (3) the repayment stream on such leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee or third party of the underlying vehicle; and (4) such leases or subleases typically provide for the right of the lessee or sublessee to purchase the vehicle for its stated residual value, subject to payments at the end of lease term forexcess mileage or use.

Schedule E

“Cell Tower Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend on the cash flows related to wireless communication sites, including, without limitation, (1) land, improvements to land and assignment of rents on land, (2) ground leases, including improvements and equipment, but excluding land, (3) lease and management agreements and (4) rental income.

“CMBS Conduit Securities” means Collateral Debt Securities (A) issued by a single-seller or multi-seller conduit under which the holders of such Collateral Debt Securities have recourse to a specified pool of assets (but not other assets held by the conduit that support payments on other series of securities) and (B) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a pool of commercial mortgage loans generally having the following characteristics: (1) the commercial mortgage loans have varying contractual maturities; (2) the commercial mortgage loans are secured by real property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the commercial mortgage loans are obligations of a relatively limited number of obligors (with the creditworthiness of individual obligors being less material than for CMBS Large Loan Securities and CMBS Credit Tenant Lease Securities) and accordingly represent a relatively undiversified pool of obligor credit risk; (4) upon original issuance of such Collateral Debt Securities, no more than five commercial mortgage loans account for more than 20% of the balance of the entire pool of commercial mortgage loans supporting payments on such securities; and (5) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium.

“CMBS Credit Tenant Lease Securities” means Collateral Debt Securities (other than CMBS Large Loan Securities and CMBS Conduit Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a pool of commercial mortgage loans made to finance the acquisition, construction and improvement of properties leased to corporate tenants (or on the cash flow from such leases). They generally have the following characteristics: (1) the commercial mortgage loans or leases have varying contractual maturities; (2) the commercial mortgage loans are secured by real property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the leases are secured by leasehold interests; (4) the commercial mortgage loans or leases are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (5) payment thereof can vary substantially from the contractual payment schedule (if any), with prepayment of individual loans or termination of leases depending on numerous factors specific to the particular obligors or lessees and upon whether, in the case of loans bearing interest at a fixed rate, such loans include an effective prepayment premium; and (6) the creditworthiness of such corporate tenants is the primary factor in any decision to invest in these securities.

“CMBS Large Loan Securities” means Collateral Debt Securities (other than CMBS Conduit Securities and CMBS Credit Tenant Lease Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a pool of commercial mortgage loans made to finance the acquisition, construction and improvement of properties. They generally have the following characteristics: (1) the commercial mortgage loans have varying contractual maturities; (2) the commercial mortgage loans are secured by real property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the

Schedule E

commercial mortgage loans are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (4) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium; and (5) the valuation of individual properties securing the commercial mortgage loans is the primary factor in any decision to invest in these securities.

“CMBS Securities” means CMBS Conduit Securities, CMBS Credit Tenant Lease Securities, CMBS Large Loan Securities and CMBS Single Asset Securities.

“CMBS Single Asset Securities” means Collateral Debt Securities (other than CMBS Conduit Securities, CMBS Credit Tenant Lease Securities and CMBS Large Loan Securities) that entitle the holder thereof to receive payments that depend on the cash flow from a single commercial mortgage loan.

“Commercial ABS Securities” includes, without limitation, Aerospace and Defense Securities, Equipment Leasing Securities, Oil and Gas Securities and Small Business Loan Securities.

“Consumer ABS Securities” includes, without limitation, Automobile Securities, Car Rental Receivable Securities, Credit Card Securities, Recreational Vehicle Securities, Student Loan Securities and Time Share Securities.

“Credit Card Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from balances outstanding under revolving consumer credit card or charge card accounts, generally having the following characteristics: (1) the accounts have standardized payment terms and require minimum monthly payments; (2) the balances are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; and (3) the repayment stream on such balances does not depend upon a contractual payment schedule, with early repayment depending primarily on interest rates, availability of credit against a maximum credit limit and general economic matters.

“Emerging Asset Class Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend on the cash flow from asset classes that are not regularly securitized.

“Enhanced Equipment Debt Trust Certificates” means Collateral Debt Securities issued by a pass-through trust or other similar arrangement (a) that entitle the holders thereof to receipt of payments that depend primarily on cash flows generated by, and are secured by, equipment, (b) as to which payments and risk of loss in the event of any loss upon realization depend upon seniority in the capital structure of the issuer and (c) as to which senior securities in such capital structure have the benefit of a liquidity facility made available by or on behalf of the owner of such equipment.

“Equipment Leasing Securities” means Collateral Debt Securities (other than Restaurant and Food Service Securities, Small Business Loan Securities and Oil and Gas Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from leases and subleases of equipment (other than automobiles) to commercial and industrial customers generally having the following characteristics: (1) the leases and subleases have varying contractual maturities; (2) the leases or subleases are obligations of a relatively limited number of obligors and,

Schedule E

accordingly, represent an undiversified pool of obligor credit risk; (3) the repayment stream on such leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee, sublessee or third party of the underlying equipment; and (4) such leases or subleases typically provide for the right of the lessee or sublessee to purchase the equipment for its stated residual value, subject to payments at the end of lease term for excess usage.

“Franchise Royalty Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from royalty fees (expressed as a percentage of gross sales) a franchisee is obligated to pay to a franchisor under certain franchise agreements. They generally have the following characteristics: (1) the franchise agreements are obligations of a relatively limited number of obligors and, accordingly, represent an undiversified pool of obligor credit risk, (2) are due to the franchisor on a periodic basis, (3) bear interest from their due dates and (4) incur late fees.

“Healthcare Securities” means Collateral Debt Securities (other than Small Business Loan Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from leases and subleases of equipment to hospitals, non-hospital medical facilities, physicians and physician groups for use in the provision of healthcare services, generally having the following characteristics: (1) the leases and subleases have varying contractual maturities; (2) the leases or subleases are obligations of a relatively limited number of obligors and accordingly represent an undiversified pool of obligor credit risk; (3) the repayment stream on such leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee, sublessee or third party of the underlying equipment; and (4) such leases or subleases typically provide for the right of the lessee or sublessee to purchase the equipment for its stated residual value, subject to payments at the end of lease term for excess usage or wear and tear.

“High-Diversity CBO Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a portfolio of asset-backed securities, commercial or industrial bank loans, mortgage-backed securities or corporate debt securities or synthetic securities or any combination of the foregoing, generally having the following characteristics: (1) the debt securities have varying contractual maturities; (2) the securities are obligations of obligors or issuers that represent a relatively diversified pool of obligor credit risk having a Moody’s diversity score higher than 20; (3) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual debt securities depending on numerous factors specific to the particular issuers or obligors and upon whether, in the case of securities bearing interest at a fixed rate, such securities include an effective prepayment premium; and (4) proceeds from such repayments can for a limited period and subject to compliance with certain eligibility criteria be reinvested in additional debt securities.

“High Yield CBO Securities” means Collateral Debt Securities issued by a collateralized debt obligation fund with respect to which more than 50% of the assets in the underlying pool are (or, pursuant to the related Underlying Instruments, are permitted to be) corporate bonds rated “Ba1” or lower by Moody’s and “BB+” or lower by Standard & Poor’s (in each case, if rated by such Rating Agency).

Schedule E

“High Yield CLO Securities” means Collateral Debt Securities issued by a collateralized debt obligation fund with respect to which more than 50% of the assets in the underlying pool are (or, pursuant to the related Underlying Instruments, are permitted to be) leveraged loans rated “Ba1” or lower by Moody’s and “BB+” or lower by Standard & Poor’s (in each case, if rated by such Rating Agency).

“Home Equity Loan Securities” means Collateral Debt Securities (other than Prime Residential Mortgage Securities and Subprime Residential Mortgage Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from balances (including revolving balances) outstanding under loans or lines of credit secured by (but generally not, upon origination, by a first priority lien on) residential real estate (single or multi-family properties) the proceeds of which loans or lines of credit are not used to purchase such real estate or to purchase or construct dwellings thereon (or to refinance indebtedness previously so used), generally having the following characteristics: (1) the balances have standardized payment terms and require minimum monthly payments; (2) the balances are obligations of numerous borrowers and accordingly represent a diversified pool of obligor credit risk; (3) the repayment stream on such balances does not depend upon a contractual payment schedule, with early repayment depending primarily on interest rates, availability of credit against a maximum line of credit and general economic matters; and (4) the line of credit or loan may be secured by residential real estate with a market value (determined on the date of origination of such line of credit or loan) that is less than the original proceeds of such line of credit or loan.

“Insurance Company Guaranteed Securities” means any Collateral Debt Security as to which the timely payment of interest when due, and the payment of principal no later than stated legal maturity, is unconditionally guaranteed pursuant to an insurance policy, guarantee or other similar instrument issued by an insurance company organized under the laws of a state of the United States, but only if such insurance policy, guarantee or other similar instrument (1) expires no earlier than such stated maturity, (2) provides that payment thereunder is independent of the performance by the obligor on the relevant Collateral Debt Security and (3) is issued by an insurance company having a credit rating assigned by each nationally recognized statistical rating organization that currently rates such Collateral Debt Security higher than the credit rating assigned by such rating organization to such Collateral Debt Security determined without giving effect to such insurance policy, guarantee or other similar instrument; provided that any Collateral Debt Security falling within this definition shall be excluded from the definition of each other Specified Type of Collateral Debt Security.

“Low-Diversity CBO Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a portfolio of Collateral Debt Securities, commercial and industrial bank loans, mortgage-backed securities or corporate debt securities or synthetic securities or any combination of the foregoing, generally having the following characteristics: (1) the debt securities have varying contractual maturities; (2) the securities are obligations of a pool of obligors or issuers that represent a relatively undiversified pool of obligor credit risk having a Moody’s diversity score of 20 or lower; (3) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual debt securities depending on numerous factors specific to the particular issuers or obligors and upon whether, in the case of securities bearing interest at a fixed rate, such securities include an effective prepayment premium; and (4) proceeds from such repayments can for a limited period and subject to compliance with certain eligibility criteria be reinvested in additional debt securities.

“Manufactured Housing Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing

Schedule E

or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from manufactured housing (also known as mobile homes and prefabricated homes) installment sales contracts and installment loan agreements, generally having the following characteristics: (1) the contracts and loan agreements have varying, but typically lengthy contractual maturities; (2) the contracts and loan agreements are secured by the manufactured homes and, in certain cases, by mortgages and/or deeds of trust on the real estate to which the manufactured homes are deemed permanently affixed; (3) the contracts and/or loans are obligations of a large number of obligors and accordingly represent a relatively diversified pool of obligor credit risk; (4) repayment thereof can vary substantially from the contractual payment schedule, with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium; and (5) in some cases, obligations are fully or partially guaranteed by a governmental agency or instrumentality.

“Monoline Guaranteed Security” means any Collateral Debt Security as to which the timely payment of interest when due, and the payment of principal no later than stated legal maturity, is unconditionally guaranteed pursuant to an insurance policy, guarantee or other similar instrument issued by a financial guaranty insurance company, but only if such insurance policy, guarantee or other similar instrument (1) expires no earlier than such stated maturity and (2) provides that payment thereunder is independent of the performance by the obligor on the relevant Collateral Debt Security.

“Mutual Fund Fee Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a pool of brokerage fees and costs relating to various mutual funds, generally having the following characteristics: (1) the brokerage arrangements have standardized payment terms and require minimum payments; (2) the brokerage fees and costs arise out of numerous mutual funds and accordingly represent a very diversified pool of credit risk; and (3) the collection of brokerage fees and costs can vary substantially from the contractual payment schedule (if any), with collection depending on numerous factors specific to the particular mutual funds, interest rates and general economic matters.

“Oil and Gas Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from (a) a pool of franchise loans made to operators of franchises that provide oil and gasoline and provide other services related thereto and (b) leases or subleases of equipment to such operators for use in the provision of such goods and services. They generally have the following characteristics: (1) the loans, leases or subleases have varying contractual maturities; (2) the loans are secured by real property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the obligations of the lessors or sublessors of the equipment may be secured not only by the leased equipment but also the related real estate; (4) the loans, leases and subleases are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (5) payment of the loans can vary substantially from the contractual payment schedule (if any), with prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans include an effective prepayment premium; (6) the repayment stream on the leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee, a sublessee or third party of the underlying equipment; (7) such leases and subleases typically provide for the right of the lessee or sublessee to purchase the equipment for its stated residual value, subject to payments at the end of a lease term for excess usage or

Schedule E

wear and tear; and (8) the ownership of a franchise right or other similar license and the creditworthiness of such franchise operators is the primary factor in any decision to invest in these securities.

“Prime Mortgage Securities” means Prime Residential Mortgage Securities whose underlying mortgage pool at origination has the following characteristics: (1) the mortgage loans have generally been underwritten to the standards of Fannie Mae and Freddie Mac (without regard to the size of the loan); (2) the mortgage loans have standardized payment terms and require minimum monthly payments; (3) the mortgage loans are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; (4) the repayment of such mortgage loans is subject to a contractual payment schedule, with early repayment depending primarily on interest rates and the sale of the mortgaged real estate and related dwelling; and (5) the underlying mortgage pool at origination will have the following characteristics: (i) a weighted average FICO Score greater than 725, with no loans in the underlying mortgage pool having a FICO Score less than 600; (ii) a weighted average loan to value ratio less than 75%, with 100% of the loans that have a loan to value ratio greater than 80% covered by private mortgage insurance; (iii) a minimum weighted average owner occupancy percentage of 95%; and (v) a minimum weighted average full documentation percentage of 80%.

“Prime Residential Mortgage Securities” means Collateral Debt Securities (other than Subprime Residential Mortgage Securities) with a FICO score of 625 or higher that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from residential mortgage loans secured (on a first priority basis, subject to permitted liens, easements and other encumbrances) by residential real estate (single or multi-family properties) the proceeds of which are used to purchase real estate and purchase or construct dwellings thereon (or to refinance indebtedness previously so used), generally having the following characteristics: (1) the mortgage loans have generally been underwritten to the standards of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation (without regard to the size of the loan); (2) the mortgage loans have standardized payment terms and require minimum monthly payments; (3) the mortgage loans are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; and (4) the repayment of such mortgage loans is subject to a contractual payment schedule, with early repayment depending primarily on interest rates and the sale of the mortgaged real estate and related dwelling.

“Project Finance Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from (1) the sale of products, such as electricity, nuclear energy, steam or water, in the utility industry by a special purpose entity formed to own the assets generating or otherwise producing such products and such assets were or are being constructed or otherwise acquired primarily with the proceeds of debt financing made available to such entity on a limited-recourse basis (including recourse to such assets and the land on which they are located) or (2) fees or other usage charges, such as tolls collected on a highway, bridge, tunnel or other infrastructure project, collected by a special purpose entity formed to own one or more such projects that were constructed or otherwise acquired primarily with the proceeds of debt financing made available to such entity on a limited-recourse basis (including recourse to the project and the land on which it is located).

“Real Estate CBO Securities” means Collateral Debt Securities issued by a collateralized debt obligation fund with respect to which more than 60% of the assets in the underlying pool are (or, pursuant to the related Underlying Instruments, are required to be) CMBS Securities.

Schedule E

“Recreational Vehicle Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from installment sale loans made to finance the acquisition of, or from leases of, recreational vehicles, generally having the following characteristics: (1) the loans or leases may have varying contractual maturities; (2) the loans or leases are obligations of numerous borrowers or lessees and accordingly represent a very diversified pool of obligor credit risk; (3) the borrowers or lessees under the loans or leases generally do not have a poor credit rating; (4) the repayment stream on such loans or leases is primarily determined by a contractual payment schedule, with early repayment on such loans or leases predominantly dependent upon the disposition of the underlying vehicle; and (5) such leases typically provide for the right of the lessee to purchase the recreational vehicle for its stated residual value, subject to payments at the end of lease term for excess mileage or use.

“Reinsurance Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend in part on the premiums from reinsurance policies held by a special purpose vehicle created for such purpose, generally having the following characteristics: (1) proceeds from the security are invested in a collateral account; (2) such collateral account is subject to claims from the reinsurance policies; and (3) the repayment of principal on the security is dependent on the exercise of the reinsurance policies.

“Restaurant and Food Service Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from (a) a pool of franchise loans made to operators of franchises that provide goods and services relating to the restaurant and food services industries and (b) leases or subleases of equipment to such operators for use in the provision of such goods and services. They generally have the following characteristics: (1) the loans, leases or subleases have varying contractual maturities; (2) the loans are secured by real property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the obligations of the lessors or sublessors of the equipment may be secured not only by the leased equipment but also the related real estate; (4) the loans, leases and subleases are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (5) payment of the loans can vary substantially from the contractual payment schedule (if any), with prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans include an effective prepayment premium; (6) the repayment stream on the leases and subleases is primarily determined by a contractual payment schedule, with early termination of such leases and subleases predominantly dependent upon the disposition to a lessee, a sublessee or third party of the underlying equipment; (7) such leases and subleases typically provide for the right of the lessee or sublessee to purchase the equipment for its stated residual value, subject to payments at the end of a lease term for excess usage or wear and tear; and (8) the ownership of a franchise right or other similar license and the creditworthiness of such franchise operators is the primary factor in any decision to invest in these securities.

“RMBS Securities” means Prime Residential Securities and Subprime Residential Mortgage Securities.

“Small Business Loan Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or

Schedule E

timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from general purpose corporate loans made to “small business concerns” (generally within the meaning given to such term by regulations of the United States Small Business Administration), including those (a) made pursuant to Section 7(a) of the United States Small Business Act, as amended, and (b) partially guaranteed by the United States Small Business Administration. Small Business Loan Securities generally have the following characteristics: (1) the loans have payment terms that comply with any applicable requirements of the United States Small Business Act, as amended; (2) the loans are obligations of a relatively limited number of borrowers and accordingly represent an undiversified pool of obligor credit risk; and (3) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium.

“Structured Settlement Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from receivables representing the right of litigation claimants to receive future scheduled payments under settlement agreements that are funded by annuity contracts, which receivables may have varying maturities.

“Student Loan Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from loans made to students (or their parents) to finance educational needs, generally having the following characteristics: (1) the loans have standardized terms; (2) the loans are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; (3) the repayment stream on such loans is primarily determined by a contractual payment schedule, with early repayment on such loans predominantly dependent upon interest rates and the income of borrowers following the commencement of amortization; and (4) such loans may be fully or partially insured or reinsured by the United States Department of Education.

“Subprime Automobile Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from subprime installment sale loans made to finance the acquisition of, or from leases of, automobiles, generally having the following characteristics: (1) the loans or leases may have varying contractual maturities; (2) the loans or leases are obligations of numerous borrowers or lessors and accordingly represent a very diversified pool of obligor credit risk; (3) the borrowers or lessors under the loans or leases have a poor credit rating; (4) the repayment stream on such loans or leases is primarily determined by a contractual payment schedule, with early repayment on such loans or leases predominantly dependent upon the disposition of the underlying vehicle; and (5) such leases typically provide for the right of the lessee to purchase the vehicle for its stated residual value, subject to payments at the end of lease term for excess mileage or use.

“Subprime Residential Mortgage Securities” means Collateral Debt Securities with a FICO score of less than 625 that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from residential mortgage loans secured (on a first priority basis, subject to permitted liens, easements and other encumbrances) by subprime residential real estate (single or multi-family properties) the proceeds of which are used to purchase real estate and purchase or construct

Schedule E

dwellings thereon (or to refinance indebtedness previously so used), generally having the following characteristics: (1) the mortgage loans have generally not been underwritten to the standards of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation (without regard to the size of the loan); (2) the mortgage loans have standardized payment terms and require minimum monthly payments; (3) the mortgage loans are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; and (4) the repayment of such mortgage loans is subject to a contractual payment schedule, with early repayment depending primarily on interest rates and the sale of the mortgaged real estate and related dwelling.

“Synthetic CBO Securities” means Collateral Debt Securities, issued by collateralized debt obligation funds, that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow derived from swap transactions, structured bond investments or similar investments which relate to or reference Collateral Debt Securities.

“Tax Lien Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from a pool of tax obligations owed by businesses and individuals to state and municipal governmental taxing authorities, generally having the following characteristics: (1) the obligations have standardized payment terms and require minimum payments; (2) the tax obligations are obligations of numerous borrowers and accordingly represent a very diversified pool of obligor credit risk; and (3) the repayment stream on the obligation is primarily determined by a payment schedule entered into between the relevant tax authority and obligor, with early repayment on such obligation predominantly dependent upon interest rates and the income of the obligor following the commencement of amortization.

“Time Share Securities” means Collateral Debt Securities (other than Prime Residential Mortgage Securities, Subprime Residential Mortgage Securities and Home Equity Loan Securities) that entitle the holders thereof to receive payments that depend primarily on the cash flow from residential mortgage loans (primarily secured on a first priority basis, subject to permitted liens, easements and other encumbrances) by residential real estate the proceeds of which were used to purchase fee simple interests in timeshare estates in units in a condominium, generally having the following characteristics: (1) the mortgage loans have standardized payment terms and require minimum monthly payments; (2) the mortgage loans are obligations of numerous borrowers and accordingly represent a diversified pool of obligor credit risk; (3) repayment of such securities can vary substantially from their contractual payment schedules and depends entirely upon the rate at which the mortgage loans are repaid; and (4) the repayment of such mortgage loans is subject to a contractual payment schedule, with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium and with early repayment depending primarily on interest rates and the sale of the mortgaged real estate and related dwelling and generally no penalties for early repayment.

“Tobacco Settlement Securities” means Collateral Debt Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Debt Securities) on the cash flow from receivables representing the right of litigation claimants in legal actions related to tobacco products to receive future scheduled payments under settlement agreements that are funded by annuity contracts, which receivables may have varying maturities.

Schedule E

SCHEDULE F

FORMULA FOR THE CALCULATION OF DIVERSITY SCORE

The default risk of Collateral Debt Securities is assumed by Moody’s to be more highly correlated with other Collateral Debt Securities when compared to the correlation of default risk among a pool of corporate bonds of unaffiliated issuers in many different industry groups. To analyze collateral assets from sectors with correlated default risk, Moody’s has developed an alternative Diversity Score method. The formula used to calculate the Diversity Score under this alternative methodology is set forth below.

where pi equals the expected loss percentage divided by the loss rate percentage.

First, Moody’s assumes that the actual portfolio consists of n bonds; bond i has a face value Fi, and a default probability pi that is implied by the rating and maturity of the bond. The probability of survival for bond i is qi, which equals 1 – pi. In addition, the correlation coefficient of default between bond i and j is pij.

To calculate the alternative Diversity Score, portfolio parameters need to be input, including the rating profile, the Principal Balance, the maturity profile and the default correlation assumptions.

In addition, Moody’s assumes that the default correlation is associated with the credit quality of the collateral. For example, the default correlation among investment-grade Collateral Debt Securities is lower than the default correlation among below investment-grade Collateral Debt Securities. Finally, the cross correlation of defaults among various types of Collateral Debt Securities plays an important role as well. In order to take account of issuer concentration and vintage effects, the following assumptions apply:

(a)	If two Collateral Debt Securities are guaranteed by the same guarantor, assume the maximum theoretical correlation between them.

(b)	If two Collateral Debt Securities are managed by the same collateral manager, assume the maximum theoretical correlation between them.

(c)	If two Collateral Debt Securities are issued in the same transaction and neither of them is guaranteed, assume the maximum theoretical correlation between them.

(d)	If two Collateral Debt Securities are issued in the same transaction and only one of them is guaranteed, then no adjustment need be made.

(e)	If two Collateral Debt Securities are not supported by the same collateral and are of different Specified Types, then no adjustment need be made.

(f)

If two Collateral Debt Securities have a Moody’s Rating of at least “Baa3” and are not supported by the same collateral and are of the same Specified Type and the same person transferred, or arranged for the transfer of, such collateral to the issuer or issuers of such Collateral Debt Securities, assume the lesser of 75% and

Schedule F

the maximum theoretical correlation between them if they are issued within one year of one another, the lesser of 50% and the maximum theoretical correlation between them if they are not issued within one year of one another but are issued within two years of one another and the lesser of 25% and the maximum theoretical correlation otherwise.

(g)	If two Collateral Debt Securities have a Moody’s Rating below “Baa3” and are not supported by the same collateral and are of the same Specified Type and the same person transferred, or arranged for the transfer of, such collateral to the issuer or issuers of such Collateral Debt Securities, assume the maximum theoretical correlation between them if they are issued within one year of one another, the lesser of 70% and the maximum theoretical correlation between them if they are not issued within one year of one another but are issued within two years of one another and the lesser of 40% and the maximum theoretical correlation otherwise.

For the purposes of determining the maximum theoretical correlation described in clauses (a) through (g) above, use the following calculation:

Maximum Theoretical Correlation =

where pi = default probability of bond i

Pj = default probability of bond j.

(h)	Fi shall be determined based on the definition of “Principal Balance”.

(i)	For the expected loss calculation, if the Average Life of the security falls between two values, then the expected loss is calculated using a linear interpolation method.

(j)	For the expected loss calculation, Collateral Debt Securities with a current Moody’s Rating less than “Caa3” will be applied an expected loss of 100%.

(k)	The Moody’s Rating used in the expected loss calculation is the Moody’s Rating on the relevant Measurement Date.

Schedule F

SCHEDULE G

ADVANCE RATE TABLE

		Diversity Score
		7	8	9	10	11	12	13	14	15	16	17	18	19	20+
	900	76%	78%	80%	82%	84%	84%	84%	84%	84%	84%	84%	84%	84%	84%
	1000	75%	77%	79%	80%	82%	84%	84%	84%	84%	84%	84%	84%	84%	84%
	1100	73%	76%	78%	79%	80%	82%	83%	84%	84%	84%	84%	84%	84%	84%
	1200	71%	75%	76%	78%	79%	80%	82%	83%	84%	84%	84%	84%	84%	84%
	1300	70%	74%	75%	77%	78%	80%	81%	82%	82%	83%	84%	84%	84%	84%
	1350	69%	73%	74%	76%	77%	79%	80%	81%	81%	82%	82%	83%	84%	84%
Average Rating Distribution	1400	68%	72%	73%	75%	76%	77%	78%	79%	80%	80%	81%	82%	83%	83%
	1500	66%	70%	72%	74%	75%	76%	77%	78%	79%	79%	80%	81%	81%	82%
	1600	64%	69%	70%	72%	74%	75%	76%	77%	78%	78%	79%	80%	80%	81%
	1700	62%	67%	69%	71%	72%	74%	75%	76%	76%	77%	77%	78%	79%	80%
	1800	60%	65%	67%	69%	71%	72%	73%	75%	75%	76%	76%	77%	78%	78%
	1900	58%	63%	66%	67%	69%	71%	72%	73%	74%	74%	75%	76%	76%	77%
	2000	57%	61%	64%	65%	68%	69%	71%	72%	73%	73%	74%	74%	75%	75%
	2100	55%	58%	63%	63%	66%	66%	68%	69%	70%	71%	72%	72%	73%	74%
	2200	53%	56%	61%	61%	64%	65%	67%	68%	69%	70%	70%	71%	72%	73%
	2300	52%	55%	59%	60%	63%	63%	65%	66%	67%	68%	69%	70%	71%	71%
	2400	50%	53%	58%	59%	61%	62%	64%	65%	66%	67%	68%	69%	69%	70%
	2500	49%	52%	56%	58%	60%	61%	63%	64%	65%	66%	67%	68%	68%	69%
	2600	47%	50%	54%	57%	58%	60%	62%	63%	64%	65%	66%	66%	67%	68%
	2700	46%	49%	53%	56%	57%	59%	61%	62%	63%	64%	64%	65%	66%	67%
	2800	45%	48%	52%	55%	56%	57%	59%	60%	61%	62%	63%	64%	65%	65%
	2900	44%	47%	50%	53%	55%	56%	58%	59%	60%	61%	62%	63%	63%	64%
	3000	43%	46%	49%	52%	54%	55%	57%	58%	59%	60%	61%	62%	62%	63%

Schedule G

SCHEDULE H

INITIAL EXEMPT PORTFOLIO

Full Tranche Name	Facility Name	Interim Rating
1st Financial 2005-A CCA	Cash Collateral Account	B2
Equilease Funding Corporation	Subordinated Loan	Ba1
Melrose Investors LLC, Class B Notes	Class B Notes	B1
Strong Capital 2005-1	Senior Loan	Ba3
Reliance Finance Funding LLC	Warehouse Facility	B1
CFH Funding LLC*	Subordinated Loan	Ba2

*	Subject Item

Schedule H

EXHIBIT A

FORM OF NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY SECURITIES OR BLUE SKY LAW OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (1) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT AND ANY ENTITY IN WHICH ALL OF THE EQUITY INVESTORS COME WITHIN SUCH PARAGRAPHS WHICH PERSON IS ALSO A QUALIFIED PURCHASER OR (2) TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING THEREOF IN RULE 144A UNDER THE SECURITIES ACT THAT IS ALSO A QUALIFIED PURCHASER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND SECURITIES AND BLUE SKY LAWS OF THE STATES OF THE UNITED STATES, AND SUBJECT TO THE RECEIPT BY THE TRUSTEE AND THE NOTE REGISTRAR OF SUCH OTHER EVIDENCE REASONABLY ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS

$

                                 ,

FOR VALUE RECEIVED, the undersigned, NEWSTAR STRUCTURED FINANCE OPPORTUNITIES, LLC, a limited liability company existing under the laws of the State of Delaware (the “Issuer”), hereby unconditionally promises to pay                  or registered assigns (the “Investor”) at the office of                  located at              or such other place as the Investor may designate in writing to the Issuer, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of              DOLLARS ($            ) and (b) the aggregate unpaid amount of the Advances made to the Issuer by the Investor pursuant to the Note Purchase Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Note Purchase Agreement. The Issuer further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Note Purchase Agreement. The Issuer further agrees to pay commitment fees to the Investor at the rate and on the dates specified in the Note Purchase Agreement.

The Issuer promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Note Purchase Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the

Schedule H

date and amount of each Advance made pursuant to the Note Purchase Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Issuer in respect of such Advance.

This Note (a) is one of the Notes referred to in the Note Purchase Agreement, dated as of March 21, 2006 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Issuer, IXIS Financial Products Inc., as Investor Agent, U.S. Bank National Association, as Trustee, the Swingline Investor and the Investors party thereto, (b) is subject to the provisions of the Note Purchase Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Note Purchase Agreement. This Note is secured as provided in the Financing Documents. Reference is hereby made to the Financing Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default set forth in the Note Purchase Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

NEWSTAR STRUCTURED FINANCE OPPORTUNITIES, LLC

By:
Title:

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Note Purchase Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Title:

Ex-A-2

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Notation Made By

Ex-A-3

EXHIBIT B

MONTHLY COLLATERAL REPORT

Form to be provided by NewStar, but to include without limitation the following asset characteristics, as well as determinations of the various Concentration Limitations, Collateral Quality Tests and Coverage Tests:

a)	Security Name

b)	Issuer Name

c)	Issue Date

d)	Originator, Servicer, Manager or Seller, as applicable

e)	Moody’s Asset Sector(s), as applicable

f)	Tranche Name

g)	Tranche Weighted Average Life

h)	Tranche Current Moody’s Rating

i)	Tranche size as % of Issuer’s total capitalization

j)	Tranche Initial Moody’s Rating

Ex-B